Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

SECOND AMENDMENT TO CREDIT AGREEMENT dated as of May 8, 2020 (this “Agreement”), among Olin Corporation, a Virginia corporation (the “Borrower”), Blue Cube Spinco LLC, a Delaware limited liability company (the “Guarantor” and collectively with the Borrower, the “Loan Parties”), the Lenders referred to below who have delivered signature pages hereto, the Former Agent (as defined below) and Bank of America, N.A. (“Bank of America”), in its capacity as administrative agent and collateral agent on and after the Second Amendment Effective Date (as defined below) (the “Administrative Agent”).

A.          Pursuant to the Credit Agreement dated as of July 16, 2019 (as amended pursuant to the First Amendment to Credit Agreement, dated as of December 20, 2019 and as further amended restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), by and among the Loan Parties, the lenders party thereto (the “Lenders”) and Wells Fargo Bank, National Association (“Wells Fargo”), in its capacity as administrative agent, the Lenders have extended, and have agreed to extend, credit to the Borrower.  The Existing Credit Agreement as amended by this Agreement is hereinafter referred to as the “Credit Agreement”.

B.          The Loan Parties have requested, and subject to the terms and conditions set forth herein, the Lenders party hereto have agreed, to amend the Existing Credit Agreement as set forth herein.

C.          Each of the parties hereto further hereby agrees that (i) on the Second Amendment Effective Date, Wells Fargo will resign as Administrative Agent under the Existing Credit Agreement and the other Loan Documents (in such capacity, the “Former Agent”) and (ii) from and after the Second Amendment Effective Date, Bank of America will act as the successor Administrative Agent under the Credit Agreement and the other Loan Documents.

D.          Accordingly, in consideration of the mutual agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.        Defined Terms. Capitalized terms used but not defined herein shall have the meanings given to them in the Existing Credit Agreement. The rules of interpretation set forth in Section 1.02 of the Existing Credit Agreement are hereby incorporated by reference herein, mutatis mutandis.

SECTION 2.      Amendments to Existing Credit Agreement.  The parties hereto hereby agree that, effective as of the Second Amendment Effective Date, the Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the underlined text (indicated textually in the same manner as the following example: underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit A hereto.  Additionally, the Existing Credit Agreement is hereby supplemented by adding Schedule 1.01(A) and Schedule 1.01(B) attached hereto as Schedules thereto. The Lenders party hereto hereby authorize the Administrative Agent to take such actions, including making filings and entering into the Collateral Documents, as may be necessary or desirable to reflect the intent of this Agreement.

SECTION 3.        Resignation and Appointment of Administrative Agent; Consents. Effective as of the Second Amendment Effective Date, each of the parties hereto hereby consents to (i) the resignation of Wells Fargo as Administrative Agent under the Existing Credit Agreement and the Loan Documents effective as of the Second Amendment Effective Date and (ii) the appointment of Bank of America as successor Administrative Agent (including in its capacity as collateral agent for the benefit of the Secured

Parties (as defined in the Credit Agreement)) under the Credit Agreement and the other Loan Documents effective as of the Second Amendment Effective Date.

SECTION 4.      Representations and Warranties. Effective as of the Second Amendment Effective Date, the Borrower represents and warrants to each of the Lenders and the Administrative Agent that:

(a)         the execution, delivery and performance by each of the Borrower and the Guarantor of this Agreement (i) is within such Person’s corporate or other organizational powers, (ii) have been duly authorized by all necessary corporate or other organizational action and (iii) do not (x) contravene such Person’s charter, articles, by-laws or other organizational documents or (y) contravene law (including Regulations T, U and X issued by the Board of Governors of the Federal Reserve Board) or any material contractual restriction binding on or affecting such Person or (z) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Borrower or any of its Subsidiaries, other than any Lien permitted by Section 5.02(a) of the Credit Agreement;

(b)      after giving effect to this Agreement, the representations and warranties set forth in Section 4.01 of the Credit Agreement and in each other Loan Document are true and correct in all material respects on and as of the Second Amendment Effective Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they were true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representation and warranty that already is qualified or modified by materiality in the text thereof; and

(c)         as of the Second Amendment Effective Date, immediately prior to and after giving effect to this Agreement, no Default or Event of Default has occurred and is continuing.

SECTION 5.       Conditions Precedent to the Effectiveness of this Agreement.  This Agreement shall become effective on the date when the following conditions shall have been satisfied or waived (such date, the “Second Amendment Effective Date”):

(a)          The Administrative Agent shall have received counterparts of this Agreement executed by (i) the Loan Parties, (ii) the Former Agent, (iii) the Administrative Agent and (iv) the Majority Lenders;

(b)          The Borrower shall have paid all accrued and previously invoiced fees and expenses of the Administrative Agent and the Former Agent (including the accrued and previously invoiced fees and expenses of counsel to the Administrative Agent and the Former Agent), together with all accrued interest and fees owing to the Lenders and Issuing Banks to, but not including, the Second Amendment Effective Date;

(c)       The representations and warranties in Section 4 of this Agreement shall be true and correct as of the Second Amendment Effective Date; and

(d)         The Borrower shall have paid to the Administrative Agent, for the account of each Lender providing a counterpart to this Agreement, a consent fee equal to the 0.15% of the sum of (i) the Revolving Commitments (whether used or unused) of such Lender and (ii) the Term Loan Commitments of such Lender immediately after giving effect to the reduction described in Section 6 below.

2

For purposes of determining compliance with the conditions specified in this Section 5, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Second Amendment Effective Date specifying its objection thereto.

SECTION 6.     Reduction of Term Loan Commitments.  Immediately upon the effectiveness of this Agreement, the Term Loan Commitments shall be permanently ratably reduced by $700,000,000 in accordance with Section 2.04(a) of the Existing Credit Agreement, the notice otherwise required thereby being waived by the Lenders party hereto.

SECTION 7.         Resignation, Appointment, Assignment; Covenants and Release of Former Agent.

(a)
The Former Agent hereby resigns as Administrative Agent under the Existing Credit Agreement and the other Loan Documents effective upon the Second Amendment Effective Date. The parties hereto hereby agree that the resignation of Wells Fargo as the Administrative Agent under the Loans Documents shall become effective as of the Second Amendment Effective Date. Subject to Section 7(e) below, on the Second Amendment Effective Date, the Former Agent’s rights, powers, duties and obligations (other than such rights, powers, duties and obligations expressly provided herein) as Administrative Agent shall be terminated, without any further act or deed on the part of the Former Agent, the Lenders or any of the other parties to the Credit Agreement.

Each of the parties hereto waives any notice and eligibility requirements of, and any inconsistency or conflict with, the provisions of any of the Loan Documents with respect to the resignation of Wells Fargo as Administrative Agent.

(b)
Effective as of the Second Amendment Effective Date, (i) Bank of America is hereby appointed as the Administrative Agent under the Credit Agreement and the other Loan Documents, (ii) Bank of America hereby accepts its appointment as the Administrative Agent under the Credit Agreement and any other Loan Documents, (iii) the parties hereto hereby consent to the appointment of Bank of America as Administrative Agent, and (iv) Bank of America, shall succeed to, and be vested with, all of the rights, powers, privileges and duties of the Administrative Agent under the Credit Agreement and the other Loan Documents (except for the continuing rights of the Former Agent as contemplated above).

(c)
The Borrower represents and warrants that (i) the only Loan Document to which the Former Agent is a party are the Credit Agreement dated as of July 16, 2019, and Amendment No. 1, true and complete copies of which have previously been delivered to Bank of America, and (ii) as of the date hereof, there have been no amendments, supplements or consents to the Loan Documents to which the Former Agent is a party.

(d)
The Former Agent may, but shall have no obligation to, disclose to, share with or otherwise exchange with the Administrative Agent information and documents under this Section 7 that is otherwise protected against disclosure by privilege, doctrine or rule of confidentiality (such information and documents, “Privileged Information”) and the disclosure, sharing or other exchange of any Privileged Information by the Former Agent shall in no way give rise to, or be deemed to give rise to, any duty, obligation or liability of any kind or nature on the part of the Former Agent in connection therewith (including, without limitation, any duty or obligation to disclose, share or exchange any other or further Privileged Information or any liability for any failure to do so). In connection with the foregoing, it is the intention and understanding of

3

the Former Agent and the Administrative Agent that any disclosure, sharing or other exchange of Privileged Information will not (i) waive any applicable privilege, doctrine or rule of protection from disclosure, (ii) diminish the confidentiality of the Privileged Information or (iii) be asserted as a waiver of any such privilege, doctrine or rule by the Former Agent or the Administrative Agent. If requested by the Former Agent, the Administrative Agent will thereupon enter into any agreement or agreements as the Former Agent may reasonably request in order to further effectuate the intentions set forth in the foregoing sentence.

(e)
Notwithstanding anything in this Agreement or in the Loan Documents to the contrary, all of the provisions of the Credit Agreement (including the provisions of Sections 8.04, 8.06, 10.05 and 10.06 of the Credit Agreement), to the extent they pertain to the Former Agent and its sub-agents, in each case, in their capacity as administrative agent, sub-agent or Former Agent, as applicable, shall continue in effect for the benefit of the Former Agent and its sub-agents, in each case, in their capacity as administrative agent, sub-agent or Former Agent, as applicable, in connection with or as a result of the execution or delivery of this Agreement or any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder (including without limitation for any actions taken or omitted to be taken by any of them in connection with any of the foregoing while the Former Agent was acting as administrative agent under the Loan Documents) or the consummation of the transactions contemplated hereby or thereby.

(f)
Notwithstanding anything in this Agreement or in the Loan Documents to the contrary, all parties hereto agree that the knowledge of the Former Agent under the Existing Credit Agreement and the other Loan Documents in effect immediately prior to the date hereof shall not be imputed to the Administrative Agent. Bank of America shall have no responsibility or liability for any actions taken or omitted to be taken by Wells Fargo in its capacity as the Former Agent or for any other action taken or omitted to be taken by the Former Agent or any of its Related Parties in any way related to the Loan Documents (including any actions taken or omitted to be taken by the Former Agent under this Agreement) or otherwise contemplated by any Loan Document or any agreement contemplated by any Loan Document.  Wells Fargo shall have no responsibility or liability for any actions taken or omitted to be taken by Bank of America in its capacity as Administrative Agent or for any other action taken or omitted to be taken by the Administrative Agent or any of their Related Parties in any way related to the Loan Documents (including any actions taken or omitted to be taken by the Administrative Agent under this Agreement) or otherwise contemplated by any Loan Document or any agreement contemplated by any Loan Document.

(g)
The Borrower (on behalf of itself and the other Loan Parties), the Administrative Agent and the Lenders hereby agree that neither the Former Agent, nor any of its affiliates, nor any of its or their respective officers, directors, employees, representatives, agents or affiliates, shall bear any responsibility or liability for any actions taken or omitted to be taken by the Administrative Agent.

(h)
Each of the Loan Parties (i) represents that as of the Second Amendment Effective Date, it does not have any defense, counterclaim or setoff against any Obligations owing to the Former Agent, in its capacity as such, or its agents, employees, officers, affiliates, directors, representatives, attorneys, successors and assigns (collectively, the “Released Parties”), nor any claim against any Released Party for any matter whatsoever related to the Obligations or the Loan Documents and (ii) waives and releases and agrees not to assert any defenses, claims,

4

counterclaims, losses, causes of action, demands, rights, setoffs, damages or costs and expenses of any kind, character or nature whatsoever, known or unknown, fixed or contingent, it has or may have as of the Second Amendment Effective Date against any Released Party to the extent such defenses, claims, counterclaims, losses, causes of action, demands, rights, setoffs, damages, costs and expenses relate to the Released Parties under the Loan Documents prior to the Second Amendment Effective Date.  Each of the Released Parties shall be a third party beneficiary of this Agreement.

SECTION 8.        Acknowledgement and Confirmation.  Each of the Loan Parties hereby agrees that (a) with respect to each Loan Document to which it is a party, after giving effect to this Agreement and the transactions contemplated hereunder, all of its obligations, liabilities and indebtedness under such Loan Document, including any guarantee obligations are hereby confirmed and reaffirmed and shall, except as expressly set forth herein, remain unmodified and in full force and effect on a continuing basis, (b) the Existing Credit Agreement and each other Loan Document, as specifically amended pursuant to this Agreement, shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and (c) this Agreement shall constitute a Loan Document.

SECTION 9.      No Waivers. The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of the Loan Documents or in any way limit, impair or otherwise affect the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents. Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement or any other Loan Document in similar or different circumstances. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of any Loan Party under any Loan Document from any of its obligations and liabilities thereunder.

SECTION 10.     Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. The provisions of Sections 10.07 and 10.10 of the Credit Agreement shall apply to this Agreement to the same extent as if fully set forth herein, mutatis mutandis.

SECTION 11.   Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 4 hereof. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as  delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 12.      Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 13.       Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties and their heirs, beneficiaries, successors and permitted assigns.

5

SECTION 14.      Amendments.  This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

[Remainder of this page intentionally left blank]

6

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

OLIN CORPORATION

By:	/s/ Teresa M. Vermillion
	Name:	Teresa M. Vermillion
	Title:	Vice President and Treasurer

BLUE CUBE SPINCO LLC

By:	/s/ Teresa M. Vermillion
	Name:	Teresa M. Vermillion
	Title:	Vice President and Treasurer

Second Amendment to Credit Agreement
Olin Corporation
Signature page

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Former Agent

By:	/s/ Nathan R. Rantala
	Name:	Nathan R. Rantala
	Title:	Managing Director

Second Amendment to Credit Agreement
Olin Corporation
Signature page

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Nathan R. Rantala
	Name:	Nathan R. Rantala
	Title:	Managing Director

Second Amendment to Credit Agreement
Olin Corporation
Signature page

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Tiffany Lin
	Name:	Tiffany Lin
	Title:	Assistant Vice President

Second Amendment to Credit Agreement
Olin Corporation
Signature page

BANK OF AMERICA, N.A., as Lender

By:	/s/ Tiffany Lin
	Name:	Tiffany Lin
	Title:	Assistant Vice President

Second Amendment to Credit Agreement
Olin Corporation
Signature page

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Krys Szremski
	Name:	Krys Szremski
	Title:	Executive Director

Second Amendment to Credit Agreement
Olin Corporation
Signature page

CITIBANK, N.A., as a Lender

By:	/s/ Millie Schild
	Name:	Millie Schild
	Title:	Vice President

Second Amendment to Credit Agreement
Olin Corporation
Signature page

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ Jun Ashley
	Name:	Jun Ashley
	Title:	Director

Second Amendment to Credit Agreement
Olin Corporation
Signature page

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Michael L. Monninger
	Name:	Michael L. Monninger
	Title:	Senior Vice President

Second Amendment to Credit Agreement
Olin Corporation
Signature page

MUFG BANK, LTD., as a Lender

By:	/s/ Eric Hill
	Name:	Eric Hill
	Title:	Authorized Signatory

Second Amendment to Credit Agreement
Olin Corporation
Signature page

ING BANK N.V., DUBLIN BRANCH, as a Lender

By:	/s/ Barry Fehily
	Name:	Barry Fehily
	Title:	Managing Director

By:	/s/ Sean Hassett
	Name:	Sean Hassett
	Title:	Director

Second Amendment to Credit Agreement
Olin Corporation
Signature page

The Toronto-Dominion Bank, as a Lender

By:	/s/ Maurice Moffett
	Name:	Maurice Moffett
	Title:	AVP Credit
Commercial National Accounts

By:	/s/ Scott Stewart
	Name:	Scott Stewart
	Title:	Director
Commercial National Accounts

Second Amendment to Credit Agreement
Olin Corporation
Signature page

INTESA SANPAOLO SPA - NEW YORK BRANCH, as a Lender

By:	/s/ William S. Denton
	Name:	William S. Denton
	Title:	Global Relationship Manager

By:	/s/ Alessandro Toigo
	Name:	Alessandro Toigo
	Title:	Head of Corporate Desk
NY Branch

Second Amendment to Credit Agreement
Olin Corporation
Signature page

BARCLAYS BANK PLC, as a Lender

By:	/s/ Sydney G. Dennis
	Name:	Sydney G. Dennis
	Title:	Director

Second Amendment to Credit Agreement
Olin Corporation
Signature page

TRUIST BANK (f/k/a Branch Banking and Trust Company), as a Lender

By:	/s/ Katherine Bass
	Name:	Katherine Bass
	Title:	Director

Second Amendment to Credit Agreement
Olin Corporation
Signature page

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Molly Drennan
	Name:	Molly Drennan
	Title:	Senior Vice President

Second Amendment to Credit Agreement
Olin Corporation
Signature page

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Marty McDonald
	Name:	Marty McDonald
	Title:	Vice President

Second Amendment to Credit Agreement
Olin Corporation
Signature page

EXHIBIT A

See attached.

EXHIBIT A

Published CUSIP Number:
                    68066LAV3
Revolving Advance CUSIP Number:
                    68066LAW1
Term Loan CUSIP Number:
                    68066LAX9

US$~~2,000,000,000~~1,300,000,000

CREDIT AGREEMENT

Dated as of July 16, 2019 and as amended pursuant to Amendment No. 1 dated as of December 20, 2019 and Amendment No. 2 dated as of May 8, 2020

among

OLIN CORPORATION,
as Borrower

~~BLUE CUBE SPINCO LLC,~~THE SUBSIDIARIES OF THE COMPANY PARTY HERETO,
as ~~a Guarantor~~Guarantors

THE LENDERS NAMED HEREIN,
as Lenders

~~WELLS FARGO BANK, NATIONAL ASSOCIATION,~~BANK OF AMERICA, N.A.,
as Administrative Agent

BANK OF AMERICA, N.A., JPMORGAN CHASE BANK, N.A., ~~BANK OF AMERICA, N.A.,~~WELLS
FARGO BANK, NATIONAL ASSOCIATION,
CITIBANK, N.A., SUMITOMO MITSUI BANKING CORPORATION~~, CITIBANK, N.A.~~ and
PNC BANK, NATIONAL ASSOCIATION,
as Syndication Agents

~~THE~~MUFG BANK ~~OF TOKYO-MITSUBISHI UFJ~~, LTD.~~,~~ and THE TORONTO-DOMINION BANK
~~and ING BANK N.V., DUBLIN BRANCH~~,
as Documentation Agents

BOFA SECURITIES, INC., JPMORGAN CHASE BANK, N.A., WELLS FARGO SECURITIES, LLC,
~~JPMORGAN CHASE BANK~~ and CITIBANK, N.A.,
~~and BOFA SECURITIES, INC.,~~
as Lead Arrangers and Lead Bookrunners

~~Table of Contents~~TABLE OF CONTENTS

~~Page~~

Page

ARTICLE I

	DEFINITIONS AND ACCOUNTING TERMS	~~1~~

Section 1.01	Certain Defined Terms	1

Section 1.02	Other Definitions and Provisions	~~31~~38

Section 1.03	Computation of Time Periods	~~32~~38

Section 1.04	Accounting Terms	~~32~~38

Section 1.05	Currency Translation	~~32~~39

Section 1.06	Divisions	~~32~~39

ARTICLE II

	AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT	~~32~~

Section 2.01	The Revolving Advances, Letters of Credit and Initial Term Loans	~~32~~39

Section 2.02	Making the Advances	~~33~~40

Section 2.03	Fees	~~43~~49

Section 2.04	Reduction, Increase and Extension of the Commitments/Incremental Term Loans/Substitution of Lenders	~~43~~50

Section 2.05	Repayment	~~48~~54

Section 2.06	Interest	~~49~~56

Section 2.07	Additional Interest on Eurodollar Rate Advances	~~50~~56

Section 2.08	Interest Rate Determination	~~50~~57

Section 2.09	Prepayments	~~51~~58

Section 2.10	Increased Costs	~~52~~60

Section 2.11	Payments and Computations	~~54~~62

Section 2.12	Evidence of Indebtedness	~~56~~63

Section 2.13	Sharing of Payments, Etc.	~~56~~64

Section 2.14	Taxes	~~57~~64

Section 2.15	Interest Elections	~~60~~68

Section 2.16	[Reserved]	~~62~~69

Section 2.17	Mitigation Obligations; Replacement of Lenders	~~62~~69

Section 2.18	Cash Collateral	~~63~~70

Section 2.19	Defaulting Lenders	~~63~~71

ARTICLE III

	CONDITIONS OF LENDING	~~66~~

- i -

(continued)

Page

Section 3.01	Condition Precedent to Closing	~~66~~73

Section 3.02	Conditions Precedent to Each Borrowing Increasing the Aggregate Amount of Advances and each Letter of Credit Issuance	~~67~~74

Section 3.03	Conditions Precedent to Each Bid Borrowing	~~67~~74

ARTICLE IV

	REPRESENTATIONS AND WARRANTIES	~~68~~

Section 4.01	Representations and Warranties of the Company	~~68~~75

ARTICLE V

	COVENANTS OF THE COMPANY	~~70~~

Section 5.01	Affirmative Covenants	~~70~~78

Section 5.02	Negative Covenants	~~72~~83

ARTICLE VI

	EVENTS OF DEFAULT	~~75~~

Section 6.01	Events of Default	~~75~~89

Section 6.02	Actions in Respect of the Letters of Credit upon Event of Default	~~77~~91

Section 6.03	Administrative Agent May File Proofs of Claim	~~78~~91

ARTICLE VII

	GUARANTY	~~78~~

Section 7.01	Guaranty	~~78~~93

Section 7.02	Guaranty Absolute	~~79~~93

Section 7.03	Waivers and Acknowledgments	~~80~~94

Section 7.04	Subrogation	~~80~~95

Section 7.05	Subordination	~~81~~96

Section 7.06	Continuing Guaranty; Assignments	~~82~~96

Section 7.07	~~Release of Guarantees~~	~~82~~Keepwell 97

Section 7.08	Collateral and Guaranty Matters	97

ARTICLE VIII

	THE AGENT	~~82~~

Section 8.01	Appointment and Authority	~~82~~98

Section 8.02	Reliance by the Administrative Agent	~~83~~99

Section 8.03	Rights as a Lender	~~83~~99

Section 8.04	Exculpatory Provisions	~~83~~99

- ii -

(continued)

Page

Section 8.05	Non-Reliance on the Administrative Agent, the Arrangers and Other Lenders	~~84~~100

Section 8.06	Indemnification	~~84~~101

Section 8.07	Successor Agent	~~85~~102

Section 8.08	No Other Duties, Etc.	~~86~~102

Section 8.09	Delegation of Duties	~~86~~102

Section 8.10	Other Agents	~~86~~103

Section 8.11	Secured Hedge Agreements and Other Secured Agreements	103

ARTICLE IX

	SUCCESSORS, ASSIGNS AND PARTICIPATIONS	~~86~~

Section 9.01	Binding Effect	~~86~~103

Section 9.02	Assignments	~~86~~103

Section 9.03	Participations	~~88~~105

Section 9.04	Pledge	~~89~~106

ARTICLE X

	MISCELLANEOUS	~~90~~

Section 10.01	Amendments, Etc.	~~90~~107

Section 10.02	Notices, Effectiveness, Electronic Communication	~~91~~108

Section 10.03	No Waiver; Remedies	~~93~~110

Section 10.04	Costs and Expenses; Damage Waiver	~~93~~110

Section 10.05	Right of Set-off	~~94~~111

Section 10.06	Indemnification by Company	~~94~~111

Section 10.07	Governing Law	~~95~~112

Section 10.08	Execution in Counterparts; Integration; Effectiveness	~~95~~112

Section 10.09	Special Prepayment Right	~~95~~112

Section 10.10	Jurisdiction, Etc.	~~96~~113

Section 10.11	No Liability of the Issuing Banks	~~97~~114

Section 10.12	Confidentiality	~~97~~114

Section 10.13	Patriot Act, Etc.	~~98~~115

Section 10.14	Judgment	~~98~~115

Section 10.15	Waiver of Jury Trial	~~99~~116

Section 10.16	Acknowledgments	~~99~~116

Section 10.17	Additional Borrowers	~~99~~116

- iii -

(continued)

Page

Section 10.18	Acknowledgment and Consent to Bail-In of ~~EEA~~Affected Financial	~~102~~118

Section 10.19	Certain ERISA Matters	~~102~~119

Section 10.20	Acknowledgement Regarding Any Supported QFC	120

- iv -

Schedules and Exhibits

Schedule I	-	List of Commitments and Applicable Lending Offices
Schedule 1.01(A)	-	Subsidiary Guarantors
Schedule 1.01(B)	-	Other Secured Agreements
Schedule 10.02	-	Notice Addresses

Exhibit A-1	-	Revolving Note
Exhibit A-2	-	Bid Note
Exhibit A-3	-	Term Loan Note
Exhibit B-1	-	Notice of Borrowing
Exhibit B-2	-	Notice of Bid Borrowing
Exhibit C	-	Assignment and Assumption
Exhibit D	-	Assumption Agreement
Exhibit E	-	Tax Compliance Certificates
Exhibit F	-	~~[Reserved]~~Form of Security Agreement
Exhibit G-1	-	Borrowing Subsidiary Agreement
Exhibit G-2	-	Borrowing Subsidiary Termination

- v -

CREDIT AGREEMENT

Dated as of July 16, 2019

OLIN CORPORATION, a Virginia corporation (the “Company”), BLUE CUBE SPINCO, LLC, a Delaware limited liability company (“Spinco”), each of the other Subsidiaries of the Company party hereto from time to time as Guarantors (as defined below), the lenders and issuers of letters of credit that are party to this Agreement or become party to this Agreement pursuant to the terms hereof and ~~WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association~~BANK OF AMERICA, N.A., as administrative agent and collateral agent (the “Administrative Agent”) ~~for the Lenders and Issuing Banks~~, hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01        Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“2020 Senior Notes” means Senior Notes expected to be issued by the Company after the Amendment No.  2 Effective Date, in an aggregate principal amount of up to $600,000,000.

“30-Day Eurodollar Rate” has the meaning set forth in the definition of “Base Rate”.

“Acquisition” means any acquisition by the Company or any of its Subsidiaries of all or substantially all of the capital stock of, or all or a substantial part of the assets of, or of a business unit or division of, any Person.

“Act” has the meaning specified in Section 10.13.

“Additional Borrower” means, subject to Section 10.17(b), any Subsidiary of the Company that becomes a party hereto as a Borrower pursuant to Section 10.17.

“Administrative Agent” has the meaning set forth in the introductory paragraph hereto.

“Administrative Agent’s Account” means the account(s) of the Administrative Agent, as applicable, designated in writing by the Administrative Agent.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advance” means a Revolving Advance, a Bid Advance or a Term Loan.

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate” means, when used with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.  The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power, whether or not exercised, to direct or cause the direction of the management and policies of any Person, whether through ownership of voting securities or by contract or otherwise.

“Agent Parties” has the meaning specified in Section 10.02(d).

“Agreement” means this Credit Agreement, as amended, restated or otherwise modified from time to time.

“Alternative Currency” means any currency other than US Dollars which is (a) readily available and freely transferable and convertible into US Dollars and (b) available in the London interbank deposit market.

“Alternative Currency Sublimit” means US$150,000,000.

“Amendment No.  1” means First Amendment to Credit Agreement, dated as of the Amendment No.  1 Effective Date, by and among the Company, Spinco, each of the lenders signatory thereto and Wells Fargo, as administrative agent.

“Amendment No.  1 Effective Date” means December 20, 2019.

“Amendment No.  2” means Second Amendment to Credit Agreement, dated as of the Amendment No.  2 Effective Date, by and among the Company, Spinco, each of the lenders signatory thereto, Wells Fargo, as resigning administrative agent and Bank of America, as successor administrative agent and collateral agent.

“Amendment No.  2 Effective Date” means May 8, 2020.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means all laws, rules or regulations in any jurisdiction in which the Company or any of its Subsidiaries or Affiliates is located or is doing business that are applicable to the Company or any of its Subsidiaries and that relate to money laundering, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C.  §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Lending Office” means, with respect to each Revolving Lender or Term Loan Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, as of any date of determination, a rate per annum determined by reference to the applicable Pricing Level on such date as set forth below:

~~(a)          At all times while an Investment Grade Rating Period is not in effect:~~

Pricing Level	Consolidated Net Leverage Ratio	Applicable Margin		Commitment/ Ticking Fee Rate
		Eurodollar Rate	Base Rate
I	≤ 1.50:1.00	~~1.125~~2.000%	~~0.125~~1.000%	~~0.175~~0.250%

II	> 1.50:1.00 but ≤ ~~2.50~~2.75:1.00	~~1.375~~2.250%	~~0.375~~1.250%	~~0.200~~0.300%
III	> ~~2.50~~2.75:1.00 but ≤ ~~3.50~~4.00:1.00	~~1.625~~2.625%	~~0.625~~1.625%	~~0.250~~0.350%
IV	> ~~3.50~~4.00:1.00 but ≤ ~~4.00~~5.75:1.00	~~1.875~~3.000%	~~0.875~~2.000%	~~0.300~~0.400%
V	> ~~4.00~~5.75:1.00	~~2.125~~3.375%	~~1.125~~2.375%	~~0.350~~0.450%

~~(b)          At all times while an Investment Grade Rating Period is in effect:~~

~~Pricing  Level~~ 	~~Debt Ratings  (S&P/Moody’s/Fitch)~~ 	~~Applicable Margin~~		~~Commitment/  Ticking Fee Rate~~
		~~Eurodollar Rate~~	~~Base Rate~~
~~I~~	~~A- / A3 / A- or higher~~	~~1.000%~~	~~0.000%~~	~~0.100%~~
~~II~~	~~BBB+ / Baa1 / BBB+~~	~~1.125%~~	~~0.125%~~	~~0.125%~~
~~III~~	~~BBB / Baa2 / BBB~~	~~1.250%~~	~~0.250%~~	~~0.150%~~
~~IV~~	~~BBB- / Baa3 / BBB-~~	~~1.375%~~	~~0.375%~~	~~0.200%~~

~~provided that, at all times while an Investment Grade Rating Period is in effect, if the Debt Ratings fall within different levels: (a) if only two Rating Agencies provide a rating, (i) if one rating is one level higher than the other rating, the Applicable Margin will be based on the higher Debt Rating (with the Debt Rating for Pricing Level I being the highest and the Debt Rating for Pricing Level IV being the lowest) and (ii) otherwise, the Applicable Margin will be based on the Debt Rating that is one level lower than the higher Debt Rating, (b) otherwise, (i) if two of the Debt Ratings are at the same level, the Applicable Margin will be based on such level and (ii) if each of the three ratings fall within different levels, then the Applicable Margin will be based on the Debt Rating that is in between the highest and lowest rating and (c) if no Debt Ratings exist or the Company fails to maintain an Investment Grade Rating from at least two of the Rating Agencies, then the Applicable Margin determination shall revert to the pricing grid based on the Consolidated Net Leverage Ratio set forth above.~~

The Applicable Margin and the Commitment/Ticking Fee Rate shall be determined based on Level ~~II~~IV of the pricing grid based on the Consolidated Net Leverage Ratio set forth above until the first calculation date following the receipt by the Administrative Agent of the financial information and related compliance certificate referred to in Section 5.01(i)(iv) for the fiscal quarter ending ~~September~~June 30, ~~2019.~~2020.  Thereafter, the Applicable Margin and the Commitment/Ticking Fee Rate shall be determined ~~(x) at all times while an Investment Grade Rating Period is not in effect,~~ based upon the calculation of the Consolidated Net Leverage Ratio for such Reference Period and adjusted (if necessary) upward or downward on the first day following delivery of the certificate referred to in Section 5.01(i)(iv) (provided that if the Company fails to provide the certificate when due as required by Section 5.01(i)(iv) for any Reference Period, Pricing Level V of the pricing grid based on the Consolidated Net Leverage Ratio set forth above shall apply until such time as such certificate is delivered, at which time the Pricing Level shall be determined by reference to the Consolidated Net Leverage Ratio as of the last day of the applicable Reference Period) ~~or (y) at all times while an Investment Grade Rating~~

~~Period is in effect, based on the Debt Rating at such time and adjusted (if necessary) upward or downward on the first day following the date of a publicly announced change in any Debt Rating, as applicable~~.

“Approved Fund” means any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural Person)) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means BofA Securities, Inc., JPMorgan Chase Bank, N.A., Wells Fargo Securities, LLC, ~~JPMorgan Chase Bank, N.A. and BofA Securities, Inc~~and Citibank, N.A., in their capacities as lead arrangers and lead bookrunners.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.02), and accepted by the Administrative Agent, in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent and otherwise in accordance with Article IX.

“Assuming Lender or Lenders” has the meaning specified in Section 2.04(c).

“Assumption Agreement” has the meaning specified in Section 2.04(c).

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable ~~EEA~~ Resolution Authority in respect of any liability of an ~~EEA~~Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A.

“Bank Products Agreement” means any agreement pursuant to which a Bank Products Provider agrees to provide (a) treasury services, (b) credit card, debit card, merchant card, purchasing card, stored value card, non-card electronic payable or similar services (including the processing of payments and other administrative services with respect thereto), (c) cash management or related services (including controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking, financial or treasury products or services as may be requested by the Borrower or any Subsidiary (other than letters of credit and other than loans and advances except indebtedness arising from services described in clauses (a) through (c) of this definition).

“Bank Products Obligations” of any Person means the obligations of such Person pursuant to any Bank Products Agreement.

“Bank Products Provider” means any Person that, at the time it enters into a Bank Products Agreement is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender (or, in the case of any Bank Products Agreement in existence on the Amendment No.  2 Effective Date, any Person that is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender as of the Amendment No.  2 Effective Date), in its capacity as a party to such Bank Products Agreement.

“Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the highest of:

(a)          The rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate;

(b)           The sum (adjusted to the nearest 1/100 of one percent or, if there is no nearest 1/100 of one percent, to the next higher 1/100 of one percent) of (i) 1/2 of one percent per annum, plus (ii) the Federal Funds Rate; or

(c)          The sum of (i) the Eurodollar Rate for an interest period of one month determined as if the relevant Base Rate Advance were a Eurodollar Rate Advance (the “30-Day Eurodollar Rate”), plus (ii) one percent per annum;

provided that if the Base Rate shall be less than 1.75%, such rate shall be deemed to be 1.75% for purposes of this Agreement.

Each change in the prime rate, the Federal Funds Rate or the 30-Day Eurodollar Rate shall be effective as of the opening of business on the day such change occurs.  The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Base Rate Advance” means any Term Loan or Revolving Advance denominated in US Dollars which bears interest as provided in Section 2.06(a).

“Benchmark” means, initially, the CDOR Screen Rate, the EURIBOR Screen Rate or the LIBO Screen Rate ~~(or, if applicable, the Interpolated Rate)~~, as applicable; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to Section 2.08(c).

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the then existing Benchmark for syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than ~~zero~~0.75%, the Benchmark Replacement will be deemed to be ~~zero~~0.75% for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then existing Benchmark with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then existing Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then existing Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent reasonably decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then existing Benchmark:

(a)           in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the applicable Benchmark permanently or indefinitely ceases to provide the applicable Benchmark; and

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then existing Benchmark:

(a)          a public statement or publication of information by or on behalf of the administrator of the applicable Benchmark announcing that such administrator has ceased or will cease to provide the applicable Benchmark, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the applicable Benchmark;

(b)          a public statement or publication of information by the regulatory supervisor for the administrator of the applicable Benchmark, the central bank for the currency of the applicable Benchmark, an insolvency official with jurisdiction over the administrator for the applicable Benchmark, a resolution authority with jurisdiction over the administrator for the applicable Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the applicable Benchmark, which states that the administrator of the applicable Benchmark has ceased or will cease to provide the applicable Benchmark permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the applicable Benchmark; or

(c)       a public statement or publication of information by the regulatory supervisor for the administrator of the applicable Benchmark announcing that the applicable Benchmark is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Majority Lenders, as applicable, by notice to the Company, the Administrative Agent (in the case of such notice by the Majority Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then existing Benchmark and solely to the extent that the then existing Benchmark has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then existing Benchmark for all purposes hereunder in accordance with Section 2.08(c) and (b) ending at the time that a Benchmark Replacement has replaced the then existing Benchmark for all purposes hereunder pursuant to Section 2.08(c).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bid Advance” means an advance by a Revolving Lender to the Company pursuant to the auction bidding procedure described in Section 2.02(d).

“Bid Borrowing” means a borrowing consisting of simultaneous Bid Advances from each of the Revolving Lenders whose offer to make such Bid Advances has been accepted under the auction bidding procedure described in Section 2.02(d).

“Bid Note” means a promissory note of the Company payable to any Revolving Lender and its registered assigns, in substantially the form of Exhibit A-2 hereto, evidencing the Indebtedness of the Company to such Lender resulting from a Bid Advance made by such Lender.

“Board” has the meaning specified in Section 10.09(c)(i).

“Borrower Materials” has the meaning specified in Section 10.02(d).

“Borrowers” means, collectively, the Company and any Additional Borrower.

“Borrowing Minimum” means (a) in respect of Advances denominated in US Dollars, US$10,000,000, (b) in respect of Advances denominated in Canadian Dollars, CN$5,000,000, (c) in respect of Advances denominated in Euros, €10,000,000, (d) in respect of Advances denominated in Swiss Francs, SFr10,000,000 and (e) in the case of Advances denominated in any Designated Alternative Currency, the smallest amount of such currency that is an integral multiple of 5,000,000 units of currency and that has a US Dollar Equivalent in excess of US$10,000,000.

“Borrowing Multiple” means (a) in respect of Advances denominated in US Dollars, US$1,000,000, (b) in respect of Advances denominated in Canadian Dollars, CN$1,000,000, (c) in respect of Advances denominated in Euros, €1,000,000, (d) in respect of Advances denominated in Swiss Francs, SFr1,000,000 and (e) in the case of Advances denominated in any Designated Alternative Currency, the smallest amount of such currency that is an integral multiple of 1,000,000 units of currency.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit G-1, with such changes thereto as may be reasonably acceptable to the Administrative Agent and the Company.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit G-2, with such changes thereto as may be reasonably acceptable to the Administrative Agent and the Company.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with (a) a Eurodollar Rate Advance denominated in US Dollars, the term “Business Day” shall also exclude any day on which banks are not open for dealings in US Dollar deposits in the London interbank market, (b) a Eurodollar Rate Advance denominated in Euros, the term “Business Day” shall also exclude any day that is not a TARGET Day and (c) a Eurodollar Rate Advance denominated in any Committed Alternative Currency other than Euros, the term “Business Day” shall also exclude any day on which banks are not open for dealings in such Committed Alternative Currency deposits in the interbank market in the capital city of the country whose lawful currency is such Committed Alternative Currency.

“Calculation Date” has the meaning set forth in Section 1.05.

“Canadian Dollars” and “CN$” each means lawful currency of Canada.

“Canadian Interbank Rate” means the interest rate, expressed as a percentage per annum, which is customarily used by the Administrative Agent when calculating interest due by it or owing to it arising from or in connection with correction of errors between it and other Canadian chartered banks.

“Cash Collateralize” means, to deposit in a L/C Cash Collateral Account or to pledge and deposit with, or deliver to, the Administrative Agent, for the benefit of the applicable Issuing Banks or the Revolving Lenders, as collateral for L/C Obligations or obligations of the Revolving Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Bank shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable Issuing Banks.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following investments: (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing not more than one year after the date of acquisition; (ii) time deposits in and certificates of deposit of any Eligible Bank, provided that such investments have a maturity date not more than two years after date of acquisition and that the average life of all such investments is one year or less from the respective dates of acquisition; (iii) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (i) above entered into with any Eligible Bank; (iv) direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof, provided that such investments mature, or are subject to tender at the option of the holder thereof, within 365 days after the date of acquisition and, at the time of acquisition, have a rating of at least A from S&P or A-2 from Moody’s (or an equivalent rating by any other nationally recognized rating agency); (v) commercial paper of any Person other than an affiliate of the Company and other than structured investment vehicles, provided that such investments have one of the two highest ratings obtainable from either S&P or Moody’s and mature within 180 days after the date of acquisition; (vi) overnight and demand deposits in and bankers’ acceptances of any Eligible Bank and demand deposits in any bank or trust company to the extent insured by the Federal Deposit Insurance Corporation against the Bank Insurance Fund; (vii) money market funds at least 95% of the assets of which comprise investments of the types described in clauses (i) through (vi); and (viii) instruments equivalent to those referred to in clauses (i) through (vi) above or funds equivalent to those referred to in clause (vii) above denominated in U.S. dollars, Euros or any other foreign currency comparable in credit quality and tenor to those referred to in such clauses and customarily used by corporations for cash management purposes in jurisdictions outside the United States to the extent reasonably required in connection with any business conducted by the Company or any Subsidiary in such jurisdiction, all as determined in good faith by the Company.

“Casualty Event” means any event that gives rise to the receipt by the Company or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CDOR Screen Rate” has the meaning set forth in the definition of “Eurodollar Rate”.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted or issued.

“Claims” has the meaning specified in Section 10.06.

“Closing Date” means July 16, 2019.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, each of the collateral assignments, security agreements, pledge agreements, control agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 5.01(l) or Section 5.01(m) and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Release Date” has the meaning specified in Section 7.08(b).

“Commitment” means a Term Loan Commitment, a Revolving Commitment or a Letter of Credit Commitment.

“Commitment Date” has the meaning specified in Section 2.04(d)(ii).

“Commitment/Ticking Fee Rate” means the rate per annum determined in accordance with the definition of “Applicable Margin”.

“Committed Alternative Currencies” means Canadian Dollars, Euros, Swiss Francs and any Designated Alternative Currencies.

“Company” has the meaning set forth in the introductory paragraph hereto.

“Confidential Information” has the meaning specified in Section 10.12.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cost Savings” means, for any period, those synergies, operating expense reductions and cost-savings of the Company and its Subsidiaries that are reasonably identifiable, factually supportable and projected by the Company in good faith to be realized following the Closing Date as a result of restructurings, reorganizations, divestitures, cost savings initiatives, production rationalizations and other similar initiatives, in each case to the extent not prohibited by this Agreement (collectively, “Initiatives”) (calculated on a pro forma basis as if such synergies, operating expense reductions and cost-savings had been realized on the first day of such period, and net of the amount of actual benefits realized during such period from such Initiatives to the extent already included in Consolidated Net Income for such period); provided that (i) no synergies, operating expense reductions or cost-savings shall be added to Consolidated EBITDA pursuant to clause (e) thereof to the extent duplicative of any expenses or charges otherwise added to (or excluded from) Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period and (ii) projected amounts (and not yet realized) (x) may be added (the date on which such amounts are added, the “Initiative Commencement Date”) once actions in respect of such Initiative have been taken or are expected to be taken (in the good faith determination of the Company) within 12 months and (y) may no longer be added back in calculating Consolidated EBITDA pursuant to clause (e) thereof to the extent occurring more than six full fiscal quarters after the Initiative Commencement Date.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period (adjusted to exclude all extraordinary or unusual items and any gains or losses on sales of assets outside the ordinary course of business) plus, without duplication and (except with respect to synergies included in Consolidated Cost Savings) to the extent deducted in calculating such Consolidated Net Income for such period, the sum of:

(a)            income tax expense,

(b)           interest expense, amortization or writeoff of debt discount with respect to Indebtedness (including the Advances),

(c)            depreciation and amortization expense,

(d)            amortization of intangibles (including, but not limited to, goodwill) and organization costs,

(e)        Consolidated Cost Savings; provided that with respect to any period, the aggregate amount added back in the calculation of Consolidated EBITDA for such period pursuant to this clause (e) and clause (f) below shall not exceed (x) for any period ended on or prior to December 31, 2018, 20% of Consolidated EBITDA and (y) otherwise, 15% of Consolidated EBITDA (calculated prior to giving effect to any add-backs pursuant to this clause (e) and clause (f) below); provided further that for any period ended after December 31, 2019, no such Consolidated Cost Savings pursuant to this clause (e) may be added back,

(f)           costs and expenses incurred in connection with the implementation of Initiatives; provided that with respect to any period, the aggregate amount added back in the calculation of Consolidated EBITDA for such period pursuant to this clause (f) and clause (e) above shall not exceed (x) for any period ended on or prior to December 31, 2018, 20% of Consolidated EBITDA and (y) otherwise, 15% of Consolidated EBITDA (calculated prior to giving effect to any add-backs pursuant to this clause (f) and clause (e) above); provided further that for any period ended after December 31, 2019, no such costs or expenses pursuant to this clause (f) may be added back,

(g)            any other non-cash charges,

(h)          upon the Borrower or a Subsidiary assuming substantial control of the management and operation of the Lake City Army Ammunition Plant in Independence, Missouri (as determined by the Borrower in good faith) and only to the extent that the Borrower or a Subsidiary maintains such substantial control, Consolidated EBITDA shall be increased pursuant to this clause (h) by (w) for the Reference Period ending on September 30, 2020, $50,000,000, (x) for the Reference Period ending on December 31, 2020, $40,000,000, (y) for the Reference Period ending on March 31, 2021, $30,000,000 and (z) for the Reference Period ending on June 30, 2021, $20,000,000; provided that for any Reference Period ending after June 30, 2021, no amounts pursuant to this clause (h) may be included, and

(i)           in order to give pro forma effect to the new direct supply contract entered into with Shintech Inc.  to provide vinyl chloride monomer and only to the extent that such new direct supply contract is in effect, Consolidated EBITDA shall be increased pursuant to this clause (i) by (w) for the Reference Period ending on December 31, 2020, $75,000,000, (x) for the Reference Period ending on March 31, 2021, $56,250,000, (y) for the Reference Period ending on June 30, 2021, $37,500,000 and (z) for the Reference Period ending on September 30, 2021, $18,750,000; provided that for any Reference Period ending after September 30, 2021, no amounts pursuant to this clause (i) may be included, minus, (i) any cash payments made during such period in respect of items described in clause (g) above subsequent to the fiscal quarter in which the relevant non-cash charge was reflected as a charge in the statement of Consolidated Net Income and (ii) to the extent included in calculating such Consolidated Net Income for such period, any non-cash income (other than amounts accrued in the ordinary course of business under accrual-based revenue recognition procedures in accordance with GAAP).

For the purposes of calculating Consolidated EBITDA for any Reference Period pursuant to any determination of the Consolidated Net Leverage Ratio, if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition or a Material Disposition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition or Material Disposition, as applicable, occurred on the first day of such Reference Period.

“Consolidated Interest Coverage Ratio” means, for any Reference Period, the ratio of (a) Consolidated EBITDA for such Reference Period to (b) Consolidated Interest Expense for such Reference Period.

“Consolidated Interest Expense” means, for any period, total interest expense (including that attributable to capitalized lease obligations) of the Company and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries (including all commissions, discounts and other fees and charges accrued with respect to letters of credit and bankers’ acceptance financing allocable to such period in accordance with GAAP, but excluding any premium or the write off of unamortized debt issuance costs, in each case paid or recognized solely in connection with the early extinguishment of the outstanding 9.75% Senior Notes due 2023 issued by Spinco and 10.00% Senior Notes due 2025 issued by Spinco), minus (in the case of net benefits) or plus (in the case of net costs) the net benefits or net costs under all Hedging Agreements in respect of Indebtedness of the Company and its Subsidiaries to the extent such net benefits or net costs are allocable to such period in accordance with GAAP.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or any law applicable to such Subsidiary.

“Consolidated Net Leverage Ratio” means, as at the last day of any Reference Period, the ratio of (a) (i) Consolidated Total Debt on such date minus (ii) the amount of all unrestricted cash on such date in excess of $50,000,000 in each case that is held in deposit accounts owned by and under the control of the Company or any of its Subsidiaries and not subject to any restriction as to its use, to (b) Consolidated EBITDA, for such Reference Period.  The Consolidated Net Leverage Ratio shall be calculated on the date on which the Company delivers to the Administrative Agent the financial statements required to be delivered pursuant to Section 5.01(i)(i) or (ii), as the case may be, and the certificate required to be delivered pursuant to Section 5.01(i)(iv) demonstrating such ratio.

“Consolidated Net Tangible Assets” means, at any date, the total assets of the Company and its Subsidiaries at such date, determined on a consolidated basis, minus (a) the consolidated current liabilities (excluding interest-bearing liabilities) of the Company and its Subsidiaries as of such date, (b) unamortized debt discount and expense, goodwill, trademarks, brand names, patents and other intangible assets, and (c) any write-up of the value of any assets (other than an allocation of purchase price in an acquisition) after December 31, 2014; all as determined in accordance with GAAP.

“Consolidated Senior Secured Leverage Ratio” means, as at the last day of any Reference Period, the ratio of (a) Consolidated Total Debt on such date that is secured by a Lien on any assets of the Company and its Subsidiaries, to (b) Consolidated EBITDA, for such Reference Period.  The Consolidated Senior Secured Leverage Ratio shall be calculated on the date on which the Company delivers to the Administrative Agent the financial statements required to be delivered pursuant to Section 5.01(i)(i) or (ii), as the case may be, and the certificate required to be delivered pursuant to Section 5.01(i)(iv) demonstrating such ratio.

“Consolidated Total Debt” means, at any date, the aggregate principal amount of all Indebtedness of the Company and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP; provided that “Consolidated Total Debt” shall exclude the amount of any Indebtedness under any Permitted Receivables Facilities on such date in an aggregate amount not to exceed $250,000,000.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Party” means the Administrative Agent, the syndication agents and documentation agents listed on the cover page to this Agreement, the Arrangers, the Issuing Banks or any other Lender.~~”~~DCP~~” has the meaning assigned to such term in the Form S-4.~~

~~“~~Debt Rating~~” means, as of any date of determination, the rating as determined by the Rating Agencies of the Company’s non-credit-enhanced, senior unsecured long-term debt.~~

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.19(b), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Advances, Bid Advances, Term Loans or participations in Letters of Credit required to be funded by it hereunder within two Business Days of the date such Advances or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank or any Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Company, the Administrative Agent or the Issuing Banks in writing, or has made a public statement to the effect, that it does not intend to comply with its funding obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of (i) the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or (ii) if such Lender or such parent company is Solvent, the appointment of a receiver, custodian, conservator, trustee, administrator or similar Person by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed, in each case so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b)) upon delivery of written notice of such determination to the Company, each Issuing Bank and each Lender.

“Designated Alternative Currency” means any Alternative Currency (other than Canadian Dollars, Euro and Swiss Francs) (a) for which Eurodollar Rates can be determined by reference to the applicable Reuters screen as provided in the definition of “Eurodollar Rate” and (b) that has been designated by the Administrative Agent as a Designated Alternative Currency at the request of the Company and with the consent of (i) the Administrative Agent, (ii) each Issuing Bank and (iii) each Revolving Lender.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Company or one of its Subsidiaries in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation.

“Designated Jurisdiction” has the meaning specified in Section 4.01(k).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Domestic Lending Office” means, with respect to any Revolving Lender or Term Loan Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Company and the Administrative Agent.

“Domestic Subsidiary” shall mean any Subsidiary organized under the laws of any State of the United States, substantially all of the assets of which are located, and substantially all of the business of which is conducted, in the United States.

“Early Opt-in Election” means the occurrence of:

(a)        (i) a determination by the Administrative Agent or (ii) a notification by the Majority Lenders to the Administrative Agent (with a copy to the Company) that the Majority Lenders have determined that syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.08(c) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the then existing Benchmark, and

(b)          (i) the election by the Administrative Agent or (ii) the election by the Majority Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Company and the Lenders or by the Majority Lenders of written notice of such election to the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.

“Eligible Assignee” means (a) any Lender, (b) any Affiliate of any Lender, (c) any Approved Fund, (d) any commercial bank and (e) any other financial institution or investment fund engaged as a primary activity in the ordinary course of its business in making or investing in commercial loans or debt securities; provided, however, that neither the Company, any Affiliate of the Company, any natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural Person), any Defaulting Lender or any subsidiary of a Defaulting Lender shall qualify as an Eligible Assignee.

“Eligible Bank” means (a) any Lender or (b) a bank or trust company that (i) is licensed, chartered or organized and existing under the laws of the United States, or any state, territory, province or possession thereof, (ii) as of the time of the making or acquisition of an investment in such bank or trust company, has combined capital and surplus in excess of $500,000,000 and (iii) the senior debt of which is rated at least “A-2” by Moody’s or at least “A” by S&P.

“EMU Legislation” means the legislative measures of the European Council (including the European Council regulations) for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Laws” means any and all applicable federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, injunctions, permits, grants, franchises, licenses or governmental restrictions relating to (i) the effect of the environment on human health, (ii) the environment or (iii) emissions, discharges or releases of Hazardous Substances into the environment, including ambient air, surface water, groundwater, or land, or otherwise relating to the effect on the environment of the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or the remediation thereof.

“Equity Interest” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person who for purposes of Title IV of ERISA is a member of the Company’s controlled group or is under common control with the Company, in each case, within the meaning of Section 414 of the Code.

“ERISA Event” means (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (ii) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (iii) the cessation of operations at a facility by the Company or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA and with respect to a Plan; (iv) the withdrawal by the Company or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (v) the failure by the Company or any ERISA Affiliate to make a payment to a Plan required under Section 302 of ERISA, which failure could result in the imposition of a Lien under Section 303(k)(1) of ERISA; or (vi) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan.

“Escrow Release Effective Time” has the meaning specified in the definition of the term “Escrow Subsidiary”.

“Escrow Subsidiary” means one or more Subsidiaries created directly or indirectly by the Company for the purpose of issuing or incurring Indebtedness, the proceeds of which shall be deposited and held in escrow pursuant to customary escrow arrangements pending their use to finance a contemplated acquisition or other transaction permitted hereby.  Until such time as the proceeds of such Indebtedness have been released from escrow in accordance with the applicable escrow arrangements (the “Escrow Release Effective Time”), each relevant Escrow Subsidiary shall be deemed not to be a Subsidiary for any purpose of this Agreement and the other Loan Documents; provided that (a) each Escrow Subsidiary shall be identified to the Administrative Agent promptly following its formation (and in any event prior to its incurrence of any Indebtedness) and (b) as of and after the Escrow Release Effective Time, each relevant Escrow Subsidiary shall be a Subsidiary for all purposes of this Agreement and the other Loan Documents.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR Screen Rate” has the meaning set forth in the definition of “Eurodollar Rate”.

“Euro” and “€” mean the lawful currency of the Participating Member States of the European monetary union.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Company and the Administrative Agent.

“Eurodollar Rate” means, for the Interest Period for each Eurodollar Rate Advance comprising part of the same Revolving Borrowing, each Eurodollar Rate Advance comprising part of the same Term Loan Borrowing, and, in the case of each Bid Advance comprising part of the same Bid Borrowing, for the period from the date of such Bid Advance to its maturity date as specified in the applicable Notice of Bid Borrowing, an interest rate per annum equal to:

(a)    with respect to any such Eurodollar Rate Advance denominated in Canadian Dollars (subject to the implementation of a Benchmark Replacement in accordance with Section 2.08(c)), the interbank offered rate administered by Thomson Reuters (or any other Person that takes over the administration of such rate) for Canadian Dollars for a period equal in length to such Interest Period as displayed on page CDOR of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “CDOR Screen Rate”);

(b)          with respect to any such Eurodollar Rate Advance denominated in Euros (subject to the implementation of a Benchmark Replacement in accordance with Section 2.08(c)), the interbank offered rate administered by the European Money Markets Institute (or any other Person which takes over the administration of such rate) for Euros for a period equal in length to such Interest Period as displayed on page EURIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “EURIBOR Screen Rate”); and

(c)          with respect to any such Eurodollar Rate Advance in US Dollars or any Committed Alternative Currency (other than Canadian Dollars or Euros) or any Bid Advance (subject to the implementation of a Benchmark Replacement in accordance with Section 2.08(c)), the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for the relevant currency for a period equal in length to the applicable period as displayed on page LIBOR01 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “LIBO Screen Rate”), in each case as of the Specified Time on the Quotation Day for such period; provided that if the applicable Screen Rate shall be less than ~~zero~~0.75%, such rate shall be deemed to be ~~zero~~0.75% for purposes of this Agreement~~; provided, further, that if the applicable Screen Rate shall not be available at such time for such Interest Period or applicable period (an “Impacted Interest Period”) with respect to the relevant currency, then the Eurodollar Rate shall be the Interpolated Rate at such time (provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement)~~.

Notwithstanding the foregoing, (i) unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 2.08(c), in the event that a Benchmark Replacement with respect to the Eurodollar Rate is implemented then all references herein to “Eurodollar Rate” shall be deemed references to such Benchmark Replacement ~~and (ii) except as set forth in clause (i) above, if at the time that the Administrative Agent shall seek to determine the relevant Screen Rate on the Quotation Day for any Interest Period for a Eurodollar Rate Advance or any period for a Bid Advance, the applicable Screen Rate shall not be available for such Interest Period for any reason and the Administrative Agent shall determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then, subject to Section 2.08, the Reference Bank Rate shall be the Eurodollar Rate for such Interest Period for such Eurodollar Rate Advance or such period for such Bid Advance, as applicable; provided that if any Reference Bank Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement~~.

“Eurodollar Rate Advance” means any Term Loan or Revolving Advance which bears interest as provided in Section 2.06(b).

“Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Exchange Rate” means on any date, for purposes of determining the US Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into US Dollars at the time of determination on such day as set forth on the Reuters WRLD Page for such currency; provided that if such rate does not appear on any Reuters WRLD Page, such exchange rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company, or, in the absence of such an agreement, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Asset” means:

(1)          any fee-owned real property and any leasehold interest in real property,

(2)           any Equity Interests of the Company or any of its Subsidiaries;

(3)         motor vehicles and other assets subject to certificates of title (except to the extent perfection can be obtained by filing of financing statements), letter of credit rights with a value of less than $25.0 million (except to the extent constituting supporting obligations or to the extent perfection can be obtained by filing of financing statements) and commercial tort claims with a value of less than $25.0 million (except to the extent perfection can be obtained by filing of financing statements);

(4)          any lease, license or other similar agreement or any property subject to a  purchase money security interest, capital lease, finance lease or similar arrangement permitted under the Loan Documents to the extent that a grant of a security interest therein would violate or invalidate such permitted lease, license or other agreement or purchase money arrangement, capital lease, finance lease or similar arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party or a Subsidiary thereof) after giving effect to the applicable anti-assignment provisions of applicable law and other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable law notwithstanding such prohibition;

(5)           any “intent to use” trademark applications prior to the issuance of a statement of use with respect thereto;

(6)          any assets to the extent a pledge thereof would be prohibited by applicable law, rule or regulation after giving effect to the applicable anti-assignment provisions of applicable law and other applicable law, or by any applicable contractual restriction permitted under the Loan Documents and binding on and relating to such asset on the Amendment No.  2 Effective Date or on the date of the acquisition of the applicable Subsidiary (not created in contemplation of the acquisition of such Subsidiary) (and only for so long as such restriction is in effect), in each case, after giving effect to the applicable anti-assignment provisions of applicable law and other applicable law;

(7)          margin stock;

(8)         Receivables Related Assets sold, conveyed or otherwise transferred to a Receivables Subsidiary or otherwise pledged in connection with any Permitted Receivables Facility; and

(9)         any assets as to which the Administrative Agent reasonably determines in consultation with the Company that the costs of obtaining a security interest are excessive in relation to the value of the security afforded to the Lenders thereby.

provided, however, that Excluded Assets shall not include any proceeds, substitutions or replacements of any Excluded Assets (unless such proceeds, substitutions or replacements would constitute Excluded Assets referred to in clauses (1) through (8).  No perfection through control agreements or perfection by “control” shall be required with respect to any assets (other than to the extent required with respect to Cash Collateral) under the Loan Documents.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.07 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Subsidiaries” means all of the following and “Excluded Subsidiary” means any of the following:

(a)
any Subsidiary that is not a direct, Wholly Owned Subsidiary of the Company or a Subsidiary Guarantor on the Amendment No.  2 Effective Date or on the date such Subsidiary becomes a Subsidiary, in each case for so long as such Subsidiary remains a Subsidiary that is not a Wholly Owned Subsidiary,

(b)	any Foreign Subsidiary,

(c)	any Foreign Subsidiary Holdco,

(d)	any Domestic Subsidiary that is a Subsidiary of any (a) Foreign Subsidiary or (b) Foreign Subsidiary Holdco,

(e)
any Subsidiary that is prohibited or restricted by applicable law or by contractual obligation (including in respect of assumed Indebtedness permitted hereunder and not created in contemplation of the applicable investment or acquisition) existing on the Amendment No.  2 Effective (or, with respect to any Subsidiary acquired by the Company or a Subsidiary after the Amendment No.  2 Effective Date (and so long as such contractual obligation was not incurred in contemplation of such investment or acquisition), on the date such Subsidiary is so acquired) from providing a Guaranty or if such Guaranty would require governmental (including regulatory) or third party (other than any Loan Party or their respective Subsidiaries) consent, approval, license or authorization not obtained,

(f)	any special purpose vehicle (or similar entity) or Receivables Subsidiary,

(g)	any captive insurance Subsidiary or not-for-profit Subsidiary,

(h)	any Subsidiary that is not a Material Subsidiary, and

(i)
any Subsidiary where the Company reasonably determines in consultation with the Administrative Agent that the burden or cost (including any adverse tax consequences to the Company or any of its Subsidiaries) of providing the Guaranty will outweigh the practical benefits to be obtained by the Lenders therefrom.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Company under Section 2.17(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(g) and (d) any United States federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement dated as of October 5, 2015 (as amended, restated, supplemented or otherwise modified from time to time prior to the Closing Date) among the Company, Spinco, Olin Canada ULC, the banks named therein and Wells Fargo, as administrative agent.

“Extended Termination Date” has the meaning specified in Section 2.04(b).

“Facility” means each of (a) the Revolving Credit Facility, (b) the Initial Term Loan Commitments, including the Initial Term Loans made thereunder, and (c) the Incremental Term Loan Commitments and the Incremental Term Loans made thereunder, as the context requires.  Upon any extension of a Termination Date pursuant to Section 2.04(b), the Commitments or Term Loans so extended shall be a separate Facility from the non-extended Commitments or Term Loans.

“Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of the Company and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published in Federal Reserve Statistical Release H.15(519), for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Finance Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases on a balance sheet of such Person under GAAP.  The amount of such obligations shall be the recognized amount thereof determined in accordance with GAAP.  For the avoidance of doubt, the definition of “Finance Lease Obligations” excludes any obligations classified and accounted for as operating lease obligations in accordance with GAAP.

“Fitch” means Fitch Ratings, Inc.  and any successor thereto.

“Foreign Lender” means (a) if the applicable Borrower is a US Person, a Lender that is not a US Person, and (b) if the applicable Borrower is not a US Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Subsidiary” shall mean any Subsidiary other than a Domestic Subsidiary.

“Foreign Subsidiary Holdco” means a Subsidiary substantially all of whose assets consists (directly or indirectly) of the capital stock and/or indebtedness of one or more (1) Foreign Subsidiaries or (2) Foreign Subsidiary Holdcos.

“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Lender, with respect to any Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding Letters of Credit other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” has the meaning specified in Section 1.04.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Release Date” has the meaning specified in Section ~~7.07.~~7.08(c).

“Guaranteed Obligations” has the meaning specified in Section 7.01.

“Guarantors” means collectively, the Subsidiaries of the Company~~, Spinco and any Additional Borrower that is a Domestic Subsidiary, for so long as each such Person is required to provide a Guaranty.~~  listed on Schedule 1.01(A) and each other Subsidiary of the Company that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 5.01(l).

“Guaranty” means the guaranty ~~of the Company, Spinco and any Additional Borrower~~ set forth in Article VII.

“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, material or waste, including petroleum, its derivatives, by-products and other hydrocarbons, in each case regulated by Environmental Laws.

“Hedge Bank” means any Person that, at the time it enters into a Swap Contract, is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender (or, in the case of any Swap Contract in existence on the Amendment No.  2 Effective Date, any Person that is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender as of the Amendment No.  2 Effective Date), in its capacity as a party to such Swap Contract.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“ICC” shall have the meaning given such term in the definition of “UCP”.

“Identified Contingent Liabilities” means the maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Company and its Subsidiaries taken as a whole, as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Company.

~~“~~Impacted Interest Period~~” has the meaning set forth in the definition of “Eurodollar Rate”.~~

“Increase Date” has the meaning specified in Section 2.04(d)(i).

“Incremental Lender” has the meaning specified in Section 2.04(d)(ii).

“Incremental Loan Commitments” has the meaning specified in Section 2.04(d)(i).

“Incremental Term Loan” has the meaning specified in Section 2.04(d)(i).

“Incremental Term Loan Commitment” has the meaning specified in Section 2.04(d)(i).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, excluding deferred compensation of officers and directors, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Finance Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, other than letters of credit and letters of guaranty issued to support obligations (other than Indebtedness) incurred in the ordinary course of business, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all Invested Amounts.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Costs” has the meaning specified in Section 8.06(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made or amount credited by or on account of any obligation of the Borrowers under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Initial Term Loan Commitment” means, with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Initial Term Loan Commitment” or, if such Lender has entered into one or more Assignment and Assumptions, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.02 as such Lender’s “Initial Term Loan Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.04.  The aggregate Initial Term Loan Commitments of all the Initial Term Loan Lenders as of the ~~Closing Date~~Amendment No.  2 Effective Date (immediately after giving effect to the reduction described in Section 6 of Amendment No. 2) shall be US$~~1,200,000,000.~~500,000,000.

“Initial Term Loan Funding Date” means the earlier of (a) the third funding of Initial Term Loans hereunder and (b) the date on which the Initial Term Loans are funded in full.

“Initial Term Loan Funding Deadline” means November 29, 2020.

“Initial Term Loan Lender” means any Person with an Initial Term Loan Commitment or outstanding Initial Term Loans.

“Initial Term Loans” means the term loans made to the Company by the Term Loan Lenders pursuant to Section 2.01(c).

“Initiative Commencement Date” has the meaning specified in the definition of “Consolidated Cost Savings”.

“Initiatives” has the meaning specified in the definition of “Consolidated Cost Savings”.

“Insufficiency” means, with respect to any Plan, the amount of unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA, if any.

“Interest Election Request” means a request by a Borrower to convert or continue a Term Loan Borrowing or Revolving Borrowing in accordance with Section 2.15.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Revolving Borrowing or Term Loan Borrowing, the period commencing on the date of such Advance (or on the effective date of any election applicable to such Borrowing pursuant to Section 2.15) and ending the last day of the period selected by the applicable Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be 1, ~~2,~~2 (other than with respect to any Eurodollar Rate Advance denominated in Euros), 3 or 6 months or, with the consent of all the Lenders required to fund such Advance, twelve months, in each case as the applicable Borrower may select, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period; provided, however, that:

~~(A)~~          (A) the Borrowers may not select any Interest Period which ends after the applicable Termination Date;

(B)          Interest Periods commencing on the same date for Advances comprising part of the same Revolving Borrowing shall be of the same duration; and

(C)          whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day on such Interest Period shall be extended to occur on the next succeeding Business Day, provided, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

~~“Interpolated Rate” means, at any time and with respect to any currency, the rate per annum (rounded to the same number of decimal places as the relevant Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate (for the longest period for which the applicable Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the applicable Screen Rate (for the shortest period for which the applicable Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, as of the Specified Time on the Quotation Day for such Interest Period or period, as applicable.  When determining the rate for a period which is less than the shortest period for which the applicable Screen Rate is available, the Screen Rate for purposes of clause (a) above shall be deemed to be the overnight screen rate, where “overnight screen rate” means, in relation to any currency, the overnight rate for such currency determined by the Administrative Agent from such service as the Administrative Agent may select.~~

“Invested Amounts” means the amounts invested by investors that are not Affiliates of the Company in connection with a receivables securitization program and paid to the Company or any of its Subsidiaries, as reduced by the aggregate amounts received by such investors from the payment of receivables and applied to reduce such invested amounts.

~~“Investment Grade Rating” means a Debt Rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.~~

~~“Investment Grade Rating Period” means any period of time in which the Company has achieved an Investment Grade Rating from any two of S&P, Moody’s and Fitch.~~

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc.  (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means Wells Fargo, JPMorgan Chase Bank, N.A., Bank of America, N.A. and any Eligible Assignee to which any Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.02 and any other Revolving Lender approved in writing by the Company and the Administrative Agent (which approval by the Administrative Agent shall not be unreasonably withheld) so long as such Eligible Assignee or such other Lender expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Applicable Lending Office (which information shall be recorded by the Administrative Agent in the Register), for so long as such Issuing Bank or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.

“L/C Cash Collateral Account” means an interest-bearing cash collateral account to be established and maintained by the Administrative Agent, over which the Administrative Agent shall have sole dominion and control, upon terms as may be satisfactory to the Administrative Agent.

“L/C Exposure” means, with respect to any Revolving Lender, its Pro Rata Share of the L/C Obligations at such time.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate Available Amount of all Letters of Credit outstanding at such time and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 2.02(b)(iii).  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Related Documents” has the meaning specified in Section 2.05(d)(i).

“Lenders” means each Person executing this Agreement as a Lender on the Closing Date (in each case until such Lender or Issuing Bank shall have assigned or had assumed all interests hereunder as provided in Sections 9.02 or 2.04(c)), each Eligible Assignee or Assuming Lender that shall become a party hereto pursuant to Sections 9.02 or 2.04(c), and each Incremental Lender or New Lender that shall become a party hereto pursuant to Section 2.04(d).

“Letter of Credit Agreement” has the meaning specified in Section 2.02(b)(i).

“Letter of Credit Commitment” means, with respect to each Issuing Bank at any time, the amount set forth opposite such Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or, if such Issuing Bank has entered into one or more Assignment and Assumptions or has assumed the role of an Issuing Bank after the Closing Date, set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.02 as such Issuing Bank’s “Letter of Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.04, or such other amount as agreed to by such Issuing Bank and the Company.

“Letter of Credit Facility” means, at any time, an amount equal to the lesser of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time and (b) US$100,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.04.  The Letter of Credit Facility is part of, and not in addition to, the Revolving Credit Facility.

“Letters of Credit” has the meaning specified in Section 2.01(b).

“LIBO Screen Rate” has the meaning set forth in the definition of “Eurodollar Rate”.  “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement).

“Loan Documents” means this Agreement, Amendment No. 1, Amendment No. 2, the Collateral Documents and the Notes.

“Loan Parties” means the Borrowers and the Guarantors.

“Local Time” means (a) with respect to an Advance denominated in US Dollars, New York City time, and (b) with respect to an Advance denominated in a Committed Alternative Currency, local time to the Principal Financial Center of the applicable Committed Alternative Currency.

“Majority Facility Lenders” means, at any time and with respect to any Facility, Lenders holding at least a majority of (a) until the Closing Date, the Commitments with respect to such Facility then in effect and (b) thereafter, (i) with respect to any Facility that is a term loan facility, the aggregate unpaid principal amount of the Term Loans of such Facility then outstanding and (ii) with respect to any facility that is a revolving credit facility, the Revolving Commitments of such Facility then in effect (or if the Revolving Commitments of such Facility have been terminated, the sum of (x) the US Dollar Equivalent of the aggregate principal amount of Revolving Advances of such Facility then outstanding (other than Revolving Advances made by an Issuing Bank pursuant to Section 2.02(b)(iii) which have not then been reimbursed), (y) the L/C Exposure for all Lenders then outstanding in respect of such Facility and (z) the Bid Advances for all Lenders then outstanding in respect of such Facility); provided that the unused Commitments of, and the portion of the Term Loans, Revolving Advances and Bid Advances held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Facility Lenders.

“Majority Lenders” means, at any time, Lenders holding more than 50% of the sum of (a) the aggregate principal amount of the unfunded Term Loan Commitments then in effect, (b) the aggregate unpaid principal amount of the Term Loans then outstanding and (c) the Revolving Commitments then in effect (or if the Revolving Commitments have been terminated, the sum of (x) the US Dollar Equivalent of the aggregate principal amount of Revolving Advances then outstanding (other than Revolving Advances made by an Issuing Bank pursuant to Section 2.02(b)(iii) which have not then been reimbursed), (y) the L/C Exposure for all Lenders then outstanding and (z) the Bid Advances then outstanding); provided that the unused Commitments of, and the portion of the Term Loans, Revolving Advances and Bid Advances held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Margin Stock” shall have the meaning given such term under Regulation U issued by the Board of Governors of the Federal Reserve System.

“Material Acquisition” means any Acquisition that involves the payment of consideration by the Company and its Subsidiaries in excess of $250,000,000.

“Material Disposition” means any means any sale, transfer or other disposition of property or series of related sales, transfers or other dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries in excess of $250,000,000.

“Material Subsidiary” means, as of the Amendment No.  2 Effective Date and thereafter at any date of determination, each Subsidiary of the Company (1) whose total assets at the last day of the most recent Reference Period were equal to or greater than 5.0% of total assets of the Company and its Subsidiaries on a consolidated basis at such date or (2) whose gross revenues for such Reference Period were equal to or greater than 5.0% of the consolidated gross revenues of the Company and its Subsidiaries for such Reference Period, in each case determined in accordance with GAAP.

“Moody’s” means Moody’s Investors Service, Inc.  and any successor thereto.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate is making or accruing an obligation to make contributions, or has, within any of the preceding five plan years, made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single-employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and for at least one Person that is not an employee of the Company or any ERISA Affiliate or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event that such plan has been or were to be terminated.

“Net Cash Proceeds” means, with respect to any Disposition or any Casualty Event, the aggregate cash and Cash Equivalents received by the Company or any of its Subsidiaries in respect of such Disposition or Casualty Event, net of: (i) all reasonable out-of-pocket costs and expenses of incurred in connection with such a sale, including all legal, accounting, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes arising in connection with such Disposition or Casualty Event that are paid or required to be accrued as a liability under GAAP by such Person; (ii) all payments made by such Person on any Indebtedness (other than the Obligations and Indebtedness secured by Liens that are expressly subordinated to the Liens securing the Obligations) that is secured by such properties or other assets in accordance with the terms of any Lien upon or with respect to such properties or other assets or that must, by the terms of such Lien or such Indebtedness, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid to any other Person (other than the Company or a Subsidiary thereof) in connection with such Disposition or Casualty Event; and (iii) all contractually required distributions and other payments made to minority interest holders in Subsidiaries of such Person as a result of such transaction; provided, however, that: (a) in the event that any consideration for a Disposition or Casualty Event (which would otherwise constitute Net Cash Proceeds) is required by (I) contract to be held in escrow pending determination of whether a purchase price adjustment will be made or (II) GAAP to be reserved against other liabilities in connection with such Disposition or

Casualty Event, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person from escrow or otherwise; (b) any non-cash consideration received in connection with any transaction, which is subsequently converted to cash, shall become Net Cash Proceeds only at such time as it is so converted and (c) no net cash proceeds calculated in accordance with the foregoing realized shall constitute Net Cash Proceeds in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $50,000,000.

“New Lender” has the meaning specified in Section 2.04(d)(ii).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment or other modification that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Majority Lenders.

“Non-Defaulting Lender” means, at any time, each Revolving Lender or Term Loan Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” has the meaning specified in Section 2.04(b).

“Note” means a Revolving Note, Bid Note or Term Loan Note.

“Notice of Bid Borrowing” has the meaning specified in Section 2.02(d)(i)(A).

“Notice of Borrowing” has the meaning specified in Section 2.02(a)(i)(A).

“Notice of Issuance” has the meaning specified in Section 2.02(b)(i).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party or any Subsidiary arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Bank Products Agreement, Secured Hedge Agreement or Other Secured Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that, without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of the Loan Parties to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Loan Parties; provided, further, that the Obligations shall exclude any Excluded Swap Obligations.

“Officer’s Certificate” means a certificate signed in the name of the Company by its President, one of its Vice Presidents, its Treasurer or its Controller.

~~“Other Borrowers” means (a) with respect to the Company, any Additional Borrower, and (b) with respect to any Additional Borrower that is a Guarantor, the Company and each other Additional Borrower.~~

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Other Secured Agreement” means each of the agreements set forth on Schedule 1.01(B) hereto.

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17(b)).

“Participant” has the meaning assigned to such term in Section  ~~9.03.~~9.03(a).

“Participant Register” has the meaning assigned to such term in Section ~~9.03.~~9.03(b).

“Participating Member State” means a member of the European Communities that adopts or has adopted the Euro as its currency in accordance with EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for taxes that are not yet due or are being contested in good faith by appropriate proceedings;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings;

(c)        pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)      deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)          judgment liens in respect of judgments that do not constitute an Event of Default under Section 6.01(f);

(f)          leases, subleases, licenses and sublicenses of real property which do not materially interfere with the ordinary conduct of the business of the Company or the Subsidiaries;

(g)          Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(h)         Liens arising by virtue of any statutory, common law or contractual provisions relating to banker’s liens, rights of set off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution;

(i)            Liens arising from Uniform Commercial Code filings (or the non-US equivalent thereof) regarding operating leases entered into by the Company and the Subsidiaries in the ordinary course of business; and

(j)    ~~(f)~~  easements,  zoning  restrictions,  rights-of-way  and  similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Receivables Facility” means one or more accounts receivable securitization facilities established by a Receivables Subsidiary and one or more of the Company or its Subsidiaries, whereby the Company or one or more of its Subsidiaries shall sell, assign, contribute or otherwise transfer accounts receivables of the Company or its Subsidiaries to such Receivables Subsidiary in exchange for cash, subordinated indebtedness of the Receivables Subsidiary, the issuance of letters of credit and other appropriate consideration, and the Receivables Subsidiary in turn shall sell, assign, pledge or otherwise transfer such accounts receivable (or undivided fractional interests therein) to buyers, purchasers or lenders (or shall otherwise borrow against such accounts receivable), so long as (a) except as set forth in clause (b) of this definition, no portion of the Indebtedness or any other obligation (contingent or otherwise) under such Permitted Receivables Facility shall be guaranteed by the Company or any of its Subsidiaries (other than the Receivables Subsidiary), (b) there shall be no recourse or obligation to the Company or any of its Subsidiaries (other than the Receivables Subsidiary) whatsoever other than pursuant to representations, warranties, covenants, indemnities and performance guarantees or undertakings (which shall exclude any guarantees of principal of, and interest on such Permitted Receivables Facility) entered into in connection with such Permitted Receivables Facility that in the reasonable opinion of the Company are customary for securitization transactions and (c) none of the Company nor any of its Subsidiaries (other than the Receivables Subsidiary) shall have provided, either directly or indirectly, any other credit support of any kind in connection with such Permitted Receivables Facility, except as set forth in clause (b) of this definition.

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions, expenses, plus an amount equal to any existing commitment unutilized), (b) the final maturity date of such Permitted Refinancing Indebtedness is on or after the final maturity date of the Indebtedness being Refinanced and (ii) the weighted average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to the weighted average life to maturity of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such obligations on terms in the aggregate not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have obligors that are not (or would not have been) obligated with respect to the Indebtedness so Refinanced than the Indebtedness being Refinanced.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single-Employer Plan or a Multiple Employer Plan.

“Platform” has the meaning specified in Section 10.02(d).

“Post-Petition Interest” has the meaning specified in Section 7.05(b).

“Prepayment Notice” has the meaning specified in Section 10.09(a).

“Present Fair Salable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the Company and its Subsidiaries taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

“Principal Financial Center” means, in the case of any Committed Alternative Currency, the principal financial center where such currency is cleared and settled, as determined by the Administrative Agent.

“Pro Rata Share” of any amount means, with respect to any Revolving Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Commitment at such time (or, if the Revolving Commitments shall have been terminated pursuant to Section 2.04 or 6.01, such Lender’s Revolving Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Revolving Commitments at such time (or, if the Revolving Commitments shall have been terminated pursuant to Section 2.04 or 6.01, the aggregate amount of all Revolving Commitments as in effect immediately prior to such termination).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC Credit Report” has the meaning specified in Section 10.20.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quotation Day” means (a) with respect to any Eurodollar Rate Advance denominated in Canadian Dollars for any Interest Period, the first day of such Interest Period, (b) with respect to any Eurodollar Rate Advance denominated in Euros for any Interest Period, two TARGET Days before the first day of such Interest Period, (c) with respect to any Eurodollar Rate Advance denominated in any currency other than Canadian Dollars or Euros for any Interest Period, two Business Days prior to the commencement of such Interest Period (unless, in each case, market practice differs in the relevant market where the Eurodollar Rate for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)) and (d) with respect to any Bid Advance for any period, two Business Days prior to the date of such Bid Borrowing.

~~“Rating Agencies” means, collectively, S&P, Moody’s and Fitch.~~

“Receivables Related Assets” means, collectively, accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, in each case relating to receivables subject to a Permitted Receivables Facility, including interests in merchandise or goods, the sale or lease of which gave rise to such receivables, related contractual rights, guarantees, insurance proceeds, collections and proceeds of all of the foregoing.

“Receivables Subsidiary” means a Wholly Owned Subsidiary of the Company that has been established as a “bankruptcy remote” Subsidiary for the sole purpose of acquiring accounts receivable under a Permitted Receivables Facility and that shall not engage in any activities other than in connection with a Permitted Receivables Facility.  In jurisdictions where trusts or other funding vehicles are used to purchase Receivables Related Assets in connection with receivables securitization transactions, “Receivables Subsidiary” shall include such trusts or other funding vehicles.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

~~“Reference Bank Rate” means, with respect to any Eurodollar Rate Advance in any currency for any Interest Period or any Bid Advance for the period from the date of such Bid Advance to its maturity date as specified in the applicable Notice of Bid Borrowing, the arithmetic mean of the Submitted Reference Bank Rates (rounded upward to four decimal places) in respect thereof.~~

~~“Reference Banks” means with respect to any currency, such banks as may be appointed by the Administrative Agent as Reference Banks in respect of such currency in consultation with the Company and as consented to by such bank.~~

“Reference Period” means any period of four consecutive fiscal quarters of the Company.

“Refinance” has the meaning set forth in the definition of “Permitted Refinancing Indebtedness”.

“Register” has the meaning specified in Section 9.02(d).

“Regulation FD” has the meaning specified in Section 10.12.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, representatives, controlling persons and agents, including accountants, legal counsel and other advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means for any Benchmark, (a) the central bank for the currency in which the applicable Benchmark is denominated or any central bank or other supervisor which is responsible for supervising either the applicable Benchmark or the administrator of the applicable Benchmark or (b) any working group or committee officially endorsed or convened by (i) the central bank for the currency in which the applicable Benchmark is denominated, (ii) any central bank or other supervisor which is responsible for supervising either the applicable Benchmark or the administrator of the applicable Benchmark, (iii) a group of those central banks or other supervisors or (iv) the Financial Stability Board or any part thereof.

“Replaced Revolving Commitments” has the meaning assigned to such term in Section ~~10.01.~~10.01(ii).

“Replacement Revolving Commitments” has the meaning assigned to such term in Section ~~10.01.~~10.01(ii).

“Replaced Term Loan” has the meaning assigned to such term in Section ~~10.01.~~10.01(i).

“Replacement Term Loan” has the meaning assigned to such term in Section ~~10.01.~~10.01(i).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property and including any sinking fund payment or similar deposit) on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof).

“Restricted Period” means the period commencing on the Amendment No.  2 Effective Date and ending on the Collateral Release Date.

“Revolving Advance” means an advance (other than a Bid Advance) by a Revolving Lender to a Borrower pursuant to Section 2.02(a) or (b)(iii), and refers to (i) in the case of Revolving Advances denominated in US Dollars, a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Revolving Advance for Revolving Advances denominated in US Dollars) and (ii) in the case of Revolving Advances denominated in any Committed Alternative Currency, a Eurodollar Rate Advance (which shall be the “Type” of Revolving Advance for Revolving Advances denominated in such currency).

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Advances of the same currency, the same Type (and, in the case of a borrowing consisting of Eurodollar Rate Advances, having the same Interest Period) made by the Revolving Lenders.

“Revolving Commitment” means, with respect to any Revolving Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Revolving Commitment” or, if such Lender has entered into one or more Assignment and Assumptions, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.02  as such Lender’s “Revolving Commitment”, as such amount may be reduced or increased at or prior to such time pursuant to Section 2.04.  The aggregate Revolving Commitments of all the Revolving Lenders as of the ~~Closing~~Amendment No. 2 Effective Date shall be US$800,000,000.

“Revolving Commitment Increase” has the meaning specified in Section 2.04(d)(i).

 “Revolving Credit Facility” means the revolving credit facility established pursuant to Section 2.01(a)(i) (including any increase in such revolving credit facility established pursuant to Section 2.04(d)).

“Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum of (a) the outstanding principal amount of the US Dollar Equivalent of such Lender’s Revolving Advances and (b) such Lender’s L/C Exposure.

“Revolving Lender” means a Lender with a Revolving Commitment and/or outstanding Revolving Advances, Bid Advances and/or participations in Letters of Credit.

“Revolving Note” means a promissory note of a Borrower payable to any Lender and its registered assigns, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate Indebtedness of such Borrower to such Lender resulting from the Revolving Advances made to such Borrower by such Lender.

“Revolving Termination Date” means ~~the date that is five years after the Closing Date~~July 16, 2024 (or the earlier date on which the termination in whole of the Commitments occurs pursuant to Sections 2.04(a) or 6.01).

“S&P” means S&P Global Ratings and any successor thereto.

“Sanctioned Person” means any Person described in Section 4.01(k)(i)(x), (y) or (z).

“Sanctions” has the meaning specified in Section 4.01(k).

“Screen Rate” means the CDOR Screen Rate, the EURIBOR Screen Rate and the LIBO Screen Rate, collectively and individually, as the context may require.

“SEC” means the Securities and Exchange Commission.

“Secured Hedge Agreement” means any Swap Contract that is entered into by and between any Loan Party or any Subsidiary thereof and any Hedge Bank prior to, on or after the Amendment No.  2 Effective Date.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Banks, each Bank Products Provider, each Hedge Bank, the lenders, issuing banks and other counterparties or beneficiaries under any Other Secured Agreement, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 8.09, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” means the Security Agreement substantially in the form of Exhibit F hereto, with such changes thereto as shall be reasonably acceptable to the Administrative Agent and the Company, among the Loan Parties and the Administrative Agent.

“Significant Subsidiary” means each Subsidiary, but excludes any Subsidiary the US Dollar value (or equivalent thereof) of whose assets is less than 5% of the total assets of the Company and the Subsidiaries, on a consolidated basis.

“Single-Employer Plan” means a single-employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained by the Company or any ERISA Affiliate solely for employees of the Company or any ERISA Affiliate or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event that such plan has been or were to be terminated.

“Solvent” means (a) each of the Fair Value and the Present Fair Salable Value of the assets of the Company and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities, (b) the Company and its Subsidiaries taken as a whole do not have Unreasonably Small Capital and (c) the Company and its Subsidiaries taken as a whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature.  For the purposes of this definition, “do not have Unreasonably Small Capital,” means the Company and its Subsidiaries taken as a whole have sufficient capital to ensure that it is a going concern.

“Special Prepayment Date” has the meaning specified in Section 10.09(a).

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 7.07).

“Specified Time” means (a) in relation to an Advance in Canadian Dollars, 11:00 A.M., Toronto, Ontario time and (b) otherwise, 11:00 A.M., London time.

“Spinco” has the meaning specified in the introductory paragraph hereto.

“Stated Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Company and its Subsidiaries taken as a whole, determined in accordance with GAAP consistently applied.

~~“Submitted Reference Bank Rate” means, as to any Reference Bank:~~

~~(a)          in relation to any Revolving Advances denominated in Canadian Dollars for any Interest Period, the rate supplied to the Administrative Agent at its request by such Reference Bank as of the Specified Time on the Quotation Day for Revolving Advances denominated in Canadian Dollars and the applicable Interest Period as the rate at which such Reference Bank is willing to extend credit by the purchase of bankers’ acceptances which have been accepted by banks which are for the time being customarily regarded as being of appropriate credit standing for such purpose with a term to maturity equal to the relevant period;~~

~~(b)          in relation to Revolving Advances denominated in Euros for any Interest Period, the rate supplied to the Administrative Agent at its request by such Reference Bank as of the Specified Time on the Quotation Day for Revolving Advances~~

~~denominated in Euros and the applicable Interest Period as the rate which such Reference Bank assesses to be the rate at which interbank term deposits in Euros and for the relevant period are offered for spot value (T+2) by one prime bank to another prime bank within the EMU zone;~~

~~(c)          in relation to Revolving Advances or Term Loans denominated in any currency other than Canadian Dollars or Euros, the rate (rounded upward to four decimal places) supplied to the Administrative Agent at its request by such Reference Bank as of the Specified Time on the Quotation Day for Revolving Advances or Term Loans in the relevant currency and the applicable Interest Period as the rate at which such Reference Bank could borrow funds in the London interbank market in such currency and for the relevant period, were it to do so by asking for and then accepting interbank offers in reasonable market size in that currency and for that period;~~ provided ~~that upon supplying such Submitted Reference Bank Rate to the Administrative Agent pursuant to this clause (c), such Reference Bank shall certify that it has not submitted or shared such Submitted Reference Bank Rate with any individual who is formally designated as being involved in the ICE LIBOR submission process; and~~

~~(d)          in relation to Bid Advances, the rate (rounded upward to four decimal places) supplied to the Administrative Agent at its request by such Reference Bank as the rate at which deposits in US Dollars are offered by the principal office of such Reference Bank in London, England to prime banks in the London interbank market at the Specified Time on the Quotation Day in an amount substantially equal to the aggregate amount of such Bid Borrowing and for a period equal to the period from the date of such Bid Advance to its maturity date as specified in the applicable Notice of Bid Borrowing.~~

“Subordinated Obligations” has the meaning specified in Section 7.05.

“Subsidiary” means, as at any particular time, any Person controlled by the Company the accounts of which would be consolidated with those of the Company in the Company’s consolidated financial statements if such financial statements were to be prepared at such time in accordance with GAAP, other than an Escrow Subsidiary prior to the Escrow Release Effective Time.

“Supported QFC” has the meaning specified in Section 10.20.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Person any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swiss Franc” and the “SFr” sign each means lawful currency of Switzerland.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euros.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Tax-Exempt Financing” means a transaction with a governmental unit or instrumentality which involves (i) the issuance by such governmental unit or instrumentality to Persons other than the Company or a Subsidiary of bonds or other obligations on which the interest is exempt from Federal income taxes under Section 103 of the Code and the proceeds of which are applied to finance or refinance the cost of acquisition of equipment or facilities of the Company or any of its subsidiaries, and (ii) participation in the transaction by the Company or a Subsidiary in any manner permitted by this Agreement.

“Term Loan Borrowing” means a borrowing consisting of Term Loans of the same Type (and, in the case of a borrowing consisting of Eurodollar Rate Advances, having the same Interest Period) made by the Term Loan Lenders.

“Term Loan Commitment” means an Initial Term Loan Commitment or an Incremental Term Loan Commitment.

“Term Loan Lender” means any Person with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Note” means a promissory note of the Company payable to any Term Loan Lender and its registered assigns, in substantially the form of Exhibit A-3 hereto, evidencing the portion of the Term Loans made to the Company by such Term Loan Lender.

“Term Loans” means the Initial Term Loans and, if applicable, the Incremental Term Loans (and “Term Loan” means any of such Term Loans) and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Term Loan).

“Termination Date” means (a) with respect to the Revolving Commitments and the Letter of Credit Commitments, the Revolving Termination Date, (b) with respect to the Initial Term Loans, ~~the date that is five years after the Closing Date~~July 16, 2024 (or the earlier date on which the Initial Term Loans have been accelerated pursuant to Section 6.01), and (c) with respect to any Incremental Term Loans, the date determined by the applicable Term Loan Lenders pursuant to Section 2.04(d) (or the earlier date on which the Initial Term Loans have been accelerated pursuant to Section 6.01).

“Type” shall have the meaning given such term in the definitions of “Term Loan” and “Revolving Advance”.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No.  600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“United States” or “U.S.” means the United States of America.

“Unused Revolving Commitment” means, with respect to each Revolving Lender at any time, (a) such Revolving Lender’s Revolving Commitment at such time minus (b) the sum of (i) the US Dollar Equivalent of the aggregate principal amount of all Revolving Advances made by such Revolving Lender (in its capacity as a Revolving Lender) and outstanding at such time, plus (ii) such Revolving Lender’s L/C Exposure then outstanding.

“US Dollar Equivalent” means, on any date, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in any currency other than US Dollars, the equivalent in US Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such currency at such time in effect under the provisions of such Section 1.05.

“US Dollars” and the “US$” sign each means lawful currency of the United States.

“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning assigned thereto in Section 10.20.

“US Tax Compliance Certificate” has the meaning assigned thereto in Section 2.14(g).

“Usage” means, at any time, the sum of the aggregate principal amount of the US Dollar Equivalent of the Revolving Advances and the Bid Advances then outstanding plus the Available Amount of the outstanding Letters of Credit.

“Voting Rights” means, as to any corporation or any other entity, ordinary voting power (whether associated with outstanding common stock or outstanding preferred stock, or both, or other outstanding ~~equity interests~~Equity Interests, as applicable) to elect members of the Board of Directors of such corporation or other entity (irrespective of whether or not at the time capital stock of any class or classes of such corporation or entity shall or might have voting power or additional voting power upon the occurrence of any contingency).

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Wholly Owned” means, with respect to any corporation or other entity, a corporation or other entity of which 100% of the Voting Rights (other than Voting Rights represented by directors’ qualifying shares or shares required by law to be owned by a resident of the relevant jurisdiction) are at the time directly or indirectly owned by the Company, by the Company and one or more other Wholly Owned Subsidiaries, or by one or more other Wholly Owned Subsidiaries.

“Withdrawal Liability” shall have the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrowers and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02        Other Definitions and Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document or the context otherwise requires: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein), (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

Section 1.03       Computation of Time Periods.  (a) In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

(b)          In this Agreement and the other Loan Documents each reference to a year shall be a reference to the twelve consecutive months beginning January 1 in such year and ending December 31 in such year and each reference to a quarter shall be a reference to one of the three consecutive month periods beginning January 1, April 1, July 1 or October 1, in each year.

Section 1.04         Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  “GAAP” shall mean generally accepted accounting principles as in effect from time to time; provided that if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date of this Agreement in GAAP, or in the application thereof, on the operation of such provision (or if the Administrative Agent notifies the Company that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP, or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance with Section 10.01.

Section 1.05        Currency Translation.  The Administrative Agent shall determine the US Dollar Equivalent of each Revolving Advance denominated in a Committed Alternative Currency as of ~~(x) the last Business Day of each fiscal quarter and (y)~~ the date of any borrowing or continuation of any Revolving Advances denominated in a Committed Alternative Currency (each such date, a “Calculation Date”), in each case using the Exchange Rate for such currency in relation to US Dollars in effect on the date that is ~~three~~two (2) Business Days prior to such Calculation Date, and each such amount shall be the US Dollar Equivalent of such Revolving Advance until the next required calculation thereof pursuant to this sentence.  The Administrative Agent shall notify the Company and the Revolving Lenders of each calculation of the US Dollar Equivalent of each Revolving Advance.

Section 1.06        Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

Section 2.01         The Revolving Advances, Letters of Credit and Initial Term Loans.  (a) Revolving Advances.  Each Revolving Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Advances in US Dollars and any Committed Alternative Currency to the Company or any Additional Borrower from time to time on any Business Day during the period from the Closing Date until the Revolving Termination Date in an aggregate amount such that the US Dollar Equivalent thereof does not exceed such Lender’s Unused Revolving Commitment; provided that, immediately following the making of such Revolving Advance, the Usage shall not exceed the aggregate amount of the Revolving Commitments of the Revolving Lenders; provided further that, following the making of any such Revolving Advance denominated in a Committed Alternative Currency, the US Dollar Equivalent of the aggregate amount of Revolving Advances outstanding in any currency other than US Dollars shall not exceed the Alternative Currency Sublimit.  Each Revolving Borrowing shall be in an aggregate amount not less than the Borrowing Minimum or the Borrowing Multiple in excess thereof and shall consist of Advances of the same Type and currency made on the same day by the Revolving Lenders ratably according to their respective Revolving Commitments.  Within the limits of each Revolving Lender’s Revolving Commitment, the Borrowers may borrow, repay pursuant to Section 2.05, prepay pursuant to Section 2.09, and reborrow, prior to the Revolving Termination Date, under this Section 2.01(a).

(b)          Letters of Credit.  Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue letters of credit (each a “Letter of Credit”) denominated in US Dollars for the account of the Company from time to time on any Business Day during the period from the Closing Date until 30 days before the Revolving Termination Date in an amount such that (i) the L/C Obligations for all Letters of Credit issued by such Issuing Bank do not exceed at any time the lesser of (x) the Letter of Credit Facility at such time and (y) such Issuing Bank’s Letter of Credit Commitment at such time, (ii) the Available Amount for each such Letter of Credit does not exceed an amount equal to the aggregate Unused Revolving Commitments of the Revolving Lenders at the time of issuance thereof and (iii) following the issuance of any such Letter of Credit, the Usage does not exceed the aggregate amount of the Revolving Commitments of the Revolving Lenders.  No Letter of Credit shall have an expiration date later than the earlier of (x) the first anniversary of its date of issuance and (y) five Business Days before the Revolving Termination Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).  Within the limits referred to above, the Company may request the issuance of Letters of Credit under this Section 2.01(b), repay any Revolving Advances resulting from drawings thereunder pursuant to Section 2.05 or prepay pursuant to Section 2.09 and request the issuance of additional Letters of Credit under this Section 2.01(b).  With respect to each letter of credit designated by the Company in writing to the Administrative Agent no later than five Business Days prior to the Closing Date (or such later date as agreed by the Administrative Agent) as an “Existing Letter of Credit” for which the issuer thereof is a Revolving Lender who is either an Issuing Bank or has agreed to be an Issuing Bank in respect of such letter of credit, such letter of credit shall be deemed to constitute a Letter of Credit issued hereunder on the Closing Date and the Revolving Lender that is an issuer of such Letter of Credit shall be deemed to be an Issuing Bank for such letter of credit; provided that after giving effect to such deemed issuance, in no event shall the Usage exceed the Revolving Commitments of the Revolving Lenders; provided further that any renewal or replacement of any such letter of credit shall be issued by an Issuing Bank pursuant to the terms of this Agreement.

(c)          Initial Term Loans.  Each Initial Term Loan Lender severally agrees, on the terms and conditions hereinafter set forth, to make Initial Term Loans in US Dollars to the Company in up to three (3) separate draws from time to time on any Business Day during the period from the Closing Date until the Initial Term Loan Funding Deadline in an aggregate principal amount not to exceed such Lender’s Initial Term Loan Commitment.  Each Term Loan Borrowing of Initial Term Loans shall be in an aggregate amount not less than the Borrowing Minimum or the Borrowing Multiple in excess thereof and shall consist of Advances of the same Type made on the same day by the Initial Term Loan Lenders ratably according to their respective Initial Term Loan Commitments.  Any unfunded portion of the Initial Term Loan Commitments shall automatically terminate in its entirety on the earlier to occur of the Initial Term Loan Funding Date and the Initial Term Loan Funding Deadline.

Section 2.02       Making the Advances.   (a)  Making the Term Loans and Revolving Advances.  (i) (A) Each Term Loan Borrowing and each Revolving Borrowing shall be made on notice, given not later than 11:00 A.M. Local Time, (x) in the case of Eurodollar Rate Advances denominated in US Dollars, on the third Business Day prior to the date of the proposed Borrowing, (y) in the case of Eurodollar Rate Advances denominated in a Committed Alternative Currency, on the fourth Business Day prior to the date of the proposed Revolving Borrowing or (z) in the case of Base Rate Advances, on the day of the proposed Borrowing, by the applicable Borrower to the Administrative Agent, which shall give to each appropriate Lender prompt notice thereof by telecopier.  Each such notice of a Term Loan Borrowing or Revolving Borrowing (as applicable, a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, in substantially the form of Exhibit B-1 hereto, specifying therein the requested (I) date of such Term Loan Borrowing or Revolving Borrowing, (II) Type of Advances comprising such Term Loan Borrowing or Revolving Borrowing, (III) aggregate amount of such Term Loan Borrowing or Revolving Borrowing, (IV) in the case of a Revolving Borrowing, the applicable Borrower and the currency in which such Revolving Advance is to be made and (V) in the case of a Eurodollar Rate Advance, the Interest Period for each such Term Loan or Revolving Advance.  Each Lender shall, before 1:00 P.M. (Local Time) on the date of such Term Loan Borrowing or Revolving Borrowing make available for the account of its Applicable Lending Office to the Administrative Agent, in the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Term Loan Borrowing or Revolving Borrowing.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent, as applicable, will make such funds available to the applicable Borrower at the Administrative Agent’s address set forth on Schedule 10.02.  Notwithstanding anything to the contrary contained herein, each Lender at its option may make any Advance by causing any domestic or foreign branch or Affiliate of such Lender to make such Advance; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Advances in accordance with the terms of this Agreement and shall not cause the Borrowers to incur as of the date of the exercise of such option any greater liability than it shall then have under Section 2.10 or Section 2.14.

(B)          The failure of any Lender to make the Term Loan or Revolving Advance to be made by it as part of any Term Loan Borrowing or Revolving Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Term Loan or Revolving Advance on the date of such Term Loan Borrowing or Revolving Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Term Loan or Revolving Advance to be made by such other Lender on the date of any Term Loan Borrowing or Revolving Borrowing.

(C)          Any Incremental Term Loans shall be borrowed pursuant to, and in accordance with, Section 2.04(d).

(ii)          Anything in subsection (i) above to the contrary notwithstanding,

(A)          if any Lender shall, at least one Business Day before the date of any requested Term Loan Borrowing or Revolving Borrowing comprised of Eurodollar Rate Advances, notify the Administrative Agent (with a copy to the applicable Borrower) that the introduction of or any change in or in the interpretation of any law or regulation by any court, authority or agency, or any other governmental, judicial or regulatory body, makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (1) with respect to Advances to be denominated in US Dollars, the right of such Borrower to select Eurodollar Rate Advances for such Term Loan Borrowing or Revolving Borrowing or any subsequent Term Loan Borrowing or Revolving Borrowing, with respect to such Lender (only), shall be suspended until such Lender shall notify the Administrative Agent (with a copy to the applicable Borrower) that the circumstances causing such suspension no longer exist or such Lender shall cease to be a party hereto, and each Term Loan or Revolving Advance comprising such Term Loan Borrowing or Revolving Borrowing shall, with respect to such Lender (only), be a Base Rate Advance of an equivalent amount and for an approximately equivalent term, provided that if all the Lenders so notify the Administrative Agent, the Administrative Agent shall so notify the applicable Borrower and the Notice of Borrowing in respect of such requested Term Loan Borrowing or Revolving Borrowing shall be automatically revoked and (2) with respect to Revolving Advances to be denominated in a Committed Alternative Currency, such Advances shall bear interest at an interest rate reasonably determined by the Administrative Agent, after consultation with the Company and such Lender, to compensate such Lender for the actual costs of obtaining the funds for such Advance in such currency for the applicable period (which interest rate shall in no event be less than zero) plus the Applicable Margin with respect to Eurodollar Rate Advances; provided that if all the Lenders so notify the Administrative Agent, the Administrative Agent shall so notify the applicable Borrower and the Notice of Borrowing in respect of such requested Revolving Borrowing shall be automatically revoked; provided further that if the circumstances giving rise to such notice affect only Eurodollar Rate Advances in certain Committed Alternative Currencies, then Revolving Borrowings in other Committed Alternative Currencies will not be affected by the provisions of this Section~~.~~ 2.02.  Each Lender giving a notice under this subclause (A) shall, promptly after giving such notice, provide the Company (with a copy to the Administrative Agent) with an explanation, in reasonable detail, as to the circumstances causing such suspension;

(B)          ~~in the event that it is necessary to determine the Eurodollar Rate with reference to the Reference Banks, and if none of the Reference Banks furnish timely information to~~if, in connection with any requested Term Loan Borrowing or Revolving Borrowing, the Administrative Agent determines that deposits are not being offered to banks in the interbank Eurodollar market for the applicable amount, currency and Interest Period of any Eurodollar Rate Advance, or adequate and reasonable means do not exist for determining the Eurodollar Rate for ~~Eurodollar Rate Advances comprising any requested Term Loan Borrowing or Revolving Borrowing~~any requested Interest Period with respect to a proposed Eurodollar Rate Advance or in connection with an existing or proposed Base Rate Advance, (1) the right of the Borrowers to select Eurodollar Rate Advances for any such Term Loan Borrowing or Revolving Borrowing denominated in US Dollars or any subsequent Term Loan Borrowing or Revolving Borrowing denominated in US Dollars shall be suspended until the Administrative Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Term Loan Borrowing or Revolving Borrowing shall be a Base Rate Advance and (2) any such Revolving Borrowing denominated in a Committed Alternative Currency or any subsequent Revolving Borrowing denominated in a Committed Alternative Currency shall bear interest at an interest rate reasonably determined by the Administrative Agent, after consultation with the Company and the applicable Lenders, to compensate the applicable Lenders for the actual costs of obtaining the funds for such Revolving Borrowing in such currency for the applicable period (which interest rate shall in no event be less than ~~zero~~0.75%) plus the Applicable Margin with respect to Eurodollar Rate Advances; and

(C)          if Term Loan Lenders or Revolving Lenders having more than 50% of the Term Loan Commitments or Revolving Commitments, as applicable, shall, at least one Business Day before the date of any requested Term Loan Borrowing or Revolving Borrowing comprised of Eurodollar Rate Advances, notify the Administrative Agent (with a copy to the applicable Borrower) that the Eurodollar Rate for Eurodollar Rate Advances comprising such Term Loan Borrowing or Revolving Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective

Eurodollar Rate Advances for such Term Loan Borrowing or Revolving Borrowing, (1) in respect of any such Term Loan Borrowing or Revolving Borrowing denominated in US Dollars, the Notice of Borrowing given in respect of such requested Term Loan Borrowing or Revolving Borrowing shall be automatically revoked and the right of the Borrowers to select Eurodollar Rate Advances for such Term Loan Borrowing or Revolving Borrowing or any subsequent Term Loan Borrowing or Revolving Borrowing shall be suspended until such Lenders shall notify the Administrative Agent (with a copy to the applicable Borrower) and the other Lenders that the circumstances causing such suspension no longer exist and (2) in respect of any such Revolving Borrowing denominated in a Committed Alternative Currency, such Revolving Borrowing shall be made as a Revolving Borrowing bearing interest at an interest rate reasonably determined by the Administrative Agent, after consultation with the Company and the applicable Lenders, to compensate the applicable Lenders for the actual costs of obtaining the funds for such Revolving Borrowing in such currency for the applicable period (which interest rate shall in no event be less than zero) plus the Applicable Margin with respect to Eurodollar Rate Advances until such Lenders shall notify the Administrative Agent (with a copy to the applicable Borrower) and the other Lenders that the circumstances causing such adjustment no longer exist.  The Lenders giving a notice under this subclause (C) shall, promptly after giving such notice, provide the Company (with a copy to the Administrative Agent) with an explanation, in reasonable detail, as to the circumstances causing such suspension.

(D)          Anything in subsection (i) above to the contrary notwithstanding, (1) the Borrowers may not select Eurodollar Rate Advances for any Term Loan Borrowing or Revolving Borrowing if the aggregate amount of such Term Loan Borrowing or Revolving Borrowing is less than the Borrowing Minimum and (2) the Eurodollar Rate Advances may not be outstanding as part of more than ten separate Revolving Borrowings and Term Loan Borrowings.

(iii)          Each Notice of Borrowing (subject to subsections (ii)(A) and (ii)(C) above) shall be irrevocable and binding on the Borrower giving such notice.  In the case of any Term Loan Borrowing or Revolving Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the applicable Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Term Loan Borrowing or Revolving Borrowing the applicable conditions set forth in Article III, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Term Loan Borrowing or Revolving Borrowing when such Advance, as a result of such failure, is not made on such date.  Each Lender claiming indemnity for any such loss, cost or expense under this clause (iii) shall provide, at the time of making such claim, the applicable Borrower (with a copy to the Administrative Agent) with reasonable details, including the basis for the calculation thereof, of such loss, cost or expense, provided that, in the absence of manifest error, the amount of such claims so notified shall be conclusive and binding upon such Borrower.

(iv)          Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Term Loan Borrowing or Revolving Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Term Loan Borrowing or Revolving Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Term Loan

Borrowing or Revolving Borrowing in accordance with subsection (i) of this Section 2.02(a) and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and such Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each date from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of a Borrower, the Base Rate and (ii) in the case of such Lender, (1) in the case of Advances denominated in US Dollars, the Federal Funds Rate, (2) in the case of Advances denominated in Canadian Dollars, the Canadian Interbank Rate and (3) in the case of Advances denominated in any other Committed Alternative Currency, a rate determined by the Administrative Agent in accordance with banking rules on interbank compensation in the relevant currency.  If the applicable Borrower shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the applicable Borrower the amount of such interest paid by the applicable Borrower for such period.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Term Loan Borrowing or Revolving Borrowing for purposes of this Agreement.  Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)          Issuance of and Drawings and Reimbursement Under Letters of Credit.

(i)          Request for Issuance.  (A) Each Letter of Credit shall be issued or amended, as the case may be, upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit (or such shorter notice period as may be agreed by the applicable Issuing Bank), by the Company to any Issuing Bank, which shall give the Administrative Agent prompt written notice thereof.  Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone (or as otherwise agreed between the Company and the applicable Issuing Bank), confirmed immediately in writing, specifying therein the requested (I) date of such issuance (which shall be a Business Day), (II) Available Amount of such Letter of Credit, (III) expiration date of such Letter of Credit, (IV) name and address of the beneficiary of such Letter of Credit, (V) form of such Letter of Credit, (VI) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (VII) the purpose and nature of the requested Letter of Credit and (VIII) such other matters as the applicable Issuing Bank may require and shall be accompanied by such application and agreement for letter of credit (if any) and other documents related to such Letter of Credit as such Issuing Bank may reasonably specify to the Company for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”).  If the requested form of such Letter of Credit is acceptable to the applicable Issuing Bank in its reasonable discretion, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III and provided such Issuing Bank has not received written notice from any Revolving Lender by at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit notifying such Issuing Bank that one or more applicable conditions contained in Article III shall not then be satisfied, enter into the applicable amendment or issue such Letter of Credit in accordance with such Issuing Bank’s usual and customary business practices or as otherwise agreed with the Company in connection with such issuance.  In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(ii)          Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Revolving Lenders, each Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate Available Amount of such Letter of Credit.  The Company hereby agrees to each such participation.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Share of each drawing made under a Letter of Credit funded by the Issuing Bank and not reimbursed by the Company on the date made, or of any reimbursement payment required to be refunded to the Company for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or an Event of Default, or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Pro Rata Share of such Letter of Credit at each time such Lender’s Revolving Commitment is amended pursuant to Section 2.04, pursuant to an assignment in accordance with Section 9.02 or otherwise pursuant to this Agreement.

(iii)          Drawing and Reimbursement.  Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall notify the Company and the Administrative Agent thereof.  The payment by any Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of a Revolving Advance, which shall be a Base Rate Advance, in the amount of such draft.  The Administrative Agent shall promptly notify each Revolving Lender of such notice, and each Revolving Lender shall pay to the Administrative Agent such Lender’s Pro Rata Share of such outstanding Revolving Advance, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of such Issuing Bank, by deposit to the Administrative Agent, in the Administrative Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Revolving Advance to be funded by such Lender.  Promptly after receipt thereof, the Administrative Agent shall transfer such funds to such Issuing Bank.  Each Revolving Lender agrees to fund its Pro Rata Share of an outstanding Revolving Advance made by an Issuing Bank as a result of a drawing under the Letter of Credit on (A) the Business Day on which demand therefor is made by the Issuing Bank, provided that notice of such demand is given not later than 1:00 P.M. (New York City time) on such Business Day, or (B) the first Business Day next succeeding such demand if notice of such demand is given after such time.  If and to the extent that any Revolving Lender shall not have so made the amount of such Revolving Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the applicable Issuing Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable.  If such Lender shall pay to the Administrative Agent such amount for the account of such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Revolving Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Revolving Advance made by the applicable Issuing Bank shall be reduced by such amount on such Business Day.  The applicable Issuing Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(iv)   Letter of Credit Reports.   Each Issuing Bank shall furnish (A) to the Administrative Agent on the first Business Day of each week a written report summarizing issuance and expiration dates of Letters of Credit issued by it during the previous week and drawings during such week under all Letters of Credit issued by it and (B) to the Administrative Agent on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by it.

(v)        Failure to Make Revolving Advances.  The failure of any Revolving Lender to make the Revolving Advance to be made by it on the date specified in Section 2.02(b)(iii) shall not relieve any other Revolving Lender of its obligation hereunder to make its Revolving Advance on such date, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make the Revolving Advance to be made by such other Revolving Lender on such date.

(c)         Applicability of ISP and UCP; Limitation of Liability.  Unless otherwise expressly agreed by the applicable Issuing Bank and the Company when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.  Notwithstanding the foregoing, the applicable Issuing Bank shall not be responsible to the Company for, and such Issuing Bank’s rights and remedies against the Company shall not be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(d)          Making the Bid Advances.

(i)         Each Revolving Lender severally agrees that the Company may make Bid Borrowings denominated in US Dollars under this Section 2.02(d) from time to time on any Business Day during the period from the Closing Date until the date occurring one day prior to the Revolving Termination Date in the manner set forth below; provided that, following the making of each Bid Borrowing, the Usage shall not exceed the aggregate amount of the Revolving Commitments of the Revolving Lenders.

(A)         The Company may request a Bid Borrowing under this Section 2.02(d) by delivering to the Administrative Agent, by telephone, confirmed immediately in writing, a notice of a Bid Borrowing (a “Notice of Bid Borrowing”), in substantially the form of Exhibit B-2 hereto, specifying (I) the date and aggregate amount of the proposed Bid Borrowing, (II) the type of interest rate applicable to such Bid Borrowing (which shall be a margin above or below the Eurodollar Rate or a fixed rate), (III) the interest period or periods applicable to such Bid Borrowing (which shall be from 14 days up to 12 months in the case of Eurodollar Rate related Bid Borrowings and from seven days up to 365 days in the case of fixed rate Bid Borrowings), (IV) the maturity date for repayment of each Bid Advance to be made as part of such Bid Borrowing (which maturity date may not be later than the Revolving Termination Date), (V) the interest payment date or dates relating thereto, (VI) the time after which the offer of any Revolving Lender bidding for such Bid Borrowing cannot be accepted by the Company (which shall not be later than 10:30 A.M., New York City time, on the date of the proposed Bid Borrowing in the case of a fixed rate Bid Borrowing and on the third Business Day prior to the date of the proposed Bid Borrowing in the case of a Eurodollar Rate Bid Borrowing), and (VII) any other terms to be applicable to such Bid Borrowing, not later than 9:00 A.M. (New York City time) (x) at least one Business Day prior to the proposed Bid Borrowing if the Company shall specify in the Notice of Bid Borrowing that the rates of interest to be offered by Revolving Lenders shall be fixed rates and (y) at least three Business Days prior to the proposed Bid Borrowing, if the Company shall instead specify in the Notice of Bid Borrowing that the rates to be offered by the Revolving Lenders shall be a margin above or below the Eurodollar Rate.  The Administrative Agent shall in turn notify each Revolving Lender of each request for a Bid Borrowing received by it from the Company by sending such Lender a copy of the related Notice of Bid Borrowing.

(B)          Each Revolving Lender shall, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Bid Advances to the Company as part of such proposed Bid Borrowing at a rate or rates of interest, with maturity date or dates, and with a maximum principal amount that may be accepted by the Company, each as specified by such Lender in its sole discretion, by notifying the Administrative Agent (which shall give prompt notice thereof to the Company) by telephone before 9:30 A.M. (New York City time), confirmed in writing before 10:30 A.M. (New York City time), (I) on the date of such proposed Bid Borrowing, if the Company shall have specified in the Notice of Bid Borrowing that the rates of interest to be offered by the Revolving Lenders were to be fixed rates per annum and (II) on the second Business Day prior to the proposed Bid Borrowing, if the Company shall have instead specified in the Notice of Bid Borrowing that the rates of interest to be offered by the Revolving Lenders were to be Eurodollar Rates, of the maximum amount of each Bid Advance which such Lender would be willing to make as part of such proposed Bid Borrowing (which amounts may, subject to the proviso to the first sentence of this Section 2.02(d)(i), exceed such Lender’s Revolving Commitment), the rate or rates of interest and maturity date or dates therefor and such Lender’s Applicable Lending Office with respect to such Bid Advance; provided that if the Administrative Agent in its capacity as a Revolving Lender shall, in its sole discretion, elect to make any such offer, it shall notify the Company of such offer at least 30 minutes before the time and on the date on which notice of such election is to be given to the Administrative Agent by the other Revolving Lenders.  If any Revolving Lender shall elect not to make such an offer, such Lender shall so notify the Administrative Agent by telephone, confirmed immediately in writing, before 9:30 A.M. (New York City time) on the date on which notice of such election is to be given to the Administrative Agent by the other Revolving Lenders and such Lender shall not be obligated to, and shall not, make any Bid Advance as part of such Bid Borrowing; provided that the failure by any Revolving Lender to give such notice shall not cause such Lender to be obligated to make any Bid Advance as part of such proposed Bid Borrowing.

(C)          The Company shall, in turn, not later than the time after which the Company cannot accept the bid of any Revolving Lender, as specified by the Company in the Notice of Bid Borrowing delivered by it in respect of such proposed Bid Borrowing, (I) on the date of such proposed Bid Borrowing, if the Company shall have specified in the Notice of Bid Borrowing that the rates of interest to be offered by the Revolving Lenders were to be fixed rates per annum and (II) on the third Business Day prior to the proposed Bid Borrowing, if the Company shall have instead specified in the Notice of Bid Borrowing that the rates of interest to be offered by the Revolving Lenders were to be Eurodollar Rates, either,

(x)          cancel such Bid Borrowing by giving the Administrative Agent notice by telephone, confirmed immediately in writing, to that effect, or

(y)         accept one or more of the offers made by any Revolving Lender or Revolving Lenders pursuant to paragraph (B) above, in ascending order of the effective cost to the Company (and if two or more of such offers have an equal effective cost to the Company, the Company shall accept each such equal offer in the proportion that the amount of each such equal offer bears to the aggregate amount of all offers at such equal effective cost made by the Revolving Lenders making such equal offers), provided that if the order referred to above would result in the acceptance of an offer by any Revolving Lender in an aggregate amount of less than US$5,000,000, the Company shall accept such amounts as, in its discretion, it chooses to ensure that no offer of a Revolving Lender is accepted for an aggregate amount of less than US$5,000,000; such acceptance shall be made by the Company giving notice by telephone, confirmed immediately in writing, to the Administrative Agent of the amount of each Bid Advance (which amount shall be equal to or less than the maximum amount notified to the Company by such Lender for such Bid Advance pursuant to paragraph (B) above) to be made by such Lender as part of such Bid Borrowing, and reject any remaining offers made by Revolving Lenders pursuant to paragraph (B) above by giving the Administrative Agent notice to that effect.

(D)          If the Company notifies the Administrative Agent that such Bid Borrowing is cancelled pursuant to paragraph (C)(x) above, the Administrative Agent shall give prompt notice thereof to the Revolving Lenders and such Bid Borrowing shall not be made.

(E)          If the Company accepts one or more of the offers made by any Revolving Lender or Revolving Lenders pursuant to paragraph (C)(y) above, the Administrative Agent shall in turn promptly notify by telephone, confirmed immediately in writing, (I) each Revolving Lender that has made an offer as described in paragraph (B) above, of the date and aggregate amount of such Bid Borrowing and whether or not any offer or offers made by such Lender pursuant to paragraph (B) above have been accepted by the Company, (II) each Revolving Lender that is to make a Bid Advance as part of such Bid Borrowing, of the amount of each Bid Advance to be made by such Lender as part of such Bid Borrowing, and (III) each Revolving Lender that is to make a Bid Advance as part of such Bid Borrowing, upon receipt, that the Administrative Agent has received forms of documents appearing to fulfill the applicable conditions set forth in Article III.  Each Revolving Lender that is to make a Bid Advance as part of such Bid Borrowing shall, before 12:00 noon (New York City time) on the date of such Bid Borrowing specified in the notice received from the Administrative Agent pursuant to clause (I) of the preceding sentence or any later time when such Lender shall have received notice from the Administrative Agent pursuant to clause (III) of the preceding sentence, make available for the account of its Applicable Lending Office to the Administrative Agent, in the Administrative Agent’s Account, in same day funds, such

Lender’s portion of such Bid Borrowing.  Upon fulfillment of the applicable conditions set forth in Article III and after receipt by the Administrative Agent of such funds, the Administrative Agent will make such funds available to the Company at the Administrative Agent’s address set forth on Schedule 10.02.  Promptly after each Bid Borrowing the Administrative Agent will notify each Revolving Lender of the amount of the Bid Borrowing and the dates upon which such Bid Borrowing commenced and will terminate.

(F)          The Company shall indemnify each Revolving Lender against any loss, cost, or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified for such Bid Borrowing the applicable conditions set forth in Article III, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or maintained by such Lender to fund the Bid Advance to be made by such Lender as part of such Bid Borrowing when such Bid Advance, as a result of such failure, is not made on such date.  Each Revolving Lender claiming indemnity for such loss, cost or expense under this subclause (F) shall provide, at the time of making such claim, the Company (with a copy to the Administrative Agent) with reasonable details, including the basis for the calculation thereof, of such loss, cost or expense, provided that, in the absence of manifest error, the amount of such claim so notified shall be conclusive and binding upon the Company.

(G)          In the case of a proposed Bid Borrowing comprised of Eurodollar Rate related Bid Advances, the Administrative Agent shall, as soon as possible, notify the Company and the Revolving Lenders of the applicable Eurodollar Rate.

(ii)         Each Bid Borrowing shall be in an aggregate amount not less than US$5,000,000 or an integral multiple of US$1,000,000 in excess thereof and, following the making of such Bid Borrowing, shall not result in the limitations set forth in the proviso to the first sentence of Section 2.02(d)(i) being exceeded.

(iii)        Within the limits and on the conditions set forth in this Section 2.02(d), the Company may from time to time borrow under this Section 2.02(d), repay or prepay pursuant to subsection (iv) below, and reborrow prior to the Revolving Termination Date under this Section 2.02(d); provided, that a Bid Borrowing shall not be made within three Business Days of the date of any other Bid Borrowing.

(iv)       The Company shall repay to the Administrative Agent for the account of each Revolving Lender which has made a Bid Advance on the maturity date of each Bid Advance (such maturity date being that specified by the Company for repayment of such Bid Advance in the related Notice of Bid Borrowing delivered pursuant to subsection (i)(A) above and provided in the Bid Note evidencing such Bid Advance), the then unpaid principal amount of such Bid Advance.  The Company shall have no right to prepay any principal amount of any Bid Advance unless, and then only on the terms, specified by the Company for such Bid Advance in the related Notice of Bid Borrowing delivered pursuant to subsection (i)(A) above and provided in the Bid Note evidencing such Bid Advance (or with the consent of the Revolving Lender holding such Bid Note).

(v)      The Company shall pay interest on the unpaid principal amount of each Bid Advance from the date of such Bid Advance to the date the principal amount of such Bid Advance is repaid in full, at the rate of interest for such Bid Advance specified by the Revolving

Lender making such Bid Advance in its notice with respect thereto delivered pursuant to subsection (i)(B) above, payable on the interest payment date or dates specified by the Company for such Bid Advance in the related Notice of Bid Borrowing delivered pursuant to subsection (i)(A) above, as provided in the Bid Note evidencing such Bid Advance; provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 2.00% per annum above the Base Rate.

(vi)         The Indebtedness of the Company resulting from each Bid Advance made to the Company as part of a Bid Borrowing shall be evidenced by a separate Bid Note of the Company payable to the Revolving Lender making such Bid Advance and its registered assigns.

Section 2.03  Fees.

(a)        Commitment Fee.  Subject to Section 2.19(a)(iii)(A), the Company agrees to pay to the Administrative Agent for the account of each Lender (other than any Defaulting Lender) a commitment fee on the average daily aggregate amount of the Lenders’ Unused Revolving Commitments from the Closing Date in the case of each Lender as of the Closing Date and from the effective date specified in the Assignment and Assumption or Assumption Agreement pursuant to which any other Person became a Lender in the case of each other Lender until the Revolving Termination Date at the Commitment/Ticking Fee Rate, payable quarterly in arrears after the Closing Date.

(b)         Letter of Credit Fees.

(i)         The Company shall pay to the Administrative Agent for the account of each Revolving Lender a commission on such Lender’s Pro Rata Share of the average daily aggregate Available Amount of all Letters of Credit outstanding from time to time at a rate per annum equal to the Applicable Margin for Eurodollar Rate Advances, payable quarterly in arrears and on the Revolving Termination Date.

(ii)          The Company shall pay to each Issuing Bank, for its own account, a fronting fee equal to 0.125% per annum on the daily Available Amount of each Letter of Credit issued by such Issuing Bank, payable quarterly in arrears, and shall pay such other commissions, issuance fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Company and such Issuing Bank shall agree.

(c)      Initial Term Loan Ticking Fee.  Subject to Section 2.19(a)(iii)(A), the Company agrees to pay to the Administrative Agent for the account of each Initial Term Loan Lender, a non-refundable ticking fee on the daily aggregate amount of the unfunded Initial Term Loan Commitments from the sixty-first (61st) day after the Closing Date until the earliest to occur of (i) the Initial Term Loan Funding Date, (ii) the termination in full of the Initial Term Loan Commitments and (iii) the Initial Term Loan Funding Deadline, at the Commitment/Ticking Fee Rate, payable quarterly in arrears after the Closing Date.

(d)     Administrative Agent’s Fees.   The Company shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed between the Company and the Administrative Agent.

(e)       Initial Term Loan Funding Fee.  On the date of each Borrowing of Initial Term Loans, the Company agrees to pay to the Administrative Agent for the account of each Initial Term Loan

Lender making an Initial Term Loan on such date, a funding fee in an amount equal to 0.05% of the stated principal amount of such Lender’s Initial Term Loan made on such date.

Section 2.04         Reduction, Increase and Extension of the Commitments/Incremental Term Loans/Substitution of Lenders.

(a)        Voluntary Commitment Reductions.  The Company shall have the right, upon at least two Business Days’ notice to the Administrative Agent, to terminate in whole or permanently reduce ratably in part the Term Loan Commitments or the Revolving Commitments of the Lenders or the Letter of Credit Commitments of the Issuing Banks, provided that (i) each partial reduction shall be in the aggregate amount of US$10,000,000 or an integral multiple of US$1,000,000 in excess thereof and (ii) any notice of termination may state that such notice is conditioned upon the effectiveness of other credit facilities, the incurrence of other Indebtedness or the issuance of ~~equity interests~~Equity Interests of the Company or any of its Subsidiaries, in which case such notice may be revoked by the Company (by notice to the Administrative Agent) if such condition is not satisfied.

(b)        Extension of Termination Date.  Not later than the date 45 days prior to the applicable Termination Date then in effect, the Company may deliver to the Administrative Agent a notice requesting that the Commitments and Term Loans be extended to such date as the Company may specify in such notice (the “Extended Termination Date”), and the Administrative Agent shall promptly forward such notice to the Lenders.  Within 10 days after its receipt of any such notice, each Lender shall notify the Administrative Agent of its willingness or unwillingness so to extend all of its Commitment(s) and Term Loans.  Any Lender which shall fail so to notify the Administrative Agent within such period shall be deemed to have declined to extend its Commitment and Term Loans.  In the event that Lenders having Commitments and outstanding Term Loans equal to 35% or more of the aggregate Commitments and Term Loans outstanding at such time shall be willing to extend their respective Commitments and Term Loans, the Administrative Agent shall so notify the Company and each Lender and the applicable Termination Date for each consenting Lender shall without further action be extended to the Extended Termination Date.  In the event that any Lender shall be unwilling to extend its Commitment(s) and Term Loans, the Commitment(s) and Term Loans of such Lender will not be extended and the applicable Termination Date as to that Lender shall remain unchanged.  The scheduled amortization payments of principal of any extended Term Loans occurring after the original applicable Termination Date shall be determined by the Term Loan Lenders that have agreed to such extension and the Company.  The Company may replace any Lender that has not agreed to extend its Commitments and Term Loans (a “Non-Extending Lender”) with an Assuming Lender pursuant to Section 2.04(c).  Notwithstanding the terms of Section 10.01, the Company and the Administrative Agent shall be entitled (with the consent of the extending Lenders, but without the consent of any other Lenders) to enter into any amendments to this Agreement that the Administrative Agent and the Company believe are necessary to appropriately reflect any extension pursuant to this Section 2.04(b).

(c)        Optional Termination and Substitution of Non-Extending Lenders.   The Company may, upon not less than two Business Days prior notice to a Non-Extending Lender or Non-Extending Lenders, terminate in whole the Commitment(s) of such Lender or Lenders and arrange in respect of each terminated Lender for one or more banks or other financial institutions (“Assuming Lender or Lenders”), which may include one or more of the Lenders, but no Lender shall have any obligation, to assume a Commitment equal to or Commitments in aggregate amount equal to the amount of the Commitment of the terminated Lender, provided that no such termination shall be made unless, at such time, no event has occurred and is continuing which constitutes an Event of Default.  Such termination shall be effective (i) with respect to each such terminated Lender’s Term Loan Commitment, Term Loans and Revolving Commitment, on the date set forth in such notice, provided, however, that such date shall be no earlier than two Business Days after receipt of such notice or (ii) in the event that an Advance is outstanding from such terminated Lender which is to be paid in connection with such termination, on the last day of the then current Interest Period relating to such Advance.   Such assumption shall be effective on the date specified in (i) or (ii) above, as the case may be, provided, however, that each Assuming Lender shall have delivered to the other Lenders, on or prior to such date, an agreement in form and substance satisfactory to the Company and the Administrative Agent (an “Assumption Agreement”) in substantially the form of Exhibit D hereto.  The term “Lender” as used in this Agreement immediately following such assumption shall include an Assuming Lender.  Notwithstanding the provisions of this Section 2.04(c), termination or substitution shall not be effective unless the Assuming Lender meets, at the time of substitution, the criteria set forth in this Agreement for an “Eligible Assignee” and shall have received any consents required by Section 9.02 as if such Assuming Lender were acquiring its Commitment or Advance by assignment in accordance with Section 9.02.

Upon the termination of a Non-Extending Lender’s Commitment(s) under this Section 2.04(c), the Company will pay or cause to be paid all principal of, and interest accrued to the date of such payment on, Advances owing to such Lender and pay any fees accrued to such Lender pursuant to the provisions of Section 2.03 with respect to the Commitment which is terminated, any amounts payable pursuant to the provisions of Section 10.04 and any other amounts payable to such Lender hereunder with respect to the Commitment which is terminated or Advances which are paid; and upon such payments, the obligations of such Lender hereunder shall, by the provisions hereof, be released and discharged, and it shall be deemed to have relinquished its rights under this Agreement (other than any rights under Section 10.06).

(d)            Revolving Commitment Increases and Incremental Term Loans.

(i)           The Company may at any time after the Closing Date but in any event, unless the Administrative Agent otherwise agrees, not more than twice in any calendar year prior to the applicable Termination Date, by notice to the Administrative Agent, request (x) the establishment of one or more incremental term loan commitments (an “Incremental Term Loan Commitment”) to make incremental term loans to the Company (each, an “Incremental Term Loan”) and/or (y) that the aggregate amount of the Revolving Commitments be increased (each, a “Revolving Commitment Increase” and, together with the Incremental Term Loan Commitments, the “Incremental Loan Commitments”), to be effective as of, in the case of a Revolving Commitment Increase, a date that is at least 90 days prior to the applicable scheduled Termination Date then in effect for the Revolving Commitments or, in the case of an Incremental Term Loan Commitment, a date prior to the applicable scheduled Termination Date then in effect for the Initial Term Loans (the “Increase Date”) as specified in the related notice to the Administrative Agent; provided that (A) the total aggregate principal amount for all such Incremental Loan Commitments incurred pursuant to this Section 2.04(d) (other than Incremental Loan Commitments referred to in the immediately succeeding sentence) shall not exceed US$500,000,000, (B) no Default or Event of Default, shall have occurred and be continuing on such Increase Date, (C) the non-pricing related terms and conditions of any Incremental Term Loan (taken as a whole) shall be no more restrictive to the Company and its Subsidiaries than those applicable to the Initial Term Loan as set forth herein (taken as a whole), (D) no Incremental Term Loan shall have a shorter weighted average life to maturity than the remaining weighted average life to maturity of the Initial Term Loan or a maturity date earlier than the current applicable Termination Date, (E) the Incremental Term Loans shall rank pari passu in right of payment with the Revolving Credit Facility and the Initial Term Loans, (F) the Incremental Term Loans shall have the same Guarantees from the same Guarantors as then Guarantee the Initial Term Loans and (G) the Incremental Term Loans shall be secured on a pari passu basis with the Initial Term Loans during the Restricted Period and shall otherwise be unsecured.  Each Incremental Loan Commitment shall be a minimum amount of US$10,000,000 and in multiples of US$1,000,000 in excess thereof.

(ii)          The Administrative Agent shall notify the applicable Lenders and such other Eligible Assignees as the Company may identify thereof promptly of a request by the Company for an Incremental Loan Commitment, which notice shall include (x) the proposed amount of such requested Incremental Loan Commitment and whether such Incremental Loan Commitment is an Incremental Term Loan Commitment or Revolving Commitment Increase, (y) the proposed Increase Date and (z) the date by which Lenders or other Eligible Assignees wishing to participate in the Incremental Loan Commitment must commit to any increase in the amount of their respective Commitments, which date shall not be less than 10 Business Days from the date of delivery of such notice to the Lenders or other Eligible Assignees (the “Commitment Date”).  Each such Lender that is willing to participate in such Incremental Loan Commitment (an “Incremental Lender”) and each such Eligible Assignee that agrees to participate in such Incremental Loan Commitment (a “New Lender”), in its sole discretion, shall give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to participate in such Incremental Loan Commitment; provided that the minimum Commitment of each such New Lender that becomes a party to this Agreement pursuant to this Section 2.04(d), shall be at least equal to US$5,000,000.  If agreement is reached on or prior to the Commitment Date with any Incremental Lenders and New Lenders as to an Incremental Loan Commitment (which may be less than but not greater than specified in the applicable notice from the Company), such agreement to be evidenced by a notice in reasonable detail from the Company to the Administrative Agent on or prior to the Commitment Date, such New Lenders, if any, shall become Lenders hereunder as of the Increase Date and the Commitments of such Incremental Lenders and such New Lenders shall become or be, as the case may be, as of the Increase Date, the amounts specified in such notice; provided that:

(1)         the Administrative Agent shall have received (with copies for each Lender, including each such New Lender) by no later than 10:00 A.M. (New York City time) on the Increase Date a copy, certified on the Increase Date by the Secretary, an Assistant Secretary or a comparable official of the Company of the resolutions adopted by the Board of Directors of the Company authorizing such Incremental Loan Commitment;

(2)        each such New Lender shall have delivered to the Administrative Agent, by no later than 10:00 A.M. (New York City time) on the Increase Date, an appropriate Assumption Agreement, duly executed by such New Lender, the Company and any applicable Additional Borrower;

(3)        each such Incremental Lender shall have delivered to the Administrative Agent, by no later than 10:00 A.M. (New York City time) on the Increase Date, (A) its existing Revolving Note or Term Loan Note (if applicable) and (B) confirmation in writing satisfactory to the Administrative Agent as to its amount of the Incremental Loan Commitment; and

(4)    to the extent required by Section 9.02 if the applicable Incremental Lender or New Lender were acquiring its Incremental Loan Commitments by assignment, the consent of the Company, the Administrative Agent and the Issuing Banks shall have been received with respect to such Incremental Lender or New Lender by no later than 10:00 A.M. (New York City time) on the Increase Date.

(iii)          In the event that the Administrative Agent shall have received notice from the Company as to its agreement to an Incremental Loan Commitment on or prior to the Commitment Date and each of the actions provided for in clauses (ii)(1) through (ii)(4) above shall have occurred prior to 10:00 A.M. (New York City time) on the Increase Date to the satisfaction of the Administrative Agent, the Administrative Agent shall notify the Lenders (including any New Lenders) and the Company of the occurrence of such Incremental Loan Commitment promptly and in any event no later than 1:00 P.M. (New York City time) on the Increase Date and shall record in the Register the relevant information with respect to each Incremental Lender and New Lender.

(iv)          In the event that (A) the Administrative Agent shall not have received notice from the Company as to such agreement on or prior to the Commitment Date, (B) the Company shall, by notice to the Administrative Agent prior to the Increase Date, withdraw its proposal for an Incremental Loan Commitment or (C) any of the actions provided for above in clauses (ii)(1) through (ii)(4) above shall not have occurred by 10:00 A.M. (New York City time) on the Increase Date, such proposal by the Company shall be deemed not to have been made.  In such event, any actions theretofore taken under clauses (ii)(1) through (ii)(3) above shall be deemed to be of no effect and all the rights and obligations of the parties shall continue as if no such proposal had been made.

(v)          In the case of each Revolving Commitment Increase, if (x) Revolving Advances are outstanding under the Revolving Commitments and (y) the applicable Revolving Commitment Increase is not ratable among the Revolving Lenders, each applicable Incremental Lender and each New Lender shall, (1) in the case of a New Lender, before 2:00 P.M. (Local Time) on the Increase Date, make available (A) for the account of its Domestic Lending Office to the Administrative Agent, in the Administrative Agent’s Account, in US Dollars in same day funds, an amount equal to such New Lender’s ratable portion of the Revolving Borrowings denominated in US Dollars then outstanding (calculated based on its Revolving Commitment as a percentage of the aggregate Revolving Commitments after giving effect to the relevant Revolving Commitment Increase) and (B) for the account of its Eurodollar Lending Office to the Administrative Agent, in the Administrative Agent’s Account, an amount equal to such New Lender’s ratable portion of the Revolving Borrowings denominated in Committed Alternative Currencies then outstanding (calculated based on its Revolving Commitment as a percentage of the aggregate Revolving Commitments after giving effect to the relevant Revolving Commitment Increase), which amount shall be paid in the applicable Alternative Currencies in same day funds (with payment in each such currency to be made ratably according to the outstanding Revolving Borrowings denominated in such Alternative Currency) and (2) in the case of an Incremental Lender, before 2:00 P.M. (Local Time) on the Increase Date, make available (A) for the account of its Domestic Lending Office, to the Administrative Agent’s Account, in US Dollars in same day funds, (i) such Incremental Lender’s ratable portion of the Revolving Borrowings denominated in US Dollars then outstanding (calculated based on its Revolving Commitment as a percentage of the aggregate Revolving Commitments outstanding after giving effect to the relevant Revolving Commitment Increase) over (ii) such Incremental Lender’s ratable portion of the Revolving Borrowings denominated in US Dollars then outstanding (calculated based on its Revolving Commitment (without giving effect to the relevant Revolving Commitment Increase) as a percentage of the aggregate Revolving Commitments (without giving effect to the relevant Revolving Commitment Increase)) and (B) for the account of its Eurodollar Lending Office, to the Administrative Agent’s Account, an amount (which amount shall be paid in the applicable Committed Alternative Currencies in same day funds) equal to (i) such Incremental Lender’s ratable portion of the Revolving Borrowings denominated in Committed Alternative Currencies then outstanding (calculated based on its Revolving Commitment as a percentage of the aggregate Revolving Commitments outstanding after giving effect to the relevant Revolving Commitment Increase) over (ii) such Incremental Lender’s ratable portion of the Revolving Borrowings denominated in Committed Alternative Currencies then outstanding (calculated based on its Revolving Commitment (without giving effect to the relevant Revolving Commitment Increase) as a percentage of the aggregate Revolving Commitments (without giving effect to the relevant Revolving Commitment Increase)), with payment in each such currency to be made ratably according to the outstanding Revolving Borrowings denominated in such Committed Alternative Currency.  After the Administrative Agent’s receipt of such funds from each such Incremental Lender and each such New Lender, the Administrative Agent will promptly thereafter cause to be distributed like funds to the other Revolving Lenders for the account of their respective Applicable Lending Offices in an amount to each other Revolving Lender such that the aggregate amount of the outstanding Revolving Advances owing to each Revolving Lender in each currency after giving effect to such distribution equals such Revolving Lender’s ratable portion of the Revolving Borrowings in such currency then outstanding (calculated based on its Revolving Commitment as a percentage of the aggregate Revolving Commitments outstanding after giving effect to the relevant Revolving Commitment Increase).

(vi)   Notwithstanding the foregoing, with respect to any Incremental Revolving Increase made at any time in which there are Revolving Advances outstanding in any Committed Alternative Currency (other than Canadian Dollars), all timing requirements set forth in this Section 2.04(d) shall be adjusted as reasonably agreed by the Administrative Agent and the Company in order to allow the reallocation described in Section 2.04(d)(v) in a timely manner.

(vii)       Notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby agrees that, on each Increase Date, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Loan Commitments evidenced thereby.  Any such amendment may be effected in writing by the Administrative Agent with the Company’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

Section 2.05        Repayment.  (a) Revolving Advances.  Each Borrower shall repay to the Administrative Agent for the ratable account of the applicable Lenders the principal amount of each Revolving Advance owing by such Borrower on the Revolving Termination Date in the currency of such Revolving Advance.

(b)          Initial Term Loans.  The Company shall repay to the Administrative Agent for the ratable account of the applicable Initial Term Loan Lenders, on the last Business Day of each fiscal quarter ending after the Initial Term Loan Funding Date (commencing with the first full fiscal quarter after the Initial Term Loan Funding Date), a principal amount of the Initial Term Loans equal to (i) for each of the first eight full fiscal quarters ending after the Initial Term Loan Funding Date, 1.250%, (ii) for each of the next four full fiscal quarters, 1.875% and (iii) for each fiscal quarter thereafter prior to the applicable Termination Date, 2.500%, in each case of the aggregate outstanding principal amount of the Initial Term Loans as of the Initial Term Loan Funding Date.  If not sooner paid, the Initial Term Loans shall be paid in full, together with accrued interest thereon, on the applicable Termination Date.

(c)          Incremental Term Loans.  The Company shall repay to the Administrative Agent for the ratable account of the applicable Term Loan Lenders the aggregate outstanding principal amount of each Incremental Term Loan (if any) as determined pursuant to, and in accordance with, Section 2.04(d).

(d)     Obligations Unconditional.  The obligations of the Company under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including the following circumstances (it being understood that any such payment by the Company is without prejudice to, and does not constitute a waiver of, any rights the Company might have or might acquire as a result of the payment by any Lender of any draft or the reimbursement by the Company thereof):

(i)          any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(ii)        any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Company in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(iii)       the existence of any claim, set-off, defense or other right that the Company may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Administrative Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv)        any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)         payment by an Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(vi)      any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Company in respect of the L/C Related Documents;

(vii)       any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit, except for errors, omissions, interruptions or delays resulting from the gross negligence or willful misconduct of such Issuing Bank or its employees;

(viii)     honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(ix)       any payment made by the applicable Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the Uniform Commercial Code, the ISP or the UCP, as applicable;

(x)          any payment made by the applicable Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(xi)         any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a guarantor.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the applicable Issuing Bank.  The Company shall be conclusively deemed to have waived any such claim against the applicable Issuing Bank and its correspondents unless such notice is given as aforesaid

Section 2.06        Interest.  Each Borrower shall pay interest on the unpaid principal amount of each Revolving Advance and each Term Loan owing by it to each Lender from the date of such Revolving Advance or Term Loan until such principal amount shall be paid in full, at the following rates per annum:

(a)          Base Rate Advances.  If such Revolving Advance or Term Loan is a Base Rate Advance, a rate per annum equal at all times to the sum of the Base Rate in effect from time to time, plus the Applicable Margin, payable in arrears on (A) the last day of each quarter and (B) the date such Base Rate Advance shall be paid in full; provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 2.00% per annum above the Base Rate plus the Applicable Margin.

(b)          Eurodollar Rate Advances.   If such Revolving Advance or Term Loan is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Revolving Advance or Term Loan to the sum of the Eurodollar Rate for such Interest Period, plus the Applicable Margin, payable in arrears on (A) if the Interest Period in respect of such Advance is less than or equal to three months, the last day of such Interest Period, or (B) if the Interest Period in respect of such Advance is greater than three months, the last day of each three-month period (beginning the first day of such Interest Period) occurring during that Interest Period, and also on the last day of such Interest Period; provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 2.00% per annum above the Base Rate in effect from time to time plus the Applicable Margin.

Section 2.07         Additional Interest on Eurodollar Rate Advances.  Each Borrower shall pay to the Administrative Agent for the account of each Lender additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender made to such Borrower, from the date of such Revolving Advance or Term Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Revolving Advance or Term Loan from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Revolving Advance or Term Loan.  Such additional interest shall be determined by such Lender and notified to the applicable Borrower and the Administrative Agent.  Each Lender notifying the applicable Borrower and the Administrative Agent of such additional interest shall provide the applicable Borrower (with a copy to the Administrative Agent), at the time of such notification, with reasonable details, including the basis for the calculation thereof, of such additional interest, provided that, in the absence of manifest error, the amount of such additional interest so notified shall be conclusive and binding upon such Borrower.

Section 2.08        Interest Rate Determination.   (a)  ~~Subject to Section 2.08(c), if the Eurodollar Rate cannot be determined by reference to the Reuters Screen LIBOR01 Page or any successor page (as provided in the definition of “Eurodollar Rate”) or by reference to an Interpolated Rate, each Reference Bank agrees to furnish to the Administrative Agent timely information for the purpose of determining each Eurodollar Rate.  Subject to Section 2.02(a)(ii)(B), if any of the Reference Banks shall not furnish such timely information to the Administrative Agent for the purpose of determining any such interest rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Bank.~~[Reserved].

(b)          The Administrative Agent shall give prompt notice to the applicable Borrower and the applicable Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.06(a) or (b), ~~and the applicable rate, if any, furnished by each Reference Bank for the purpose of determining the applicable interest rate~~ or, in the case of Section 2.02(d), applicable Eurodollar Rate under Sections 2.02(d) or 2.06(b).

(c)          Effect of Benchmark Transition Event.

(i)          Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Company may amend this Agreement to replace any Benchmark with a Benchmark Replacement.  Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Company so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Majority Lenders.  Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Majority Lenders have delivered to the Administrative Agent written notice that such Majority Lenders accept such amendment.  No replacement of any Benchmark with a Benchmark Replacement pursuant to this Section 2.08(c) will occur prior to the applicable Benchmark Transition Start Date.

(ii)          Benchmark Replacement Conforming Changes.  In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii)          Notices; Standards for Decisions and Determinations.  The Administrative Agent will promptly notify the Company and the Lenders of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes and (D) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.08(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.08(c).

(iv)      Benchmark Unavailability Period.  Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any request for a Eurodollar Rate Advance of, conversion to or continuation of Eurodollar Rate Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Company will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Advances.  During any Benchmark Unavailability Period, the component of the Base Rate based upon the Eurodollar Rate will not be used in any determination of the Base Rate.

Section 2.09         Prepayments.  (a)  Optional Prepayments.  The Borrowers shall have the right to prepay any principal amount of any Term Loans or Revolving Advances (i) upon same-day notice in the case of Base Rate Advances or (ii) upon at least two Business Days’ notice in the case of Eurodollar Rate Advances, to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given, such Borrower shall prepay the outstanding principal amounts of the Term Loans or the Revolving Advances comprising part of the same Term Loan Borrowing or Revolving Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount not less than the Borrowing Minimum or the Borrowing Multiple in excess thereof and (ii) in the event of any such prepayment of a Eurodollar Rate Advance, the applicable Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 10.04(b).  Each prepayment of Term Loans shall be applied to reduce in direct order of maturity (or as otherwise directed by the Company) the remaining scheduled principal installments of such Term Loans.

(b)          Mandatory Prepayments.

(i)         On the date of any termination or reduction of Revolving Commitments pursuant to this Agreement, the applicable Borrower shall pay or prepay so much of the Advances as shall be necessary in order that the aggregate Usage will not exceed the aggregate Revolving Commitments, in each case after giving effect to such termination or reduction.

(ii)          If (A) the Usage shall exceed the aggregate Revolving Commitments, (B) the sum of (i) the US Dollar Equivalent of the total principal amount of Revolving Advances made by any Revolving Lender (in its capacity as a Revolving Lender) and outstanding at such time and (ii) the L/C Exposure of such Revolving Lender shall exceed such Revolving Lender’s Revolving Commitment or (C) the L/C Obligations of any Issuing Bank in respect of Letters of Credit issued by such Issuing Bank exceed such Issuing Bank’s Letter of Credit Commitment, the Company shall prepay such Revolving Advances or cash collateralize such Letters of Credit in the amount of such excess.

(iii)          If the Company or any Subsidiary makes a Disposition pursuant to Section 5.02(h)(xviii) or any Casualty Event occurs, in each case, during the Restricted Period, which results in the realization or receipt by the Company or such Subsidiary of Net Cash Proceeds, the Company shall prepay, or cause to be prepaid, on or prior to the date which is five (5) Business Days after the date of the realization or receipt by the Company or such Subsidiary of such Net Cash Proceeds, an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds realized or received; provided that no prepayment shall be required pursuant to this Section 2.09(b)(iii) with respect to such portion of such Net Cash Proceeds that the Company shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to (A) reinvest all or any portion of such Net Cash Proceeds in the business of the Company and its Subsidiaries within 360 days following receipt of such Net Cash Proceeds (including by way of an acquisition of the Equity Interests of a Person that thereby becomes a Subsidiary, the acquisition of other assets used or useful in the business, the making of capital expenditures or the making of expenditures for maintenance, repair or improvement of existing properties or assets), or (B) apply such Net Cash Proceeds to repay, repurchase, redeem or otherwise satisfy and discharge outstanding 9.75% Senior Notes due 2023 issued by Spinco or 10.00% Senior Notes due 2025 issued by Spinco and to pay related fees, premiums and expenses; provided, further, that if any Net Cash Proceeds are no longer intended to be or cannot be applied for any such purpose at any time after such election, an amount equal to any such Net Cash Proceeds shall be applied within five (5) Business Days after the Company reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so applied to the prepayment of the Term Loans as set forth in this Section 2.09(b)(iii).

(iv)         Each prepayment of Terms Loans required by Section 2.09(b)(iii) shall be allocated ratably to each class of Term Loans and shall be applied pro rata to Term Loan Lenders within each such class, based upon the outstanding principal amounts owing to each such Term Loan Lender under each such class of Term Loans.  Each prepayment of Term Loans shall be applied to reduce in direct order of maturity (or as otherwise directed by the Company) the remaining scheduled principal installments of such Term Loans.  Notwithstanding anything herein to the contrary, (A) in the event that the amount of any prepayment required by Section 2.09(b)(iii) is greater than the aggregate principal amount of Term Loans outstanding at such time, no prepayment shall be required in the amount of such excess, and (B) no prepayment of Term Loans shall be required by Section 2.09(b)(iii) at any time after the Restricted Period, even if the Disposition or Casualty Event giving rise thereto occurred during the Restricted Period.

(v)          Notwithstanding anything in Section 2.09(b)(iii) to the contrary:

(A)          if the Company determines in good faith that the repatriation to the Company of the Net Cash Proceeds of any Disposition consummated by any Foreign Subsidiary or the Net Cash Proceeds of a Casualty Event received by any Foreign Subsidiary, as the case may be, that would otherwise be required to be paid pursuant to Section 2.09(b)(iii) would not be permissible under any law, rule or regulation applicable to the Company or such Foreign Subsidiary or would conflict with the fiduciary duties of such Foreign Subsidiary’s directors, or would result in, or would reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager, member of management or consultant of such Foreign Subsidiary (such amount, a “Restricted Foreign Subsidiary Amount”), the amount that the Company shall be required to mandatorily prepay pursuant to Section 2.09(b)(iii) shall be reduced by the Restricted Foreign Subsidiary Amount;

(B)        if the Company determines in good faith that the distribution to the Company of the Net Cash Proceeds received by any non-Wholly Owned Subsidiary to prepay any amount of such Net Cash Proceeds that would otherwise be required to be paid pursuant to Section 2.09(b)(iii) would not be permissible as a result of any restriction under the organizational documents governing such Subsidiary (such amount, a “Restricted non-Wholly Owned Subsidiary Amount”), the amount that the Company shall be required to mandatorily prepay pursuant to Section 2.09(b)(iii) shall be reduced by the Restricted non-Wholly Owned Subsidiary Amount; and

(C)        if the Company determines in good faith that the repatriation to the Company or any dividend or other distribution, as applicable, to the Company or any Subsidiary of any amounts required to mandatorily prepay the Term Loans pursuant to Section 2.09(b)(iii) would result in a material adverse tax liability (including any material withholding tax) (such amount, a “Restricted Tax Amount”), the amount that the Company shall be required to mandatorily prepay pursuant to Section 2.09(b)(iii) shall be reduced by the Restricted Tax Amount; provided that to the extent that within the one-year period following the event giving rise to the relevant Net Cash Proceeds such repatriation or dividend or other distribution, as applicable, of the relevant Net Cash Proceeds to the Company would no longer result in a material tax liability (or material withholding tax), the Net Cash Proceeds will be promptly repatriated or paid as a dividend or otherwise distributed to the Company and will be applied promptly thereafter (net of additional taxes payable or reserved against as a result of such repatriation, dividend or other distribution, as applicable) to the repayment of the Term Loans pursuant to Section 2.09(b)(iii) to the extent required thereby.

(vi)          ~~(iii)~~ Each prepayment made pursuant to this Section 2.09 shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid.  The Administrative Agent shall give prompt notice of any prepayment required under Section 2.09(b)(i) ~~or~~, (ii) or (iii) to the Borrowers and the Lenders.

Section 2.10          Increased Costs.

(a)          Increased Costs Generally.  If any Change in Law shall:

(i)          subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)       impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirements reflected in the Eurodollar Rate Reserve Percentage) or any Issuing Bank; or

(iii)          impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement, Eurodollar Rate Advances made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, such Issuing Bank or such other Recipient of making, converting to, continuing or maintaining any Advance (or of maintaining its obligation to make any such Advance), or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, any Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, such Issuing Bank or other Recipient, the applicable Borrower shall promptly pay to any such Lender, such Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)         Capital Requirements.  If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or such Issuing Bank or any lending office of such Lender or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Advances made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or such Issuing Bank the applicable Borrower shall promptly pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)         Additional Borrowers.  If any Change in Law shall make it unlawful for any Lender or Issuing Bank to make, convert, continue, maintain, fund or charge interest with respect to any extension of credit to any Additional Borrower or to give effect to its obligations as contemplated by this Agreement with respect to any extension of credit to any Additional Borrower, then, upon written notice by such Lender or such Issuing Bank, as applicable (each such Lender or Issuing Bank providing such notice, an “Impacted Lender”), to the Company and the Administrative Agent:

(i)         the obligations of the Lenders or such Issuing Bank, as applicable, hereunder to make extensions of credit to such Additional Borrower shall forthwith be (x) suspended until each Impacted Lender notifies the Company and the Administrative Agent in writing that it is no longer unlawful for such Lender or Issuing Bank, as applicable, to issue, make, maintain, fund or charge interest with respect to any extension of credit to such Additional Borrower or (y) to the extent required by law, cancelled;

(ii)          if it shall be unlawful for any Impacted Lender to maintain or charge interest with respect to any outstanding Advance to such Additional Borrower, such Additional Borrower shall repay (or at its option and to the extent permitted by law, assign to the Company) (x) all outstanding Base Rate Advances made to such Additional Borrower within three Business Days or such earlier period as required by law and (y) all outstanding Eurodollar Rate Advances made to such Additional Borrower on the last day of the then current Interest Periods with respect to such Eurodollar Rate Advance or within such earlier period as required by law; and

(iii)         if it shall be unlawful for any Impacted Lender to maintain, charge interest or hold any participation with respect to any Letter of Credit issued on behalf of such Additional Borrower, such Additional Borrower shall deposit in a cash collateral account opened by the Administrative Agent an amount equal to the L/C Obligations with respect to such Letters of Credit within three Business Days or within such earlier period as required by law.

(d)        Certificates for Reimbursement.  A certificate of a Lender, an Issuing Bank or such other Recipient setting forth the amount or amounts necessary to compensate such Lender, such Issuing Bank, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Company, shall be conclusive absent manifest error.  The applicable Borrower shall pay such Lender, such Issuing Bank or such other Recipient, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(e)         Delay in Requests.  Failure or delay on the part of any Lender, any Issuing Bank or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, such Issuing Bank’s or such other Recipient’s right to demand such compensation; provided that the Borrowers shall not be required to compensate any Lender, any Issuing Bank or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than 270 days prior to the date that such Lender, such Issuing Bank or such other Recipient, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s, such Issuing Bank’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof).

(f)       Bid Advances.   Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Bid Advances if the Change in Law which would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Notice of Bid Borrowing pursuant to which such Advance was made.

(g)         Survival.  Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

Section 2.11        Payments and Computations.   (a)  Each Borrower shall make each payment required to be made by it hereunder and under the Notes, irrespective of any right of counterclaim or set-off, not later than 1:00 P.M. (New York City time) on the day when due to the Administrative Agent for the account of the applicable Lender, in the Administrative Agent’s Account, in US Dollars in same day funds; provided that payment of principal and interest on Advances denominated in Committed Alternative Currencies or other amounts required hereunder to be paid in Committed Alternative Currencies shall be made not later than 1:00 P.M. Local Time on the day when due to the Administrative Agent for the account of the applicable Lender, in the Administrative Agent’s Account, in the applicable Committed Alternative Currency in same day funds.  The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or fees ratably (other than amounts payable pursuant to Sections 2.02(d), 2.07, 2.10, 2.14 or 10.04(b)) to the Lenders entitled thereto for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.02, from and after the effective date specified in each Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)          All computations ~~of interest with respect to the Advances based on clause (a) of the definition of Base Rate and~~ of fees (other than the commitment fee and ticking fee) shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of (i) interest with respect to the Bid Advances, (ii) interest with respect to the Term Loans or Revolving Advances based on ~~clause (b) of~~ the ~~definition of~~ Base Rate, the Eurodollar Rate or the Federal Funds Rate, (iii) letter of credit commissions, (iv) the commitment fee and ticking fee and (v) interest pursuant to Section 2.07 shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fee or commission is payable.  Each determination by the

Administrative Agent (or, in the case of Section 2.07, by a Lender) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)          Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest and fees, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d)         Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender or the applicable Issuing Bank, as the case may be, on such due date an amount equal to the amount then due such Lender or such Issuing Bank, as the case may be.  If and to the extent the applicable Borrower shall not have so made such payment in full to the Administrative Agent, each Lender or the applicable Issuing Bank, as the case may be, shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender or such Issuing Bank, as the case may be, together with interest thereon, for each day from the date such amount is distributed to such Lender or such Issuing Bank, as the case may be, until the date such Lender or such Issuing Bank, as the case may be, repays such amount to the Administrative Agent, in the case of payments made in US Dollars at the Federal Funds Rate, in the case of payments made in Canadian Dollars, at the Canadian Interbank Rate and in the case of payments made in any other currency, at a rate determined by the Administrative Agent in accordance with banking rules on interbank compensation in the relevant currency.

(e)          For the purposes of the Interest Act (Canada) and disclosure under such act, whenever any interest or fees to be paid under this Agreement are to be calculated on the basis of a year of 365 days or 360 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either 365, 360 or such other period of time, as the case may be.

(f)          Notwithstanding any provision of this Agreement, in no event shall the aggregate “interest” (as defined in section 347 of the Criminal Code (Canada)) payable under this Agreement exceed the effective annual rate of interest on the “credit advanced” (as defined in that section) under this Agreement lawfully permitted by that section and, if any payment, collection or demand pursuant to this Agreement in respect of “interest” (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake of the Borrowers, the Administrative Agent and the Lenders and the amount of such payment or collection shall be refunded to the applicable Borrower.  For the purposes of this Agreement, the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the relevant term and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent will be prima facie evidence of such rate.

Section 2.12          Evidence of Indebtedness.  (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Revolving Advance or Term Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Revolving Advances or Term Loans.  Each Borrower agrees that upon notice by any Lender to such Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Revolving Note or Term Loan Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Revolving Advances or Term Loans owing to, or to be made by, such Lender, such Borrower shall promptly execute and deliver to such Lender a Revolving Note or Term Loan Note, as applicable, payable to such Lender and its registered assigns, which Revolving Note shall be (i) in the case of the Company, in a principal amount up to the Revolving Commitment of such Lender and (ii) in the case of any Additional Borrower, in a principal amount up to the Revolving Commitment of such Lender, and which Term Loan Note shall be in a principal amount up to the Term Loan Commitment (or outstanding Term Loan) of such Lender.

(b)          The Register maintained by the Administrative Agent pursuant to Section 9.02 shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from each Borrower hereunder and each Lender’s share thereof.

(c)          Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement.

Section 2.13        Sharing of Payments, Etc.  If any Revolving Lender or Term Loan Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Term Loans or Revolving Advances owing by the Borrowers to it (other than pursuant to Sections 2.04(b), 2.04(c), 2.07, 2.10, 2.14 or 2.17(b)) in excess of its ratable share of payments on account of the Term Loans or Revolving Advances made to the Borrowers obtained by all the Lenders, such Lender shall notify the Administrative Agent of such fact and forthwith purchase (for cash at face value) from the other Lenders such participations in the Term Loans or Revolving Advances made to the Borrowers owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided, however, that (i) if all or any portion of such excess payment is thereafter recovered from such purchasing Term Loan Lender or Revolving Lender, such purchase from each Term Loan Lender or Revolving Lender shall be rescinded and such Term Loan Lender or Revolving Lender shall repay to the purchasing Term Loan Lender or Revolving Lender the purchase price to the extent of such recovery together with an amount equal to such Term Loan Lender or Revolving Lender’s ratable share (according to the proportion of (A) the amount of such Term Loan Lender or Revolving Lender’s required repayment to (B) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Term Loan Lender or Revolving Lender in respect of the total amount so recovered and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.19 or (z) any payment obtained by a Term Loan Lender or Revolving Lender as consideration for the assignment of or sale of a participation in any of its Term Loans or Revolving Advances or participations and Letters of Credit to any assignee or participant, other than to the Borrowers or any of their respective Subsidiaries (as to which the provisions of this paragraph shall apply).  The Borrowers agree that any Term Loan Lender or Revolving Lender so purchasing a participation from another Term Loan Lender or Revolving Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment, set-off and counterclaim with respect to such participation as fully as if such Term Loan Lender or Revolving Lender were the direct creditor of the applicable Borrower in the amount of such participation.

Section 2.14         Taxes.

(a)          Issuing Bank.  For purposes of this Section 2.14, the term “Lender” includes any Issuing Bank.

(b)        Payments Free of Taxes.   Any and all payments by or on account of any obligation of the Borrowers under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrowers shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)          Payment of Other Taxes by the Company.  The Company shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)       Indemnification by the Company.  The Company shall indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Company by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(e)          Indemnification by the Lenders.   Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.03 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)       Evidence of Payments.   Within 30 days after any payment of Taxes by the Borrowers to a Governmental Authority pursuant to this Section 2.14, the applicable Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)          Status of Lenders.

(i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the applicable Borrower and the Administrative Agent, at the time or times reasonably requested by the applicable Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the applicable Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the applicable Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the applicable Borrower or the Administrative Agent as will enable the applicable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)          Without limiting the generality of the foregoing, in the event that a Borrower is a US Person:

(A)        Any Lender that is a US Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;

(B)      any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:

(1)         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, United

States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)          executed originals of IRS Form W-8ECI;

(3)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “US Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4)          to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)          if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)          Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)          Survival.   Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.15        Interest Elections.   (a)  Each Term Loan Borrowing or Revolving Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing and, in the case of a Eurodollar Rate Advance, shall have an initial Interest Period as specified in such Notice of Borrowing, provided, that each Revolving Advance made as a result of a drawing under a Letter of Credit shall be a Base Rate Advance unless and until each Revolving Lender shall have acquired participations equal to such Lender’s Pro Rata Share of the amount drawn under such Letter of Credit pursuant to Section 2.02(b)(ii) (after which time the Company shall be entitled, pursuant to the immediately succeeding sentence, to convert any such Base Rate Advance to a Eurodollar Rate Advance).  Thereafter, the applicable Borrower may elect to convert such Term Loan Borrowing or Revolving Borrowing to a different Type of Term Loan or Revolving Advance denominated in the same currency or to continue such Term Loan Borrowing or Revolving Borrowing and, in the case of a Eurodollar Rate Advance, may elect Interest Periods therefor, all as provided in this Section.  The applicable Borrower may elect different options with respect to different portions of the affected Term Loan Borrowing or Revolving Borrowing, in which case each such Term Loan Borrowing or Revolving Borrowing shall be allocated ratably among the Lenders having made the Advances comprising such Term Loan Borrowing or Revolving Borrowing, and the Advances comprising each such portion shall be considered a separate Term Loan Borrowing or Revolving Borrowing.  This Section shall not apply to Bid Borrowings, which may not be converted or continued.

(b)          To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Notice of Borrowing would be required under Section 2.02 if such Borrower were requesting a Term Loan Borrowing or Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the applicable Borrower.

(c)         Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)          the Term Loan Borrowing or Revolving Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Term Loan Borrowing or Revolving Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Term Loan Borrowing or Revolving Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)           the Type of Advances comprising such Term Loan Borrowing or Revolving Borrowing; and

(iv)          in the case of a Eurodollar Rate Advance, the Interest Period for each such Advance.

If any such Interest Election Request requests a Eurodollar Rate Advance but does not specify an Interest Period, the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)         If a Borrower fails to deliver a timely Interest Election Request with respect to a Term Loan Borrowing or Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Term Loan Borrowing or Revolving Borrowing is repaid as provided herein, (i) with respect to any such Term Loan Borrowing or Revolving Borrowing denominated in US Dollars, at the end of such Interest Period such Term Loan Borrowing or Revolving Borrowing shall be continued as or converted to a Base Rate Advance and (ii) with respect to any such Revolving Borrowing denominated in a Committed Alternative Currency, at the end of such Interest Period such Revolving Borrowing shall be continued as a Eurodollar Rate Advance with a one-month Interest Period.

(e)          If, after the occurrence and during the continuance of any Event of Default, the Majority Lenders so direct, (i) each Eurodollar Rate Advance denominated in US Dollars will automatically, on the last day of the then existing Interest Period therefor, be converted into Base Rate Advances, (ii) with respect to Advances denominated in US Dollars, the obligation of the Lenders to make, or to convert Advances into, Eurodollar Rate Advances shall be suspended and (iii) each Advance denominated in a Committed Alternative Currency shall be made, or continued, as a Eurodollar Rate Advance with an Interest Period of no more than one month.

Section 2.16          [Reserved].

Section 2.17           Mitigation Obligations; Replacement of Lenders.

(a)          Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.10, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or Section 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)          Replacement of Lenders.  If any Lender requests compensation under Section 2.10, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, and, in each case, such Lender has not designated a different lending office in accordance with Section 2.17(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, or if any Revolving Lender cannot make Advances to, or participate in Letters of Credit for the account of, any proposed Additional Borrower as a result of such Lender’s organizational policies or applicable law, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.02), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.10 or Section 2.14) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment); provided that:

(i)            the Company shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.02;

(ii)        such Lender shall have received payment of an amount equal to the outstanding principal of its Advances and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.02(a)(iii) or (d)(i)(F), as applicable) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts);

(iii)          in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)          such assignment does not conflict with applicable law;

(v)          in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; and

(vi)         in the case of any assignment resulting from a Lender being unable to make Advances to, or participate in Letters of Credit issued for the account of, a proposed Additional Borrower, the applicable assignee is not so restricted.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.  Each party hereto agrees that an assignment required pursuant to this Section 2.17(b) may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee, and that the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective.

Section 2.18         Cash Collateral.  At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or an Issuing Bank (with a copy to the Administrative Agent), the Company shall Cash Collateralize the Fronting Exposure of the applicable Issuing Bank with respect to such Defaulting Lender (determined after giving effect to Section 2.19(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than 100% of such Fronting Exposure.

(a)         Grant of Security Interest.  The Company, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations, to be applied pursuant to subsection (b) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than 100% of such Fronting Exposure, the Company will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)          Application.   Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.18 or Section 2.19 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)         Termination of Requirement.   Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of an Issuing Bank shall no longer be required to be held as Cash Collateral pursuant to this Section 2.18 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the applicable Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.19, the Person providing Cash Collateral and the applicable Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

Section 2.19         Defaulting Lenders.

(a)      Defaulting Lender Adjustments.   Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)        Waivers and Amendments.   Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Majority Facility Lenders”, “Majority Lenders” and Section 10.01.

(ii)         Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.05 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks; third, to Cash Collateralize the Fronting Exposure of the Issuing Banks with respect to such Defaulting Lender in accordance with Section 2.18; fourth, as each Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance or funded participation in any Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the applicable Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances and funded participations in Letters of Credit under this Agreement and (B) Cash Collateralize any Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.18; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Advances or funded participations in Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and funded participations in Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or funded participations in Letters of Credit owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Revolving Commitments without giving effect to Section 2.19(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.19(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Certain Fees.

(A)       No Defaulting Lender shall be entitled to receive any commitment fee under Section 2.03(a) or ticking fee under Section 2.03(c) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fees that otherwise would have been required to have been paid to that Defaulting Lender).

(B)      Each Defaulting Lender shall be entitled to receive letter of credit commissions pursuant to Section 2.03(b)(i) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.19.

(C)        With respect to any commitment fee or letter of credit commission not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the applicable Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting

Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each Issuing Bank, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv)       Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares of the L/C Obligations (calculated without regard to such Defaulting Lender’s Pro Rata Share of the L/C Obligations) but only to the extent that (x) the conditions set forth in Section 3.02 are satisfied at the time of such reallocation (and, unless the Company shall have otherwise notified the Administrative Agent at such time, the Company shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause (1) the sum of (A) the US Dollar Equivalent of the Revolving Advances of any Non-Defaulting Lender and (B) the L/C Exposure of such Non-Defaulting Lender (calculated giving effect to the reallocation pursuant to this Section 2.19(a)(iv)) to exceed such Non-Defaulting Lender’s Revolving Commitment or (2) the sum of (A) the US Dollar Equivalent of the Revolving Advances of the Non-Defaulting Lenders (other than Revolving Advances made by the Issuing Banks pursuant to Section 2.02(b)(iii) which have not then been reimbursed), (B) the Bid Advances of the Non-Defaulting Lenders and (C) the aggregate L/C Exposure of the Non-Defaulting Lenders (calculated after giving effect to the reallocation pursuant to this Section 2.19(a)(iv)) to exceed the Non-Defaulting Lenders’ Revolving Commitments.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)        Cash Collateral.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the applicable Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.18.

(b)         Defaulting Lender Cure.  If the applicable Borrower, the Administrative Agent and the applicable Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Revolving Commitments (without giving effect to Section 2.19(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of such Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)         New Letters of Credit.  So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE III

CONDITIONS OF LENDING

Section 3.01         Condition Precedent to Closing.  The effectiveness of this Agreement is subject to the execution and delivery of counterparts of this Agreement by the Loan Parties, the Administrative Agent and the Lenders and the satisfaction of the following additional conditions precedent:

(a)        The Administrative Agent shall have received the following, each dated the date hereof, in form and substance satisfactory to the Administrative Agent:

(i)            A Revolving Note and/or Term Loan Note to any Lender requesting such note pursuant to Section 2.12.

(ii)         A certificate of the secretary or assistant secretary of each Loan Party certifying as to the incumbency and genuineness of the signature of each officer of such Loan Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation (or equivalent), as applicable, of such Loan Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (B) the bylaws or governing documents of such Loan Party as in effect on the Closing Date, (C) resolutions of the Board of Directors of each Loan Party (or an authorized committee thereof) approving the Loan Documents, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Loan Documents, and (D) certificates as of a recent date of the good standing of each Loan Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent).

(iii)      A favorable opinion of a senior counsel of the Company, in form and substance reasonably acceptable to the Administrative Agent.

(iv)        A favorable opinion of a special New York counsel of the Company, in form and substance reasonably acceptable to the Administrative Agent.

(b)          The Administrative Agent and the Lenders shall have received, at least five Business Days prior to the Closing Date, all documentation and other information requested by the Administrative Agent or any Lender or required by regulatory authorities in order for the Administrative Agent and the Lenders to comply with requirements of any Anti-Money Laundering Laws, including the PATRIOT Act and any applicable “know your customer” rules and regulations.

(c)          The Company shall have paid all accrued and previously invoiced fees and expenses of the Administrative Agent and the Lenders (including the accrued and previously invoiced fees and expenses of counsel to the Administrative Agent).

(d)        The Company shall have terminated (or shall concurrently terminate) the commitments, and paid (or shall concurrently pay) in full all Indebtedness, interest, fees and other amounts outstanding under the Existing Credit Agreement, and each of the Lenders that is a party to such Credit Agreement hereby waives any requirement of prior notice to the termination of the commitments or prepayment of any amounts thereunder.

Section 3.02       Conditions Precedent to Each Borrowing Increasing the Aggregate Amount of Advances and each Letter of Credit Issuance.  The obligation of each Lender to make a Revolving Advance or Term Loan on the occasion of each Revolving Borrowing or Term Loan which would increase the aggregate outstanding amount of Term Loans or Revolving Advances owing by a Borrower to such Lender over the aggregate outstanding amount of Term Loans or Revolving Advances owing by such Borrower to such Lender immediately prior to the making of such Term Loan or Revolving Advance, and the obligation of each Issuing Bank to issue a Letter of Credit, shall be subject to the further conditions precedent that on the date of such Term Loan, Revolving Borrowing or issuance the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Issuance and the acceptance by the applicable Borrower of the proceeds of such Term Loan, of such Revolving Borrowing or of such Letter of Credit shall constitute a representation and warranty by such Borrower that on the date of such Term Loan, Revolving Borrowing or issuance such statements are true):

(a)         the representations and warranties contained in this Agreement ~~(other than, while an Investment Grade Rating Period is in effect, Section 4.01(e)(ii))~~ are correct in all material respects (or in all respects if qualified by materiality) on and as of the date of such Term Loan, Revolving Borrowing or Letter of Credit issuance, before and after giving effect to such Term Loan, Revolving Borrowing or issuance and to the application of the proceeds therefrom, as though made on and as of such date, and

(b)        no event has occurred and is continuing, or would result from such Term Loan Borrowing or Revolving Borrowing, such issuance or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default.

Section 3.03         Conditions Precedent to Each Bid Borrowing.  The obligation of each Lender which is to make a Bid Advance on the occasion of a Bid Borrowing (including the initial Bid Borrowing) to make such Bid Advance as part of such Bid Borrowing is subject to the conditions precedent that (a) the Administrative Agent shall have received the written confirmatory Notice of Bid Borrowing with respect thereto, (b) on or before the date of such Bid Borrowing, but prior to such Bid Borrowing, the Administrative Agent shall have received a Bid Note payable to such Lender and its registered assigns for each of the one or more Bid Advances to be made by such Lender as part of such Bid Borrowing, in a principal amount equal to the principal amount of the Bid Advance to be evidenced thereby and otherwise on such terms as were agreed to for such Bid Advance in accordance with Section 2.02(d), and (c) on the date of such Bid Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Bid Borrowing and the acceptance by the Company of the proceeds of such Bid Borrowing shall constitute a representation and warranty by the Company that on the date of such Bid Borrowing such statements are true):

(a)         The representations and warranties contained in this Agreement ~~(other than, while an Investment Grade Rating Period is in effect,  Section 4.01(e)(ii))~~ are correct in all material respects (or in all respects if qualified by materiality) on and as of the date of such Bid Borrowing, before and after giving effect to such Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date.

(b)        No event has occurred and is continuing, or would result from such Bid Borrowing or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01      Representations and Warranties of the Company.   As of each date provided for in Article III, the Company represents and warrants as follows:

(a)          Each Loan Party is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization indicated at the beginning of this Agreement, has all requisite corporate or other organizational power and authority to conduct its business, to own its properties and assets as it is now conducted and as proposed to be conducted and is qualified or licensed to do business as a foreign corporation or organization in good standing in all jurisdictions in which the conduct of its business requires it to so qualify or be licensed except where the failure to do so, individually or in the aggregate, could not reasonably be expected to materially and adversely affect the ability of such Loan Party to perform its obligations under any Loan Document.

(b)          The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, including each Loan Party’s use of the proceeds hereof, are (i) within such Loan Party’s corporate or other organizational powers, have been duly authorized by all necessary corporate or other organizational action, and (ii) do not (x) contravene such Loan Party’s charter, articles, by-laws or other organizational documents or (y) contravene law (including Regulations T, U and X issued by the Board of Governors of the Federal Reserve Board) or any material contractual restriction binding on or affecting such Loan Party or (z) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Company or any of its Subsidiaries.

(c)          ~~No~~Except for the filing or recording of any financing statements or other instruments necessary for the perfection of the security interests granted in the Collateral pursuant to the Collateral Documents, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for (i) the ~~consummation of the Acquisition or~~ due execution, delivery and performance by the Loan Parties of any Loan Documents, ~~except (i~~(ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof, subject to Liens permitted by Section 5.02(a)) or (iv) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or, prior to the Collateral Release Date, the remedies in respect of the Collateral pursuant to the Collateral Documents, except (x) for authorization, approvals, notices or filings that have been obtained or made and are in full force and effect or (~~ii~~y) where the failure to obtain such authorization or approval or give such notice or make such filing would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or the rights and remedies, taken as a whole, of the Lenders or the Administrative Agent under the Loan Documents.

(d)          This Agreement is, and each of other Loan Documents to which it is a party, when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with their respective terms.

(e)          (i) The consolidated balance sheet of the Company and its Subsidiaries as at December 31, ~~2018,~~2019, and the related consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of KPMG LLP, independent public accountants, fairly present the consolidated financial condition of the Company and its Subsidiaries as at such date and the consolidated results of the operations of the Company and its Subsidiaries for the period ended on such date, all in accordance with GAAP.

(ii)         Except as publicly disclosed prior to the ~~Closing~~Amendment No.  2 Effective Date, since ~~December~~March 31, ~~2018,~~2020, there has been no material adverse change in the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

(f)         There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened, against the Company or any Subsidiary the reasonably anticipated outcome of which (i) would materially and adversely affect the ability of any Loan Party to perform its obligations under the Loan Documents or (ii) purport to affect the legality, validity or enforceability of any Loan Document.

(g)          No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, except in compliance with Regulations T, U and X issued by the Board of Governors of the Federal Reserve Board.

(h)         Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.

(i)          The Company and each Subsidiary have filed all material Tax returns (federal, state, provincial and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, or provided adequate reserves for payment thereof.

(j)          In the ordinary course of its business, the Company conducts an ongoing review of the effect of Environmental Laws on the operations and properties of the Company, in the course of which it identifies and evaluates associated liabilities and costs (including any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any liabilities in connection with off-site disposal of Hazardous Substances and any capital or operating expenditures) required to achieve or maintain compliance with Environmental Laws.  On the basis of this review, the Company has reasonably concluded that, except with respect to any matter disclosed in Items 1 or 3 in the Company’s ~~2018~~2019 Form 10-K or in the Commitments and Contingencies Note to the consolidated financial statements incorporated therein, such associated liabilities and costs are unlikely to cause a material adverse change in the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, from that shown on the consolidated financial statements as at, and for the fiscal year ended, December 31, ~~2018,~~2019, provided that the inclusion of such exception does not indicate that any such matter will cause such a material adverse change.

(k)        (i) Neither the Company nor any Subsidiary nor, to the knowledge of the Company, any director, officer, employee, agent, or Affiliate of the Company or any of its Subsidiaries, (x) is currently the subject of any economic or financial sanctions or trade embargoes imposed, administered or enforced by the U.S. government (including those administered by the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), (y) is located, operating, organized or residing in any country or territory that is the subject or target of Sanctions (as of the Closing Date, the Crimea region of Ukraine, Cuba, Iran,

North Korea and Syria) (any such country or territory, a “Designated Jurisdiction”) or (z) is owned or controlled by any Person or Persons that is described in the foregoing clauses (x) or (y).

(ii)          No borrowing under this Agreement, nor the proceeds from any borrowing under this Agreement, will be used by any Borrower directly or, to the knowledge of the Company, indirectly, to lend, contribute, provide or will otherwise be made available (x) to fund any activity or business in any Designated Jurisdiction, (y) to the knowledge of the Company, to fund any activity or business of any Person who is the subject of any Sanctions or (z) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(l)         The Company and its Subsidiaries are in compliance, in all material respects, with all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(m)      Neither the Company nor any Subsidiary will use the proceeds from any borrowing or Letter of Credit under this Agreement (i) to make an unlawful offer, promise or payment to a foreign public official or (ii) in any manner that would cause the Borrowers or any Subsidiary to violate any Anti-Corruption Laws in any material respect.

(n)         After giving effect to the consummation of the transactions occurring on the Closing Date (including the execution and delivery of this Agreement, the making of the Advances and Letters of Credit and the use of proceeds of such Advances and Letters of Credit on the Closing Date), the Company and its Subsidiaries on a consolidated basis are Solvent.

(o)          The Borrowers are not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans for the repayment of any Advances, Letters of Credit or the Commitments.

(p)        When the Collateral Documents have been executed and delivered by the parties thereto, the provisions of the Collateral Documents are (or, at the time delivered, will be) effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, at all times prior to the Collateral Release Date, a legal, valid and enforceable first priority Lien (subject to Permitted Encumbrances) on all right, title and interest of the respective Loan Parties in the Collateral described therein and when financing statements and other filings in appropriate form are filed in the applicable filing offices, the Liens created by the Security Agreement shall constitute fully perfected Liens on, Collateral described therein, in each case subject to no Liens other than Liens permitted by Section 5.02(a).

ARTICLE V

COVENANTS OF THE COMPANY

Section 5.01       Affirmative Covenants.  From and after the Closing Date, so long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, the Company will, unless the Majority Lenders shall otherwise consent in writing:

(a)          Compliance with Laws, Etc.  Comply, and cause each Subsidiary to comply, with all applicable laws, rules, regulations and orders (such compliance to include paying before the same become delinquent all Taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith) the failure to comply with which would have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole.

(b)          ~~Consolidated Net~~ Leverage Ratio.

(i)          Maintain a Consolidated Senior Secured Leverage Ratio as of the last day of each Reference Period ending during the Restricted Period (commencing with the first fiscal quarter ending on or after the Amendment No.  2 Effective Date) of not more than 3.50 to 1.00.

(ii)          Maintain a Consolidated Net Leverage Ratio as of the last day of each Reference Period ~~(commencing with the first fiscal quarter~~ ending ~~on or~~ after the ~~Closing~~Collateral Release Date~~)~~ of not more than the ratio set forth below opposite such period:

Period	Consolidated Net Leverage Ratio
~~September 30, 2019 through and including December 31, 2019~~	~~4.00:1.00~~
~~March 31, 2020 through and including September 30, 2020~~	~~4.75:1.00~~
~~December 31, 2020~~Collateral Release Date through and including June 30, 2021	4.50:1.00
September 30, 2021 through and including December 31, 2021	4.25:1.00
March 31, 2022 through and including June 30, 2022	4.00:1.00
September 30, 2022 and thereafter	3.75:1.00

(c)       Consolidated Interest Coverage Ratio.   ~~Maintain a Consolidated Interest Coverage Ratio for each Reference Period (commencing with the Reference Period that includes the first fiscal quarter ending after the Closing Date) of not less than the ratio set forth below opposite such period:~~

(i)          Maintain a Consolidated Interest Coverage Ratio for each Reference Period ending during the Restricted Period (commencing with the first fiscal quarter ending on or after the Amendment No.  2 Effective Date) of not less than the ratio set forth below opposite such period:

Period	Consolidated Interest Coverage Ratio
June 30, 2020 through and including December 31, 2021	2.00:1.00
March 31, 2022 through and including June 30, 2022	2.25:1.00
September 30, 2022	2.50:1.00
December 31, 2022	2.75:1.00
March 31, 2023 through and including June 30, 2023	3.00:1.00
September 30, 2023 and thereafter	3.50:1.00

(ii)          Maintain a Consolidated Interest Coverage Ratio for each Reference Period ending after the Restricted Period of not less than the ratio set forth below opposite such period:

Period	Consolidated Interest Coverage Ratio
~~September 30, 2019 through and including December 31, 2019~~	~~3.50:1.00~~
~~March 31, 2020 through and including~~ December 31, 2020	2.50:1.00
March 31, 2021 through and including June 30, 2021	3.00:1.00
September 30, 2021 and thereafter	3.50:1.00

(d)          Preservation of Existence, Etc.  Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate or other organizational existence, and the rights (charter and statutory) and franchises material to the business of the Company and its Subsidiaries, taken as a whole; provided, however, that (i) the Company and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(c), (ii) neither the Company nor any of its Subsidiaries shall be required to preserve any such right or franchise if the Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Company, such Subsidiary or the Lenders and (iii) no Subsidiary shall be required to preserve its corporate or other organizational existence if the Company has determined to liquidate or dissolve such Subsidiary and such liquidation or dissolution will not violate any other provision of this Agreement.

(e)          Keeping of Books.  Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each such Subsidiary in a manner which will permit the preparation of consolidated financial statements in accordance with GAAP.

(f)          Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted.

(g)          Insurance.   Maintain, and cause each Subsidiary to maintain, insurance with reputable insurance companies or associations in such amount and covering such risks as the Company, in its good faith business judgment, believes necessary.  Use commercially reasonable efforts to cause, within 90 days after the Amendment No.  2 Effective Date and until the Collateral Release Date, the Administrative Agent, on behalf of the Lenders, to be included as an additional insured or loss payee, as the case may be, under all material property and casualty insurance policies maintained with respect to the assets and properties of the Loan Parties that constitute Collateral.

(h)          ERISA.   Ensure that the Company and each ERISA Affiliate will meet its minimum funding requirements and all of its other obligations under ERISA with respect to all of its Plans and satisfy all of its obligations to Multiemployer Plans, including any Withdrawal Liability, except, in each case, where the failure to do so would not have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

(i)          Reporting Requirements.  Furnish to each Lender:

(i)          as soon as available and in any event within 60 days after the end of each of the first three quarters of each year, balance sheets of the Company and the Subsidiaries, on a consolidated basis, as of the end of such quarter and statements of income and retained earnings and cash flow of the Company and the Subsidiaries, on a consolidated basis, for the period commencing at the end of the previous year and ending with the end of such quarter, certified by the chief financial officer of the Company, subject to audit and year-end adjustments;

(ii)          as soon as available and in any event within 120 days after the end of each year, a copy of the balance sheets of the Company and the Subsidiaries, on a consolidated basis, as of the end of such year and the statements of income and retained earnings and cash flow of the Company and the Subsidiaries, on a consolidated basis, for such year, certified by Deloitte & Touche LLP, KPMG LLP or another independent nationally recognized firm of public accountants;

(iii)          as soon as possible and in any event within 10 days after an officer of the Company becomes aware of the occurrence of each Default or Event of Default, an Officer’s Certificate setting forth details of such Default or Event of Default and the action which the Company has taken and proposes to take with respect thereto;

(iv)          contemporaneously with each delivery of the statements referred to in clauses (i) and (ii) above, (A) either an Officer’s Certificate stating that no Default or Event of Default (other than by reason of non-compliance with the covenants referred to in Sections 5.01(b) and (c)) occurred during such quarter or, if applicable, an Officer’s Certificate pursuant to clause (iii) above, (B) an Officer’s Certificate stating that, as of the last day of the preceding quarter, and to the best of his or her knowledge, at all times during the preceding quarter, the Company was in compliance with the covenants referred to in Sections 5.01(b) and (c) and providing reasonable details of the calculations evidencing the Company’s compliance with such covenants ~~and~~, (C) reasonable details of each material change in GAAP from those applied in preparing the statements referred to in Section 4.01(e)(i) insofar as such changes are applicable to the statements referred to in clauses (i) and (ii) above and (D) an Officer’s Certificate stating the Net Cash Proceeds received during the applicable Reference Period by or on behalf of the Company or any Subsidiary in respect of any Disposition or Casualty Event subject to prepayment pursuant to Section 2.09(b)(iii) and the portion of such Net Cash Proceeds that has been invested, intended to be reinvested or otherwise applied in accordance with Section 2.09(b);

(v)          promptly after the sending or filing thereof, copies of all reports which the Company sends to any of its shareholders, and copies of all reports and registration statements which the Company or any Subsidiary files with the SEC or any national securities exchange (other than those pertaining to employee benefit plans); and

(vi)          such other information respecting the condition or operations, financial or otherwise, of the Company or any Subsidiary as any Lender through the Administrative Agent may from time to time reasonably request.

Reports and financial statements required to be delivered by the Company pursuant to paragraphs (i), (ii) and (v) of this Section 5.01(i) shall be deemed to have been delivered on the date on which such reports containing such financial statements are posted on the SEC’s website at www.sec.gov; provided that the Company shall deliver paper copies of the reports and financial statements referred to in paragraphs (i), (ii) and (v) of this Section 5.01(i) to the Administrative Agent or any Lender who requests it to deliver such paper copies until written notice to cease delivering paper copies is given by the Administrative Agent or such Lender.

(j)          Use of Proceeds.  Ensure that (i) the proceeds of the Initial Term Loans are used solely by the Company (x) to repay, redeem or otherwise satisfy and discharge ~~the~~ outstanding 9.75% Senior Notes due 2023 issued by Spinco and/or 10.00% Senior Notes due 2025 issued by Spinco and to pay related fees ~~and expenses~~, premiums and expenses, (y) to make payments to the Dow Chemical Company for the purchase of ethylene pursuant to contractual commitments existing on the Amendment No.  2 Effective Date, and/or (z) for working capital and other general corporate purposes (including permitted acquisitions and other permitted investments), (ii) the proceeds of the Revolving Advances and Bid Advances will be used solely for working capital and other general corporate purposes (including permitted acquisitions and other permitted investments) and (iii) the Letters of Credit will used solely to support obligations of the Company and its Subsidiaries incurred in the ordinary course of business.

(k)      Beneficial Ownership Regulation.   The Company shall (a) notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and (b) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.

(l)            Additional Subsidiaries; Additional Security.

(i)          Upon the formation or acquisition of any new direct or indirect Subsidiary (other than an Excluded Subsidiary) or any Subsidiary ceasing to be an Excluded Subsidiary during the Restricted Period, the Company shall, at the Company’s expense, within 60 days (or such longer period as permitted by the Administrative Agent in its sole discretion) after such formation or acquisition, if the Collateral Release Date has not occurred on or prior to such date, cause such Subsidiary to (A) duly execute and deliver to the Administrative Agent a joinder to this Agreement and the applicable Collateral Documents, as reasonably specified by and in form and substance reasonably satisfactory to the Administrative Agent Guaranteeing the Guaranteed Obligations on a secured basis as contemplated under the Loan Documents and (B) take all actions necessary or advisable in the opinion of the Administrative Agent to cause the Lien created by the Collateral Documents to be duly perfected to the extent required thereby, including the filing of financing statements in the jurisdictions of organization of the relevant Persons.

(ii)          If the Collateral Release Date has not occurred, at any time upon the request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may reasonably deem necessary or desirable in order to perfect, protect, and preserve the Liens of the Collateral Documents.

(iii)          Within 90 days (or such longer period as permitted by the Administrative Agent in its sole discretion) of the Amendment No.  2 Effective Date, the Company shall, and shall cause each Subsidiary (other than an Excluded Subsidiary) to, at the Company’s expense, duly execute and deliver to the Administrative Agent:

(A)          in the case of such Subsidiary, a joinder to this Agreement (in form and substance reasonably satisfactory to the Administrative Agent), joining such Subsidiary as a Guarantor hereunder;

(B)          the Security Agreement, together with:

(1)          financing statements, in form appropriate for filing under the Uniform Commercial Code of the jurisdictions of organization of each such Person, covering the Collateral described in the Security Agreement;

(2)          completed searches and other requests for information, dated on or before the date of such Security Agreement, listing all effective financing statements and other liens filed in the jurisdictions referred to in clause (1) above, the United States Patent and Trademark Office and United States Copyright Office and such other jurisdictions as the Administrative Agent may reasonably request, in each case, that name any Loan Party as debtor, together with copies of such other financing statements or liens; and

(3)          evidence that all other action that (i) the Administrative Agent may deem necessary or desirable has been taken to grant a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 5.02(a)) on all right, title and interest of the respective Loan Parties in the Collateral and (ii) is required under the Security Agreement or that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken (including receipt of duly executed payoff letters and UCC-3 termination statements, if applicable);

(B)          intellectual property security agreements (as requested by and in form and substance reasonably satisfactory to, the Administrative Agent), duly executed, acknowledged and delivered by the appropriate Loan Parties and in form suitable for filing or recording with the United States Copyright Office or the United States Patent and Trademark Office, as applicable, in order to create a valid first and subsisting Lien (subject to Liens permitted by Section 5.02(a)) on the intellectual property described therein in favor of the Administrative Agent for the benefit of the Secured Parties;

(C)          such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole;

(D)          an opinion of counsel for the Loan Parties addressed to the Administrative Agent and the Lenders and otherwise reasonably acceptable to the Administrative Agent and covering such matters relating to the Loan Documents as the Administrative Agent may reasonably request; and

(E)          all documentation and other information requested by the Administrative Agent or any Lender or required by regulatory authorities in order for the Administrative Agent and the Lenders to comply with requirements of any Anti-Money Laundering

Laws, including the PATRIOT Act and any applicable “know your customer” rules and regulations;

provided, that, notwithstanding anything to the contrary herein, none of the foregoing shall be required with respect to any property or assets consisting of Excluded Assets or any property or assets of any Subsidiary that is not a Loan Party.

(m)          Further Assurances.   Prior to the Collateral Release Date, promptly upon reasonable request by the Administrative Agent, or the Required Lenders through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or the Required Lenders through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s properties, assets, rights or interests (other than Excluded Assets) to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party.

Section 5.02  Negative Covenants.  From and after the Closing Date, so long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, the Company will not, without the written consent of the Majority Lenders:

(a)          Liens.   Create, assume or suffer to exist or permit any Subsidiary of the Company to create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, except:

(i)            Permitted Encumbrances;

(ii)        other Liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred to secure Indebtedness, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(iii)        Liens on property or assets of (x) a Domestic Subsidiary (other than Spinco (for so long as Spinco shall be a Loan Party) or any Additional Borrower) to secure obligations of such Subsidiary to the Company or another Domestic Subsidiary and (y) a Foreign Subsidiary to secure obligations of such Subsidiary to the Company or any other Subsidiary;

(iv)         any Lien on property of any Foreign Subsidiary to secure Indebtedness of such Subsidiary, provided that, immediately after giving effect thereto and to the concurrent repayment of any other Indebtedness, the aggregate principal amount of outstanding Indebtedness secured by Liens permitted by this clause (iv) or by clause (vi) or (ix) of this Section does not exceed 10% of Consolidated Net Tangible Assets;

(v)          Liens incurred in connection with any Tax-Exempt Financing which do not in the aggregate materially detract from the value of the property or assets affected thereby or materially impair the use of such property or assets in the operation of its business;

(vi)     Liens on property or assets granted in connection with applications for or reimbursement obligations with respect to letters of credit issued at the request of the Company or a Subsidiary by a banking institution to secure the performance of obligations of the Company or a Subsidiary relating to such letters of credit, to the extent such banking institution requested the granting to it of such Lien as a condition for its issuance of the letter of credit; provided that, immediately after giving effect thereto and to the concurrent repayment of any other Indebtedness, the aggregate principal amount of outstanding Indebtedness secured by Liens permitted by this clause (vi) or by clause (iv) or (ix) of this Section does not exceed 10% of Consolidated Net Tangible Assets;

(vii)       any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Closing Date prior to the time such Person becomes a Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(viii)  Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (A) with respect to Liens securing Indebtedness of any Domestic Subsidiary, such Liens secure Indebtedness permitted by clauses (iii) or (iv) of Section 5.02(b), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (D) such Liens shall not apply to any other property or assets of the Company or any Subsidiary;

(ix)        Liens on assets securing other obligations of the Company and its Subsidiaries not expressly permitted by clauses (i) through (viii) above; provided that, immediately after giving effect thereto and to the concurrent repayment of any other secured obligations, the aggregate principal amount of outstanding obligations secured by Liens permitted by this clause

(ix)         or by clause (iv) or (vi) of this Section does not exceed 10% of Consolidated Net Tangible Assets;

(x)       Liens on Margin Stock, if and to the extent the value of all Margin Stock of the Company and its Subsidiaries exceeds 25% of the value of the total assets subject to this Section 5.02(a) (it being understood that Margin Stock not in excess of 25% of the value of such assets will be subject to the restrictions of this Section 5.02(a)); ~~and~~

(xi)      Liens on Receivables Related Assets of a Receivables Subsidiary pursuant to Permitted Receivables Facility~~.~~;

(xii)       any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(xiii)      Liens arising in connection with any Disposition of assets; provided that such Liens do not at any time encumber any assets other than the assets to be Disposed of;

(xiv)      Liens that are created or provided for by (A) a transfer of an account receivable or chattel paper or (B) a commercial consignment that in each case does not secure payment or performance of an obligation; and

(xv)        Liens pursuant to the Loan Documents.

(b)    ~~Domestic Subsidiary~~ Indebtedness.  (x) Permit any Domestic Subsidiary (other than Spinco (for so long as Spinco shall be a Loan Party) or any Additional Borrower) to create, incur, assume or permit to exist any Indebtedness and (y) during the Restricted Period, create, incur, assume or permit to exist any Indebtedness of the Company or any other Loan Party, except:

(i)    Indebtedness of any Domestic Subsidiary to the Company or any other Domestic Subsidiary;

(ii)      Indebtedness of any Domestic Subsidiary outstanding on the Closing Date~~;~~ and,during the Restricted Period, guarantees by the Loan Parties of any Indebtedness of the Company and its Subsidiaries outstanding on the Amendment No.  2 Effective Date;

(iii)       Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Finance Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement;

(iv)       Indebtedness of any Person that becomes a Domestic Subsidiary after the Closing Date; provided that such Indebtedness exists at the time such Person becomes a Domestic Subsidiary and is not created in contemplation of or in connection with such Person becoming a Domestic Subsidiary;

(v)        Indebtedness of any Receivables Subsidiaries in respect of any Permitted Receivables Facilities in an aggregate principal amount not exceeding US$500,000,000 at any time outstanding; ~~and~~

(vi)        other Indebtedness in an aggregate principal amount not exceeding ~~US$85,000,000~~(A) prior to the Collateral Release Date, US$50,000,000 at any time outstanding~~.~~, and (B) after the Collateral Release Date US$85,000,000 at any time outstanding;

(vii)       Indebtedness incurred by any Loan Party during the Restricted Period so long as, on a pro forma basis as determined in good faith by the Company after giving effect to the incurrence of such Indebtedness and to the intended use of proceeds thereof, the Consolidated Net Leverage Ratio as of the last day of the most recently ended Reference Period shall not be greater than 5.75 to 1.00; provided that, other than with respect to up to US$250,000,000 of Indebtedness designated by the Company, no such Indebtedness shall have a shorter weighted average life to maturity than the remaining weighted average life to maturity of the Initial Term Loans or a maturity date earlier than the current Termination Date;

(viii)      the 2020 Senior Notes and guarantees thereof by the Loan Parties

(ix)         Permitted Refinancing Indebtedness that serves to Refinance any Indebtedness permitted under Section 5.02(b)(ii), (iii), (iv), (vi) ,(vii) or (viii) above; and

(x)          Indebtedness incurred under the Loan Documents

(c)          Mergers, Etc.  (i) Merge or consolidate with or into any other Person (other than a Subsidiary), including by division, or (ii) convey, transfer, lease or otherwise dispose of, or permit a Subsidiary to convey, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of related transactions) all or substantially all of the property or assets of the Company and its Subsidiaries taken as a whole (whether now owned or hereafter acquired), directly or indirectly, to any Person, including through a merger or consolidation of a Subsidiary with an unaffiliated party or by division, unless (A) in each case of (i) or (ii), after giving effect to such proposed transaction, no Default or Event of Default would exist and (B) in the case of clause (i), the surviving corporation is the Company, provided that to the extent that the value of all Margin Stock owned by the Company and its Subsidiaries taken as a whole exceeds 25% of the value of the total assets of the Company and its Subsidiaries subject to this Section 5.02(c), nothing in this Section 5.02(c) shall prohibit the sale of such Margin Stock (it being understood that Margin Stock not in excess of 25% of the value of such assets will be subject to the restrictions of this Section 5.02(c)).

(d)        Change in Nature of Business.  Engage, or permit any of its Subsidiaries to engage, to any material extent, in any business other than the businesses of the type conducted by the Company and its Subsidiaries on the Closing Date and businesses reasonably related thereto.

(e)         ERISA.   Create, assume or suffer to exist or permit any ERISA Affiliate to create, assume or suffer to exist (i) any Insufficiency of any Plan with respect to which an ERISA Event has occurred (or, in the case of a Plan with respect to which an ERISA Event described in clauses (iii) through (v) of the definition of “ERISA Event” shall have occurred and then exist, the liability of the Company and the ERISA Affiliates related thereto), or (ii) any Withdrawal Liability under any Multiemployer Plan, in each case, if the sum of (A) any such Insufficiency or Withdrawal Liability, as applicable, (B) the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or, in the case of a Plan with respect to which an ERISA Event described in clauses (iii) through (v) of the definition of “ERISA Event” shall have occurred and then exist, the liability of the Company and the ERISA Affiliates related thereto), (C) amounts then required to be paid to any and all other Multiemployer Plans by the Company or the ERISA Affiliates as Withdrawal Liability and (D) the aggregate principal amount of all Indebtedness of the Company and all the Subsidiaries secured by Liens permitted by clauses (iv), (vi), (vii), (viii) and (ix) of Section 5.02(a), shall exceed 10% of Consolidated Net Tangible Assets.

(f)     Use of Proceeds.  Request any Advance or Letter of Credit, and the Company shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Advance or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Designated Jurisdiction, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(g)        Restricted Payments.   Declare or make, directly or indirectly, any Restricted Payment during the Restricted Period, except:

(i)            any Subsidiary may declare and make Restricted Payments ratably to the holders of its Equity Interests;

(ii)           the Company and each Subsidiary may declare and make dividends or distributions payable solely in Equity Interests of such Person;

(iii)         the Company and each Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests;

(iv)        the Company may make distributions to the holders of its Equity Interests in an aggregate annual amount not to exceed $0.80 per share;

(v)       the purchase, redemption, retirement or other acquisition for value of Equity Interests of the Company held by employees or former employees of the Company or any Subsidiary (or their estates or beneficiaries under their estates) upon death, disability, retirement or termination of employment or alteration of employment status or pursuant to the terms of any agreement under which such Equity Interests were issued; provided, however, that the aggregate cash consideration paid for such purchase, redemption, retirement or other acquisition of such Equity Interests does not exceed $5,000,000 in any calendar year; provided further, however, that any unused amounts in any calendar year may be carried forward to one or more future periods subject to a maximum aggregate amount of repurchases made pursuant to this clause (v) not to exceed $10,000,000 in any calendar year; provided, however, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds received by the Company or any of its Subsidiaries from the sale of Equity Interests of the Company to employees of the Company and its Subsidiaries that occurs after the Amendment No.  2 Effective Date; plus (B) the cash proceeds of key man life insurance policies received by the Company and its Subsidiaries after the Amendment No.  2 Effective Date (it being understood that the Company may elect to apply all or any portion of the aggregate increase contemplated by the proviso of this clause (v) in any calendar year);

(vi)         the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities shall be permitted;

(vii)         cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Equity Interests of the Company or a Subsidiary shall be permitted;

(viii)       so long as no Event of Default exists or would be caused thereby, the Company and each Subsidiary may declare and make other Restricted Payments in an aggregate amount not to exceed $50,000,000; and

(ix)         the payment of any dividend or distribution on Equity Interests in the Company or a Subsidiary within 60 days after declaration thereof if at the declaration date such payment was permitted by the provisions of this Section 5.02(g);

(h)         Dispositions.   Make any Disposition, or permit any Subsidiary to make any Disposition, in each case, during the Restricted Period, except:

(i)            Dispositions of obsolete or worn out property, whether now owned or hereafter acquired;

(ii)        Dispositions of property or assets no longer used or useful in the ordinary course or the principal business of the Company and its Subsidiaries (as determined in good faith by the Company)

(iii)         Dispositions of inventory and equipment in the ordinary course of business;

(iv)      Dispositions of property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(v)          Dispositions of property to the Company or any Subsidiary;

(vi)         Dispositions of cash or Cash Equivalents;

(vii)        Dispositions permitted pursuant to Section 5.02(c);

(viii)      any disposition in connection with the making of any Restricted Payment that is permitted to be made, and is made, under Section 5.02(g);

(ix)       any Disposition with an aggregate fair market value not to exceed (x) for any individual transaction or series of related transactions, $25,000,000 and (y) for all such transactions in any fiscal year (other than any Disposition with an aggregate fair market value of less than $1,000,000), $50,000,000, in each case determined at the time such Disposition is made;

(x)        (A) the lease, assignment or sublease, license or sublicense of any real or personal property in the ordinary course of business or consistent with industry practice and (B) the exercise of termination rights with respect to any lease, sublease, license or sublicense or other agreement;

(xi)      Dispositions of (A) Receivables Related Assets to or by a Receivables Subsidiary in connection with a Permitted Receivables Facility and (B) receivables in connection with non-recourse factoring or similar arrangements in the ordinary course of business;

(xii)    Dispositions of account receivables in connection with the collection or compromise thereof in the ordinary course of business;

(xiii)     the sale and leaseback of any assets; provided that any associated Liens and Indebtedness are permitted by Sections 5.02(a) and (b), respectively;

(xiv)      any trade-in of equipment in exchange for other equipment; provided, that in the good faith judgment of the Company, the Company or such Subsidiary receives equipment having a fair market value equal to or greater than the equipment being traded in;

(xv)       the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(xvi)     licensing or sublicensing of intellectual property or other general intangibles in accordance with industry practice or in the ordinary course of business;

(xvii)     the contribution of property or assets in connection with the establishment of one or more joint ventures, or to one or more joint ventures after the establishment thereof; provided that the fair market value (as determined by the Company in good faith) of all such contributions made pursuant to this Section 5.02(h)(xvii) shall not exceed $250,000,000; and

(xviii)          Dispositions for fair market value (as determined by the Company in good faith); provided that at least 75.0% of the consideration for such Disposition received by the Company and its Subsidiaries is in the form of cash or Cash Equivalents and the Net Cash Proceeds of such Disposition shall be applied in accordance with Section 2.09(b)(iii); provided, further, that the following will be deemed to be cash for purposes of this Section 5.02(h)(xviii):

(A)          any liabilities, as shown on the most recent consolidated balance sheet of the Company or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets pursuant to a customary assignment and assumption agreement that releases the Company or such Subsidiary from further liability;

(B)          any securities, notes or other obligations received by the Company or any such Subsidiary from such transferee that are converted by the Company or such Subsidiary into cash within 180 days of their receipt to the extent of the cash received in that conversion; and

(C)          any Designated Non-Cash Consideration received by the Company or such Subsidiary in such Disposition having an aggregate fair market value as determined by the Company in good faith, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed $50,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01         Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing after the Closing Date:

(a)          Any Borrower shall fail to pay (i) any principal of any Advance made to such Borrower when the same becomes due and payable or (ii) any interest on any Advance made to such Borrower or any fees or other amounts payable under this Agreement within five days of the same becoming due and payable; or

(b)          Any representation or warranty made by any Borrower herein or by any Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c)          Any Borrower shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.01(b), (c) or (i)(iii) or Section 5.02, or (ii) any term, covenant or agreement contained in any Loan Document (other than as referred to in subsection (a) or clause (i) above) on its part to be performed or observed if, in the case of this clause (ii), such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Administrative Agent or any Lender; or

(d)          The Company or any Subsidiary shall fail to pay any installment of principal of or any premium or interest on any Indebtedness, which is outstanding in a principal amount of at least US$50,000,000 in the aggregate (but excluding Indebtedness outstanding hereunder) of the Company or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness, or any Indebtedness of the Company or any Subsidiary which is outstanding in an aggregate principal amount of at least US$50,000,000 shall, for any reason, be accelerated (it being understood that a mandatory prepayment on the sale of any asset shall be deemed not to be an acceleration of the Indebtedness secured by such asset); or

(e)          Any Borrower or any Significant Subsidiary or any two or more Subsidiaries which (when taken together) would have aggregate total assets constituting those of a Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Borrower or any such Subsidiary seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, and, in the case of any such proceeding instituted against a Borrower or such Subsidiary (but not instituted by it), either such proceeding shall not be dismissed or stayed for 60 days or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a trustee, custodian or other similar official for it or any substantial part of its property) shall occur; or a Borrower or any such Subsidiary shall take any corporate or other organizational action to authorize any of the actions set forth above in this subsection (e); or

(f)          Any judgment or order for the payment of money in excess of US$50,000,000 shall be rendered against the Company or any Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and, within 60 days of the commencement of such proceedings, such judgment shall not have been satisfied or (subject to clause (ii) below) shall have been stayed or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; ~~or~~

(g)          The Company or any of its ERISA Affiliates shall incur liability in excess of US$50,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event with respect to a Plan; (ii) the partial or complete withdrawal of the Company or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the insolvency or termination of a Multiemployer Plan; or

(h)          Article VII hereof shall for any reason cease to be valid and binding on or enforceable against any Guarantor, or any Borrower shall so state in writing; or

(i)          Prior to the occurrence of the Collateral Release Date, any security interest purported to be created by any Collateral Document shall for any reason (other than pursuant to the terms of the Loan Documents or as a result of the failure of the Administrative Agent to file UCC financing statements or continuation statements) cease to be in full force and effect or create a valid and perfected first priority Lien (subject only to the Permitted Encumbrances) on a material portion of the Collateral purported to be covered thereby or shall be asserted by Borrower or any other Loan Party in writing not to be a valid and perfected Lien with the priority required by the Loan Documents on a material portion of the Collateral;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent of the Majority Lenders, by notice to the Borrowers declare the obligation of each Lender to make Advances (other than Revolving Advances by an Issuing Bank or a Lender pursuant to Section 2.02(b)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent of the Majority Lenders, by notice to the Borrowers, declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that in the event of an Event of Default resulting from the actual or deemed entry of an order for relief with respect to a Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances (other than Revolving Advances by an Issuing Bank or a Lender pursuant to Section 2.02(b)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.

Section 6.02         Actions in Respect of the Letters of Credit upon Event of Default.  If any Event of Default shall have occurred and be continuing, the Administrative Agent may with the consent, or shall at the request, of the Lenders having more than 50% of the Revolving Commitments, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Company to, and forthwith upon such demand the Company will, (a) pay to the Administrative Agent on behalf of the Revolving Lenders in same day funds at the Administrative Agent’s office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Lenders having more than 50% of the Revolving Commitments; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to a Borrower under the Federal Bankruptcy Code, an amount equal to the aggregate Available Amount of all outstanding Letters of Credit shall be immediately due and payable to the Administrative Agent for the account of the Lenders without notice to or demand upon the Borrowers, which are expressly waived by each Borrower, to be held in the L/C Cash Collateral Account.  If at any time the Administrative Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Administrative Agent and the Revolving Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Company will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Bank or the Revolving Lenders, as applicable, to the extent permitted by applicable law.  The Administrative Agent, in its sole discretion and at the risk and expense of the Company, may invest the funds in the L/C Cash Collateral Account, and interest or profits therefrom (if any) shall accumulate in the L/C Cash Collateral Account.  At any time that the amount of funds in the L/C Cash Collateral Account exceeds the Available Amount of all Letters of Credit outstanding, the Administrative Agent shall promptly return such excess amount to the Company.  All amounts in the L/C Cash Collateral Account shall be returned to the Company upon the earlier of (x) the date that all Letters of Credit shall have expired or been fully drawn upon and all reimbursement obligations shall have been satisfied and (y) the date on which no Event of Default shall be continuing or on which every Event of Default shall have been waived.

Section 6.03         Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Advance or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the applicable Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, L/C Obligations and all other ~~obligations in respect of this Agreement and the Notes~~Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.03, 10.04 and 10.06) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Banks to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.03, 10.04 and 10.06.

Section 6.04.       Application of Funds.  After the exercise of remedies provided for in this Article VI (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in Section 6.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.13 and 2.19, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article II) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and letter of credit fees) payable to the Lenders and the Issuing Banks (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Banks arising under the Loan Documents and amounts payable under Article II, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid letter of credit fees and interest on the Advances, L/C Obligations and other Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Advances, L/C Obligations and Obligations then owing under Bank Products Agreements, Secured Hedge Agreements and Other Secured Agreements, ratably among the Lenders, the Issuing Banks, the Bank Products Providers, the Hedge Banks and the other applicable Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the applicable Issuing Banks, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Company pursuant to Section 2.09(b)(ii) or Section 2.18; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Loan Parties or as otherwise required by Law.

Subject to Sections 2.09(b)(ii) and 2.18, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Hedge Agreements, Bank Products Agreements and the Other Secured Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such information as to the nature of such claim and the identity of such Secured Party as the Administrative Agent may reasonably request, from the applicable Hedge Bank, Bank Products Provider or other applicable Secured Party, as the case may be.  Each Bank Products Provider, Hedge Bank or other Secured Party that is a party to this Agreement hereby acknowledges and accepts, and each Bank Products Provider, Hedge Bank or other Secured Party that is not a party to this Agreement, by its acceptance of the benefit of the Collateral, shall be deemed to have acknowledged and accepted, the appointment of the Administrative Agent pursuant to the terms of Article VIII hereof for itself and its Affiliates in such capacity as if a “Lender” party hereto and, without limiting the foregoing, shall be bound by the provisions of Sections 8.04, 8.06, 10.07, 10.10, 10.14 and 10.15 as if it were a Lender.  Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.

ARTICLE VII

GUARANTY

Section 7.01      Guaranty.  Each ~~Guarantor~~Loan Party hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all ~~obligations of the Other Borrowers now or hereafter existing under or in respect of this Agreement and the Notes~~Obligations owed or hereafter owing to the Administrative Agent and the Secured Parties by each other Loan Party (including any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”; provided that, with respect to any Guarantor, the Guaranteed Obligations shall not include its ~~obligations~~own Obligations under ~~this Agreement and the Notes~~the Loan Documents, any Bank Products Agreement, any Secured Hedge Agreement or any Other

Secured Agreement).  Each Guarantor agrees that its Guaranty constitutes a guarantee of payment and not merely of collection.  Without limiting the generality of the foregoing, the liability of each Guarantor shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any ~~Other Borrower~~Loan Party to the Administrative Agent or any ~~Lender~~Secured Party under or in respect of ~~this Agreement and~~ the ~~Notes~~Obligations but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any such ~~Other Borrower~~Loan Party.

Section 7.02      Guaranty Absolute.   Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of ~~this Agreement and the Notes,~~the Loan Documents, any Bank Products Agreement, any Secured Hedge Agreement or any Other Secured Agreement regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any ~~Lender~~Secured Party with respect thereto.  The obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of any ~~Other Borrower~~Loan Party under or in respect of ~~this Agreement and the Notes,~~the Loan Documents, any Bank Products Agreement, any Secured Hedge Agreement or any Other Secured Agreement and a separate action or actions may be brought and prosecuted against any Guarantor to enforce this Guaranty, irrespective of whether any action is brought against any ~~Other Borrower~~Loan Party or whether any ~~Other Borrower~~Loan Party is joined in any such action or actions.  The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)          any lack of validity or enforceability of ~~this Agreement, any Note~~any Loan Document, any Bank Products Agreement, any Secured Hedge Agreement, any Other Secured Agreement or any agreement or instrument relating ~~thereto~~to the foregoing;

(b)          any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any ~~Other Borrower~~Loan Party under or in respect of ~~this Agreement and the Notes,~~the Loan Documents, any Bank Products Agreement, any Secured Hedge Agreement or any Other Secured Agreement or any other amendment or waiver of or any consent to departure from ~~this Agreement or~~ any ~~Note~~of the foregoing, including any increase in the Guaranteed Obligations resulting from the extension of additional credit to any ~~Other Borrower~~Loan Party or any of its Subsidiaries or otherwise;

(c)          any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)          any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of any ~~Other Borrower under this~~Loan Party under any Loan Document, any Bank Products Agreement, any Secured Hedge Agreement, any Other Secured Agreement ~~and the Notes~~ or any other assets of any ~~Other Borrower~~Loan Party or any of its Subsidiaries;

(e)          any change, restructuring or termination of the corporate structure or existence of any ~~Other Borrower~~Loan Party or any of its Subsidiaries;

(f)          any failure of the Administrative Agent or any ~~Lender~~Secured Party to disclose to any Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any ~~Other Borrower~~Loan Party now or hereafter known to the

Administrative Agent or such ~~Lender~~Secured Party (each Guarantor waiving any duty on the part of the Administrative Agent and the ~~Lenders~~Secured Parties to disclose such information);

(g)          the failure of any other Person to execute or deliver this Guaranty or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h)          any other circumstance (including any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any ~~Lender~~Secured Party that might otherwise constitute a defense available to, or a discharge of, any ~~Other Borrower~~Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any ~~Lender~~Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of any ~~Other Borrower~~Loan Party or otherwise, all as though such payment had not been made.

Section 7.03      Waivers  and  Acknowledgments.   (a)  Each  Guarantor  hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent or any ~~Lender~~Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any ~~Other Borrower~~Loan Party, any other guarantor or any other Person or any collateral.

(b)          Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)         Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any ~~Lender~~Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any ~~Other Borrower~~Loan Party, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of such Guarantor hereunder.

(d)          Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any ~~Lender~~Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any ~~Other Borrower~~Loan Party or any of its Subsidiaries now or hereafter known by the Administrative Agent or such ~~Lender~~Secured Party.

(e)          Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by ~~this Agreement and the Notes~~the Loan Documents, any Bank Products Agreement, any Secured Hedge Agreement or any Other Secured Document and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

Section 7.04        Subrogation.   Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any ~~Other Borrower~~Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under or in respect of this Guaranty, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any ~~Lender~~Secured Party against any ~~Other Borrower, any other Guarantor~~Loan Party or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any ~~Other Borrower, any other~~ Guarantor or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, (x) unless and until all of the Guaranteed Obligations under the Agreement and the other Loan Documents shall have been paid in full in cash and the Revolving Commitments shall have expired or been terminated or (y) unless no Event of Default shall have occurred and be continuing.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of the Guaranteed Obligations under the Agreement and the other Loan Documents and (b) the latest Termination Date, such amount shall be received and held in trust for the benefit of the Administrative Agent and the ~~Lenders~~Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the ~~Notes~~other Loan Documents, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising.  If (i) any Guarantor shall make payment to the Administrative Agent or any ~~Lender~~Secured Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations under this Agreement and the other Loan Documents shall have been paid in full in cash and (iii) the latest Termination Date shall have occurred, the Administrative Agent and the ~~Lenders~~Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

Section 7.05         Subordination.  Each Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to such Guarantor by the ~~Other Borrowers~~other Loan Parties (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.05:

(a)         Prohibited Payments, Etc.  Except during the continuance of an Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any ~~Other Borrower~~Loan Party), the Guarantors may receive regularly scheduled payments from the ~~Other Borrowers~~other Loan Parties on account of the Subordinated Obligations.  After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any ~~Other Borrower~~other Loan Party), however, unless the Majority Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b)        Prior Payment of Guaranteed Obligations.  In any proceeding under any Debtor Relief Law relating to any ~~Other Borrower~~Loan Party, each Guarantor agrees that the Administrative Agent and the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Debtor Relief Law, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c)          Turn-Over.  After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any ~~Other Borrower~~Loan Party), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Administrative Agent and the ~~Lenders~~Secured Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d)    Administrative Agent Authorization.   After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any ~~Other Borrower~~Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of any applicable Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post-Petition Interest), and (ii) to require any applicable Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post-Petition Interest).

Section 7.06        Continuing Guaranty; Assignments.   This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the payment in full in cash of the Guaranteed Obligations under this Agreement and the other Loan Documents and (ii) the latest Termination Date, (b) be binding upon the Guarantors, their respective successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent and the ~~Lenders~~Secured Parties and their successors, transferees and assigns.  Without limiting the generality of clause (c) of the immediately preceding sentence, the Administrative Agent or any ~~Lender~~Secured Parties may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Administrative Agent or such ~~Lender~~Secured Party herein or otherwise, in each case as and to the extent provided in Section 9.02.  No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Administrative Agent and the Lenders.

Section 7.07         ~~Release of Guarantees~~Keepwell.  Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of the security interest under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under this Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article VII voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations and undertakings of each Qualified ECP Guarantor under this Section 7.07 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full.  Each Qualified ECP Guarantor intends this Section 7.07 to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

Section 7.08        Collateral and Guaranty Matters.   ~~(a) Notwithstanding any other provision of this Agreement, the Guaranty made by any Subsidiary hereunder shall be automatically released on a Business Day specified by the Company (a “Guarantee Release Date”), provided, that:~~

(a)    Each of the Lenders and the other Secured Parties irrevocably authorize the Administrative Agent to take the following actions, and the Administrative Agent hereby agrees, without recourse or warranty, to take such actions upon the Company’s request:

(i)         to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Bank Products Agreements, Secured Hedge Agreements and Other Secured Agreements) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the applicable Issuing Bank shall have been made), (ii) that is Disposed of or to be Disposed of as part of or in connection with any Disposition (other than any lease for which a Loan Party is the lessor) permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01; and

(ii)       to release any Guarantor from its obligations under the Guaranty if such Person becomes an Excluded Subsidiary as a result of a transaction permitted hereunder.

(b)          Notwithstanding anything to the contrary in this Agreement, upon the Administrative Agent’s receipt of an Officer’s Certificate that requests the Administrative Agent to release the Liens created under the Collateral Documents securing the Obligations in accordance with this Section 7.08(b) and certifies that the Company has delivered financial statements and compliance certificates in the forms required to be delivered pursuant to Section 5.01(i) demonstrating compliance with a Consolidated Net Leverage Ratio as of the last day of the two most recently ended Reference Periods of no greater than 3.50 to 1.00 (the date of such request, the “Collateral Release Date”) (x) each of the Guarantors (other than the Company and, unless none of the 9.75% Senior Notes due 2023 issued by Spinco and 10.00% Senior Notes due 2025 issued by Spinco are outstanding at such time, Spinco) shall be released from its obligations under the Guaranty and (y) the Liens created under the Collateral Documents securing the Obligations shall automatically be released; provided that such release shall not apply to any Cash Collateral held pursuant to the express provisions of this Agreement.

(c)          At any time after the Collateral Release Date, notwithstanding any other provision of this Agreement, the Guaranty made by any Subsidiary hereunder shall be automatically released on a Business Day specified by the Company (a “Guarantee Release Date”), provided, that:

(i)          the Company shall have given written notice to the Administrative Agent at least five Business Days prior to such Guarantee Release Date, specifying the proposed Guarantee Release Date and the Subsidiary or Subsidiaries to be released;

(ii)     on the Guarantee Release Date, upon the effectiveness of the release of such Subsidiary hereunder, such Subsidiary (x) shall not Guarantee any Indebtedness of the Company in an aggregate outstanding principal amount in excess of US$50,000,000 and (y) shall not be directly liable in respect of any Indebtedness, other than Indebtedness that would then be permitted to be incurred by Section 5.02(b);

(iii)     no Default or Event of Default shall have occurred and be continuing as of such Guarantee Release Date; and

~~(iv)~~      on such Guarantee Release Date, the Administrative Agent shall have received an Officer’s Certificate, dated such Guarantee Release Date, confirming the satisfaction of the conditions set forth in clauses (ii) and (iii) above.

~~(b)~~ (d) The Lenders and the other Secured Parties hereby expressly authorize the Administrative Agent to, and the Administrative Agent hereby agrees, without recourse or warranty, to~~,~~ execute and deliver to the Loan Parties all such instruments and documents as the Loan Parties may reasonably request to effectuate, evidence or confirm any release provided for in this Section 7.07~~,~~7.08, all at the sole cost and expense of the Loan Parties.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property.

ARTICLE VIII

THE AGENT

Section 8.01         Appointment and Authority.  Each of the Lenders and the Issuing Banks hereby irrevocably appoints ~~Wells Fargo~~Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Except to the extent expressly provided in Section 8.07, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and neither the Borrowers nor any of their respective Subsidiaries shall have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.  The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders and the Issuing Banks hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.09 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article VIII and Article X (including Section 10.04 and Section 10.06), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto

Section 8.02        Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of an Advance, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the

Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Advance or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.03        Rights as a Lender.   The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.04         Exculpatory Provisions.

(a)      The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(i)         shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(ii)       shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)       shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their respective Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)        The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 6.01 and Section 10.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final non-appealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Company, a Lender or an Issuing Bank.

(c)          The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of a Default or an Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 8.05        Non-Reliance on the Administrative Agent, the Arrangers and Other Lenders.  Each Lender and each Issuing Bank ~~acknowledges~~expressly acknowledges that none of the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Arranger to any Lender or any Issuing Bank as to any matter, including whether the Administrative Agent or the Arrangers have disclosed material information in their (or their Related Parties’) possession.  Each Lender and each Issuing Bank represents to the Administrative Agent and the Arranger that it has, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender~~, any other Issuing Bank~~ or any of their Related Parties~~,~~ and based on such documents and information as it has deemed appropriate, made its own credit analysis ~~and~~of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder.  Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender~~, any other Issuing Bank~~ or any of their Related Parties~~,~~ and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under~~,~~ or based upon~~,~~ this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties.  Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or Issuing Bank for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing.  Each Lender and each Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

Section 8.06         Indemnification.  (a)  Each Lender severally agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Company, and without limiting the obligations of the Company under Section 10.06), from and against such Lender’s ratable share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Administrative Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.  Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Company.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.06 applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender or a third party.

(b)          Each Revolving Lender severally agrees to indemnify each Issuing Bank (to the extent not promptly reimbursed by the Company) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Issuing Bank in any way relating to or arising out of this Agreement or any action taken or omitted by such Issuing Bank hereunder or in connection herewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.  Without limitation of the foregoing, each Revolving Lender agrees to reimburse each Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including fees and expenses of counsel) payable by the Company under Section 10.04, to the extent that the Issuing Bank is not promptly reimbursed for such costs and expenses by the Company.

(c)          For purposes of this Section 8.06, the Lenders’ respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Term Loans (or prior to the funding thereof, Term Loan Commitments) and Revolving Advances outstanding at such time and owing to the respective Lenders, (ii) their respective Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time and (iii) their respective Unused Revolving Commitments at such time; provided that the aggregate principal amount of Revolving Advances made as a result of a drawing under a Letter of Credit owing to the Issuing Bank shall be considered to be owed to the Lenders ratably in accordance with their respective Revolving Commitments.  The failure of any Lender to reimburse the Administrative Agent or the Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Administrative Agent or the Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Administrative Agent or Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent or the Issuing Bank, as the case may be, for such other Lender’s ratable share of such amount.  Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.06 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

Section 8.07        Successor Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Company and may be removed at any time with or without cause by the Majority Lenders.  Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent, subject, so long as no Event of Default has occurred and is continuing, to the Company’s approval, whereupon such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the former Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Agent shall be discharged from its duties and obligations under this Agreement, other than the obligations provided in Section 10.12, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above.  After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

Section 8.08      No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the an Issuing Bank hereunder.

Section 8.09        Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Commitments as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 8.10        Other Agents.   Each Lender hereby acknowledges that no syndication agent, documentation agent or any other Lender designated as any other type of agent (other than administrative agent) on the signature pages hereto has any liability hereunder other than in its capacity as a Lender.

Section 8.11        Secured Hedge Agreements and Other Secured Agreements.  No Bank Products Provider, Hedge Bank or other Secured Party in respect of any Other Secured Agreement that obtains the benefits of Section 6.04, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Hedge Agreements and Other Secured Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank or other Secured Party in respect of any Other Secured Agreement, as the case may be

ARTICLE IX

SUCCESSORS, ASSIGNS AND PARTICIPATIONS

Section 9.01         Binding Effect.  This Agreement shall become effective when it shall have been executed by the parties hereto and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 9.02         Assignments.

(a)          Each Lender may, upon at least ~~15~~five (5) Business Days’ notice to the Company, the Administrative Agent and (in the case of an assignment of Revolving Commitments) the Issuing Banks, assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s), the Advances owing to it and the Note or Notes held by); provided that

(i)          prior written consent (such consent not to be unreasonably withheld or delayed) of the following shall be required:

(x) the Company; provided that no such consent is required if an Event of Default under Section 6.01(a) or (e) has occurred or is continuing or for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; provided further that the Company shall be deemed to have consented to any assignment unless it shall object thereto by written notice to the Administrative Agent within ~~15~~10 Business Days after having received notice thereof;

(y)         the Administrative Agent; provided that no such consent is required for an assignment of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(z)        each Issuing Bank, in the case of any assignment of all or a portion of a Revolving Commitment;

(ii)         parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with any Note or Notes subject to such assignment and a processing and recordation fee of US$3,500 payable by the parties to each such assignment;

(iii)          each such assignment shall be only to an Eligible Assignee; and

(iv)          except in the case of an assignment to a Lender or an Affiliate of a Lender, the amount of the Term Loan or Revolving Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than US$5,000,000, unless otherwise agreed by the Company and the Administrative Agent.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, (A) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender hereunder and (B) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights (other than its rights under Sections 2.07, 2.10, 2.14, 10.04 and 10.06 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations (other than those provided in Section 10.12) under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b)      By executing and delivering an Assignment and Assumption, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(e) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender; (vi) such assignee confirms that it is an Eligible Assignee; and (vii) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto.

(c)         Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Revolving Note or Notes subject to such assignment and the fee referred to in clause (a)(ii) above, the Administrative Agent shall (subject to any consents to such assignment required pursuant to the terms of this Agreement), if such Assignment and Assumption has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Company.

(d)         The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain, at its address set forth on Schedule 10.02, a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment(s) of, and principal amount (and stated interest) of the Advances owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent demonstrable error, provided, that the failure of the Administrative Agent to make an entry, or any finding that an entry is incorrect, in the Register shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by any Borrower or any Lender (but only to the extent of entries in the Register that are applicable to such Lender) at any reasonable time and from time to time upon reasonable prior notice.

(e)          Each Lender may assign to one or more banks or other entities any Bid Note or Bid Notes held by it.

(f)          Any Lender may pledge all or a portion of its Advances to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank, and this Section 9.02 shall not apply to any such pledge of collateral security.  No such assignment shall release the assigning Lender from its obligations under the Agreement.

(g)         Each Issuing Bank may, with the prior written consent of the Company, assign to any other Lender all of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided that no such consent is required if an Event of Default under Section 6.01(a) or (e) has occurred or is continuing or for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; provided further that (i) that the Company shall be deemed to have consented to any assignment unless it shall object thereto by written notice to the assignor Issuing Bank within 10 Business Days after having received notice thereof, (ii) the amount of the Letter of Credit Commitment of the assigning Issuing Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than US$10,000,000 or an integral multiple of US$1,000,000 in excess thereof, and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with a processing and recordation fee of US$3,500.

Section 9.03         Participations.

(a)        Each Lender may sell (other than to the Company, any Subsidiary of the Company or any natural Person ((or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural Person)) participations to one or more banks or other entities (each, a “Participant”) in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s), and the Advances owing to it and the Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including its Commitment(s) to the Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) each Borrower and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) such participation is not prohibited by applicable law.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Person acquiring such participation, agree to any amendment, modification or waiver described in clause (a), (b) or (c) of the proviso to Section 10.01 that directly affects such Person.  The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.10 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(g) (it being understood that the documentation required under Section 2.14(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.02; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.10 and 2.14 as if it were an assignee under Section 9.02 and (ii) shall not be entitled to receive any greater payment under Section 2.10 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any Change in Law or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date that occurs after the Participant acquired the applicable participation.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.05 as though it were a Lender, provided such Participant shall be subject to Section 2.13 as though it were a Lender.

(b)          Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Section 9.04        Pledge.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in this Section 9.04.

ARTICLE X

MISCELLANEOUS

Section 10.01       Amendments, Etc.  No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall: (a) increase or extend the Commitment(s) of any Lender or subject any Lender to any additional obligations without the written consent of such Lender, (b) reduce the principal of, or interest (other than any default interest) on, any Term Loan Note, Revolving Note, Term Loan, Revolving Advance, or any fee or other amount payable hereunder, or change Section 2.13 or Section 6.04 in a manner that would alter the pro rata sharing of payments or order of application required thereby, in each case without the written consent of each Lender affected thereby,

(c) postpone any date fixed for any payment of principal of, or interest on, the Term Loan Notes, Revolving Notes, Term Loans, Revolving Advances, or any fees or other amounts payable hereunder without the written consent of each Lender affected thereby, (d) change the definition of “Majority Lenders” or the number of Lenders or percentage in interests of Lenders which shall be required for the Lenders or any of them to take any action hereunder without the written consent of all the Lenders, (e) (i) release the Company from its obligations under Article VII without the written consent of all of the Lenders or (ii) except as set forth in Section 7.07~~,~~7.08, release ~~Spinco~~any Guarantor from its obligations under Article VII or release all or substantially all of the Collateral without the written consent of all of the Revolving Lenders (and, with respect to any Incremental Term Loans, the Lenders in respect of such Incremental Term Loans) or (f) amend this Section 10.01 without the written consent of all the Lenders and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Majority Facility Lenders in respect of the applicable Facility in addition to the Lenders required above to take such action, adversely affect the rights of the Lenders of such Facility in respect of payments in a manner different than such amendment, waiver or consent affects the rights of Lenders of any other Facility in respect of payments and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Note; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the affected Issuing Bank in addition to the Lenders required above to take such action, affect the rights or obligations of such Issuing Bank under this Agreement.  Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that a Defaulting Lender shall retain its voting rights in respect of matters set forth in clauses (a), (b) and (c) above.

Notwithstanding the foregoing, this Agreement may be amended in form reasonably satisfactory to the Administrative Agent with the written consent of:

(i)          the Company and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all or any portion of the outstanding Term Loans (“Replaced Term Loans”) with a replacement term loan hereunder (“Replacement Term Loans”); provided, that (w) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans plus the reasonable costs, expenses, accrued interest or premiums in connection with such refinancing, replacement or modification, (x) the terms of such Replacement Term Loans (excluding pricing, fees, rate floors and optional prepayment or redemption terms) are no more favorable to the lenders providing such Replacement Term Loans than those applicable to the Replaced Term Loans (other than any covenants or other provisions applicable only to periods after the latest Termination Date in effect immediately prior to the incurrence of such Replacement Term Loans), (y) the maturity date of such Replacement Term Loans shall not be earlier than the maturity date of the Replaced Term Loans and (z) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Replaced Term Loans at the time of such refinancing; and

(ii)          the Company and the Lenders providing the relevant Replacement Revolving Commitments (as defined below) to permit the refinancing, replacement or modification of all outstanding Revolving Commitments (“Replaced Revolving Commitments”) with a replacement revolving facility hereunder (“Replacement Revolving Commitments”), provided that (w) the aggregate amount of such Replacement Revolving Commitments shall not exceed the aggregate principal amount of the Replaced Revolving Commitments plus the reasonable costs, expenses, accrued interest or premiums in connection with such refinancing, replacement or modification, (x) the terms of such Replacement Revolving Commitments (excluding pricing, fees, rate floors and optional prepayment or redemption terms) are no more favorable to the lenders providing such Replacement Revolving Commitments than those applicable to the Replaced Revolving Commitments (other than any covenants or other provisions applicable only to periods after the latest Termination Date in effect immediately prior to the incurrence of such Replacement Revolving Commitments), (y) the termination date of such Replacement Revolving Commitments shall not be earlier than the termination date of the Replaced Revolving Commitments and (z) the Administrative Agent and each Issuing Bank shall have consented (such consent not to be unreasonably withheld) to the Lenders in respect of the Replacement Revolving Commitments.

Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended to include Replacement Term Loans or Replacement Revolving Commitments without the consent of any other Lenders, to the extent necessary to (1) reflect the terms of such Replacement Term Loans or Replacement Revolving Commitments, as applicable, incurred pursuant to the foregoing clauses (i) or (ii) and (2) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of the immediately preceding paragraph.

The Administrative Agent and the Borrower may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to implement any Benchmark Replacement or any Benchmark Replacement Conforming Changes or otherwise effectuate the terms of Section 2.08(c) in accordance with the terms of Section 2.08(c).

Furthermore, notwithstanding the foregoing, (i) the Administrative Agent, with the consent of the Company, may amend, modify or supplement any Loan Document without the consent of any Lender or the Majority Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document and (ii) the Administrative Agent, with the consent of the Company, may amend, modify or supplement Article II as contemplated by Section 10.17(c).

Section 10.02        Notices, Effectiveness, Electronic Communication.

(a)          All notices and other communications provided for hereunder shall be either (i) in writing (including telecopy communication) and mailed, telecopied or delivered or (ii) by electronic communication as and to the extent set forth in Section 10.02(b) and in the proviso to this Section 10.02(a), and shall be delivered if to a Borrower, at the Company’s address specified on Schedule 10.02; if to any other Lender, at its Domestic Lending Office specified in its Administrative Questionnaire or in the Assignment and Assumption pursuant to which it became a Lender; and if to the Administrative Agent, at its address specified on Schedule 10.02; or, as to any Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrowers and the Administrative Agent, provided that materials required to be delivered pursuant to Section 5.01(i)(i), (ii), (iv) and (v) may be delivered to the Administrative Agent as specified in Section 10.02(b) or as otherwise specified to the Borrowers by the Administrative Agent.  All such notices and communications shall, when mailed or telecopied, be effective only when received by the relevant party.  Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)        Electronic Communications.  Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice, e-mail or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)          Administrative Agent’s Office.  The Administrative Agent hereby designates its office located at the address set forth on Schedule 10.02, or any subsequent office which shall have been specified for such purpose by written notice to the Borrowers and Lenders, as the Administrative Agent’s office referred to herein, to which payments due are to be made and at which Advances will be disbursed.

(d)          Platform.  So long as Wells Fargo or any of its Affiliates is the Administrative Agent, materials required to be delivered pursuant to Section 5.01(i)(i), (ii), (iv) and (v) may be delivered to the Administrative Agent in an electronic medium in a format acceptable to the Administrative Agent and the Lenders by e-mail at the addresses set forth on Schedule 10.02.  Each Borrower agrees that the Administrative Agent may, but is not obligated to, make such materials, as well as any other written information, documents, instruments and other material relating to the Company, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks, SyndTrak or a substantially similar electronic system (the “Platform”).  The Company acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Related Parties warrants the accuracy, adequacy or completeness of the Borrower Materials, the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Borrower Materials, the Communications or the Platform.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any

Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of communications through the Internet (including the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Borrower, any Lender, the Issuing Banks or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).  “Borrower Materials” mean, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrowers pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

Section 10.03      No Waiver; Remedies.  No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 10.04       Costs and Expenses; Damage Waiver.

(a)      The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates in connection with (x) the structuring, arrangement and syndication of the Commitments (including the reasonable and documented fees, charges and disbursements of one outside counsel for the Administrative Agent, the Arrangers and their respective Affiliates and, if necessary, one local counsel in each appropriate jurisdiction) and (y) the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof, whether or not the transactions contemplated hereby or thereby shall be consummated (including the reasonable and documented fees, charges and disbursements of one outside counsel for the Administrative Agent, the Arrangers and their respective Affiliates), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Banks (including the reasonable fees, charges and disbursements of any outside counsel for the Administrative Agent, any Lender or the Issuing Banks), in connection with the enforcement of its rights in connection with this Agreement and the other Loan Documents.

(b)         If any payment of principal of any Eurodollar Rate Advance is made by any Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment pursuant to Section 2.09(b), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason (including as a result of the replacement of such Lender in accordance with Section 2.04(c) or Section 2.17(b)), such Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.  Each Lender demanding payment of such amount shall provide, at the time of making such demand, the applicable Borrower and the Administrative Agent with reasonable details, including the basis for the calculation thereof, of such increase, provided that, in the absence of manifest error, the amount so notified shall be conclusive and binding upon such Borrower.

(c)          Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

Section 10.05      Right of Set-off.  Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement and the other Loan Documents whether or not such Lender shall have made any demand under this Agreement or the Note held by such Lender and although such obligations may be unmatured.  Each Lender agrees promptly to notify the applicable Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender may have.

Section 10.06      Indemnification by Company.  The Company agrees to indemnify and hold harmless the Administrative Agent, the Arrangers, the Issuing Banks, the Lenders and the respective affiliates of the foregoing and each of their respective Related Parties (each, an “Indemnified Party”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs and reasonable and documented out-of-pocket expenses and disbursements (including reasonable fees and disbursements of one outside counsel for all Indemnified Parties, taken as a whole, and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnified Parties, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Party affected by such conflict informs the Company of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Party and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel in multiple jurisdictions) for such affected Indemnified Party)) of any kind or nature whatsoever (“Claims”) which may be imposed on, incurred by or asserted against such Indemnified Party in connection with or arising out of any investigation, litigation or proceeding (including any threatened investigation, litigation or proceeding or preparation of a defense in connection therewith) related to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances; provided that the foregoing indemnity shall not apply to the Claims of any Indemnified Party to the extent such Claims (i) are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Party, (ii) result from a claim brought by the Company or any of its Subsidiaries against such Indemnified Party for material breach of such Indemnified Party’s obligations under this Agreement if the Company or such Subsidiary has obtained a final and non-appealable judgment in its or its Subsidiary’s favor on such claim as determined by a court of competent jurisdiction or (iii) result from a proceeding that does not involve an act or omission by the Company or any of its Affiliates and that is brought by an Indemnified Party against any other Indemnified Party (other than claims against any arranger, bookrunner or agent in its capacity or in fulfilling its roles as an arranger, bookrunner or agent hereunder or any similar role with respect to this Agreement or any Commitments).  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.06 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  Each Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Administrative Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any agreement or instrument contemplated hereby, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or Letters of Credit.  Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

Section 10.07      Governing Law.  This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

Section 10.08     Execution in Counterparts; Integration; Effectiveness.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, the Issuing Banks and/or the Arrangers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  ~~Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement~~The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 10.09      Special Prepayment Right.  (a) In the event that a Change of Control Date shall occur, the Company will, within 10 days after such Change of Control Date, give the Administrative Agent written notice thereof and describe in reasonable detail the facts and circumstances giving rise thereto, and the applicable Borrower will prepay, if any Lender shall so request, all of the Advances from such Lender plus interest accrued to the date of prepayment and any other fees and amounts as may then be payable by such Borrower to such Lender under this Agreement.  Said request (the “Prepayment Notice”) shall be made by a Lender in writing not later than 45 days after the Change of Control Date and shall specify (i) the date (the “Special Prepayment Date”) upon which each Borrower shall prepay the Advances made to it, which date shall be not less than 15 days nor more than 45 days from the date of the Prepayment Notice and (ii) the amount of the Advances to be prepaid.  In the event of such request, the Commitment(s) of such Lender to make Advances shall forthwith terminate.

(b)        On the Special Prepayment Date, each Borrower shall prepay all of the Advances of such Lender made to such Borrower plus interest accrued thereon to the Special Prepayment Date and such other fees and amounts as may then be payable by Borrower under this Agreement.  Payment shall be made as provided in this Agreement.

(c)          For the purposes of this Section 10.09:

(i)          the term “Change of Control Date” shall mean (A) the first day on which any person, or group of related persons, has beneficial ownership of more than 33 1/3% of the outstanding voting stock of the Company or (B) the date immediately following the first date on which the members of the Board of Directors of the Company (the “Board”) at the commencement of any period of 730 consecutive days (together with any other Directors whose appointment or election by the Board or whose nomination for election by the stockholders of the Company was approved by a vote of at least a majority of the Directors then in office who either were Directors at the beginning of such period or whose appointment or election or nomination for election was previously so approved) shall cease to constitute a majority of the Board at the end of such period; provided, however, that a Change of Control Date shall not be deemed to have occurred under clause (A) hereof if (x) the Company shall have merged or disposed of a portion of its assets in compliance with the requirements of Section 5.02(c) within 10 days after the acquisition of such beneficial ownership shall have occurred and (y) no person or group of related persons shall have beneficial ownership of more than 33 1/3% of the outstanding voting stock of the Company after such merger or disposition, and

(ii)          the term “voting stock” shall mean stock of any class or classes (however designated) having ordinary voting power for the election of a majority of the directors of the Company other than stock having such power only by reason of a contingency.

Section 10.10       Jurisdiction, Etc.

(a)          Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court.  Each Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to such Borrower at the address of the Company specified pursuant to Section 10.02.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent or the Lenders may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b)          Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents in any New York State or federal court sitting in New York City.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 10.11        No Liability of the Issuing Banks.  The Company assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.  Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by an Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Company shall have a claim against an Issuing Bank, and such Issuing Bank shall be liable to the Company, to the extent of any direct, but not consequential, damages suffered by the Company that were caused by (i) such Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit.  In furtherance and not in limitation of the foregoing, each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

Section 10.12      Confidentiality.   Each of the Administrative Agent and the Lenders expressly agrees, for the benefit of the Company and its Subsidiaries, to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (a) to its Affiliates and their Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to any rating agency, or regulatory or similar authority having, or purporting to have, jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners, or in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems disclosure necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its Subsidiaries or Affiliates), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an express agreement for the benefit of the Company and its Subsidiaries containing provisions substantially the same as those of this Section, (i) to any Eligible Assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) to any actual or prospective party (or its Affiliates) to any swap, derivative or other transaction under which payments are to be made by reference to any of the Company and its obligations, this Agreement or payments hereunder, (g) with the consent of the Company, (h) on a confidential basis to (i) any rating agency in connection with rating the Borrowers or their Subsidiaries or this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers, (i) to Thomson Reuters and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (j) to data service providers, including league table providers, that serve the lending industry, such information to consist of information customarily provided to such data service providers or (k) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Company or any of its Subsidiaries.  For the purposes of this Section, “Confidential Information” means all information, including material nonpublic information with the meaning of Regulation FD promulgated by the SEC (“Regulation FD”), received from the Company or its Subsidiaries relating to such entities or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such entities; provided, that such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person customarily accords to its own confidential information; provided, however, that with respect to disclosures pursuant to clauses (b) and (c) of this Section, unless prohibited by law or applicable court order, each Lender and the Administrative Agent shall attempt to notify the Company of any request by any governmental agency or representative thereof or other Person for disclosure of Confidential Information after receipt of such request, and if reasonable, practicable and permissible, before disclosure of such Confidential Information.  It is understood and agreed that the Company, its Subsidiaries and their respective Affiliates may rely upon this Section for any purpose, including to comply with Regulation FD.

~~The Administrative Agent agrees to keep confidential the Submitted Reference Bank Rates to be used in the calculation of the Reference Bank Rate;~~ provided ~~that the Submitted Reference Bank Rates may be shared with the Borrowers and any of their respective employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates that have a commercially reasonable business need to know such rates (~~provided ~~that, prior to receipt of such rates, any recipient thereof (other than the Borrowers) shall (i) certify to the Administrative Agent that it is not an individual who is formally designated as being involved in the ICE LIBOR submission process and (ii) shall agree to comply with the provisions of this paragraph as if it were the Administrative Agent).  Each of the Borrowers hereby represents and warrants, as of the Closing Date and each date on which it receives Submitted Reference Bank Rates, that it is not an individual who is formally designated as being involved in the ICE LIBOR submission process, and agrees to comply with the provisions of this paragraph as if it were the Administrative Agent.  For the avoidance of doubt, the Reference Bank Rate shall be disclosed to Lenders in accordance with Section 2.08(b).~~

Section 10.13      Patriot Act, Etc.  Each Lender hereby notifies each Borrower that, pursuant to the requirements of the USA Patriot Act (Title III of Pub.  L.  107-56 (signed into law October 26, 2001)) (the “Act”) and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), it is required to obtain, verify and record information that identifies each borrower, guarantor or grantor (the “Loan Parties”), which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.  The Company shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in relation to any Loan Party, in order to comply with its ongoing obligations under applicable “know your customer” and Anti-Money Laundering Laws.

Section 10.14      Judgment.  (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(b)       The obligation of any Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the

Business Day following receipt by such Lender or the Administrative Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, such Lender or the Administrative Agent (as the case may be) agrees to remit to such Borrower such excess.

Section 10.15      Waiver of Jury Trial.  Each of the Borrowers, the Administrative Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any of the other Loan Documents or the actions of the Administrative Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

Section 10.16       Acknowledgments.   Each of the Borrowers hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Borrowers and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Borrowers on other matters, and the relationship between the Credit Parties, on the one hand, and the Borrowers, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Credit Parties, on the one hand, and the Borrowers, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Borrowers rely on, any fiduciary duty to the Borrowers or their affiliates on the part of the Credit Parties, (c) the Borrowers are capable of evaluating and understanding, and the Borrowers understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Borrowers have been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Borrowers’ interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Borrowers, (e) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent the Borrowers have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers, any of their affiliates or any other Person, (g) none of the Credit Parties has any obligation to the Borrowers or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Borrowers or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Borrowers and the Credit Parties.

Section 10.17     Additional Borrowers.  (a) The Company may, with the prior consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) designate any Wholly Owned Subsidiary as a Borrower under the Revolving Credit Facility and upon the satisfaction of the conditions specified in Section 10.17(d), such Subsidiary shall for purposes hereunder be a party hereto as an Additional Borrower as fully as if it had executed and delivered this Agreement.  The Administrative Agent shall notify the Revolving Lenders and Issuing Banks at least ten Business Days prior to granting such request and, if any Revolving Lender or Issuing Bank notifies the Administrative Agent within ten Business Days that it is not permitted by applicable law or any of its organizational policies to make

Advances to, or participate in Letters of Credit for the account of (or, in the case of Issuing Banks, issue Letters of Credit for the account of), the relevant Subsidiary, shall withhold such consent or give such consent only upon effecting the changes to the provisions of this Agreement as are contemplated by Section 2.17(b) or Section 10.17(c) that will assure that such Revolving Lender is not required to make Revolving Advances to, or participate in Letters of Credit for the account of (or, in the case of Issuing Banks, issue Letters of Credit for the account of), such Subsidiary.

(b)        A Subsidiary shall cease to be an Additional Borrower hereunder at such time as no Advances, fees or any other amounts due in connection therewith pursuant to the terms hereof shall be outstanding by such Subsidiary, no Letters of Credit issued for the account of such Subsidiary shall be outstanding and such Subsidiary and the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination.

(c)          In order to accommodate (i) the addition of a Subsidiary as an Additional Borrower or (ii) extensions of credit to an Additional Borrower, in each case, where one or more Revolving Lenders or Issuing Banks are able and willing to lend Revolving Advances to, and participate in Letters of Credit issued for the account of (or, in the case of Issuing Banks, issue Letters of Credit for the account of), such Subsidiary, but other Revolving Lenders or Issuing Banks are not so able and willing, the Administrative Agent shall be permitted, with the consent of the Company, to effect such changes to the provisions of Article II as it reasonably believes are appropriate in order for such provisions to operate in a customary and usual manner for “multiple-currency” syndicated lending agreements to a corporation and certain of its subsidiaries, all with the intention of providing procedures for the Revolving Lenders and Issuing Banks who are so able and willing to extend credit to such Subsidiaries and for the other Revolving Lenders and Issuing Banks not to be required to do so.  Prior to effecting any such changes, the Administrative Agent shall give all Revolving Lenders and Issuing Banks at least five Business Days’ notice thereof and an opportunity to comment thereon.

(d)       The addition of any Subsidiary as an Additional Borrower hereunder is subject to satisfaction of the following conditions precedent:

(i)          the Administrative Agent shall have received all documentation and other information with respect to such Person required by regulatory authorities and requested by the Lenders (through the Administrative Agent) under applicable “know your customer” and Anti-Money Laundering Laws;

(ii)          the Administrative Agent shall have received a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company;

(iii)       the Administrative Agent shall have received an opinion of counsel of such Subsidiary addressed to the Administrative Agent and the Lenders and otherwise reasonably acceptable to the Administrative Agent and covering such matters relating to the transactions contemplated hereby relating to such Subsidiary as the Administrative Agent may reasonably request;

(iv)       the Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of such Subsidiary, the authorization of the transactions contemplated hereby relating to such Subsidiary, all in form and substance reasonably satisfactory to the Administrative Agent, such Subsidiary shall be a Borrower and a party to this Agreement and any other legal matters relating to such Subsidiary, all in form and substance reasonably satisfactory to the Administrative Agent; and

(v) unless  otherwise  agreed  by  the  Administrative  Agent,  the  following representations and warranties shall be true and correct on and as of such date:

(w)        subject to applicable law, the obligations of such Additional Borrower under this Agreement, when executed and delivered by such Additional Borrower, will rank at least pari passu with all unsecured Indebtedness of such Additional Borrower;

(x)         in the case of any Additional Borrower that is a Foreign Subsidiary, such Additional Borrower is subject to civil and commercial law with respect to its obligations under this Agreement and any Note, and the execution, delivery and performance by such Additional Borrower of this Agreement constitute and will constitute private and commercial acts and not public or governmental acts.  Neither such Additional Borrower nor any of its property, whether or not held for its own account, has any immunity (sovereign or other similar immunity) from any suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or other similar immunity) under laws of the jurisdiction in which such Additional Borrower is organized and existing in respect of its obligations under this Agreement or any Note.  Such Additional Borrower has waived, and hereby does waive, every immunity (sovereign or otherwise) to which it or any of its properties would otherwise be entitled from any legal action, suit or proceeding, from jurisdiction of any court and from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) under the laws of the jurisdiction in which such Additional Borrower is organized and existing in respect of its obligations under this Agreement and any Note.  The waiver by such Additional Borrower described in the immediately preceding sentence is the legal, valid and binding obligation of such Additional Borrower, subject to customary qualifications and limitations;

(y)          in the case of any Additional Borrower that is a Foreign Subsidiary, this Agreement and each Note, if any, is in proper legal form under the law of the jurisdiction in which such Additional Borrower is organized and existing for the enforcement hereof or thereof against such Additional Borrower under the law of such jurisdiction, and to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and any such Note.  It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and any such Note that this Agreement, any Note or any other document be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Additional Borrower is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of this Agreement, any Note or any other document, except for any such filing, registration or recording, or execution or notarization, as has been made or is not required to be made until this Agreement, any Note or any other document is sought to be enforced and for any charge or tax as has been timely paid; and

(z)          in the case of any Additional Borrower that is a Foreign Subsidiary, the execution, delivery and performance by such Additional Borrower of this Agreement, any Note or the other Loan Documents is, under applicable foreign exchange control regulations of the jurisdiction in which such Additional Borrower is organized and existing, not subject to any notification or authorization except (1) such as have been made or obtained or (2) such as cannot be made or obtained until a later date (provided any notification or authorization described in immediately preceding clause (2) shall be made or obtained as soon as is reasonably practicable).

Section 10.18  Acknowledgment and Consent to Bail-In of ~~EEA~~Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any ~~EEA~~Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of ~~an EEA~~the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by ~~an EEA~~the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an ~~EEA~~Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~EEA~~Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of ~~any EEA~~the applicable Resolution Authority.

Section 10.19       Certain ERISA Matters.

(a)          Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)          such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit or the Commitments;

(ii)          the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of ~~sub-sections~~subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)          In addition, unless either (1) ~~sub-clause~~subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with ~~sub-clause~~subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, any Arranger and their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 10.20       Acknowledgement Regarding Any Supported QFC.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)          In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the

Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.  Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)          As used in this Section 10.20, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C.  1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R.  § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R.  § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R.  § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R.  §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C.  5390(c)(8)(D).

[~~Signature Pages Follow]~~Remainder of this page intentionally left blank]